PRODUCTION SHARING CONTRACT

BETWEEN

THE GOVERNMENT OF INDIA

AND

OIL INDIA LTD.

AND

GEOGLOBAL RESOURCES (BARBADOS) INC.

WITH RESPECT TO CONTRACT AREA

IDENTIFIED AS

BLOCK : RJ-ONN-2004/2

TABLE OF CONTENTS

ARTICLE	CONTENTS	PAGE NO.
	Preamble	1-2
1	Definitions	3-12
2	Participating Interests	13
3	License and Exploration Period	14-16
4	Relinquishment	17
5	Work Programme	18-21
6	Management Committee	22-26
7	Operatorship, Operating Agreement and Operating Committee	27
8	General Rights and Obligations of the Parties	28-30
9	Government Assistance	31
10	Discovery, Development and Production	32-36
11	Petroleum Exploration License and Mining Lease	37-38
12	Unit Development	39-40
13	Measurement of Petroleum	41
14	Protection of the Environment	42-46
15	Recovery of Cost Petroleum	47-49
16	Production Sharing of Petroleum	50-52
17	Taxes, Royalties, Rentals, Duties etc.	53-56
18	Domestic Supply, Sale, Disposal and Export of Crude Oil and Condensate	57-58
19	Valuation of Petroleum	59-61
20	Currency and Exchange Control Provisions	62
21	Natural Gas	63-68
22	Employment, Training and Transfer of Technology	69
23	Local Goods and Services	70
24	Insurance and Indemnification	71
25	Records, Reports, Accounts and Audit	72

ARTICLE	CONTENTS	PAGE NO.
26	Information, Data, Confidentiality, Inspection and Security	73-75
27	Title to Petroleum, Data and Assets	76
28	Assignment of Participating Interest	77-79
29	Guarantees	80-82
30	Term and Termination of the Contract	83-85
31	Force Majeure	86-87
32	Applicable Law and Language of the Contract	88
33	Sole Expert, Conciliation and Arbitration	89-90
34	Change of Status of Companies	91
35	Entire Agreement, Amendments and Waiver and miscellaneous	92
36	Certificates	93
37	Notices	94-95

APPENDICES	CONTENTS	PAGE NO.
Appendix A	Description of the Contract Area	96
Appendix B	Map of the Contract Area	97
Appendix C	Accounting Procedure to the Contract	98-128
Appendix D	Calculation of the Investment Multiple for Production Sharing purposes	129-130
Appendix E1	Form of Parent company Financial and Performance Guarantee	131-132
Appendix E2	Form of Company Financial and Performance Guarantee	133-134
Appendix-F	Procedure for acquisition of goods and services	135-138
Appendix-G	Proforma of Bank Guarantee to be provided pursuant to Article 29	139-141
Appendix-H	Cost estimates for Minimum Work Programe	142-

This Contract made this 2nd day of March, 2007, between:

The President of India, acting through the Joint Secretary, Ministry of Petroleum and Natural Gas (hereinafter referred to as “the Government”) of the FIRST PART;

AND

M/s Oil India Limited, a Company incorporated under the Companies Act, 1956 having its corporate office at 5, Sikandra Road, New Delhi - 10001 (hereinafter referred to as “OIL”) which expression shall include its successors and such assigns as are permitted under Article 28 hereof, of the SECOND PART;

AND

M/s GeoGlobal Resources (Barbados) Inc., a Company incorporated under the laws of Barbados, West Indies having its registered office at 310, 605 - 1 Street SW, Calgary, Alberta Canada T2P 3S9 (hereinafter referred to as “GGRB”) which expression shall include its successors and such assigns as are permitted under Article 28 hereof, of the THIRD PART;

WITNESSETH:

WHEREAS

(1) The Oilfields (Regulation and Development) Act, 1948 (53 of 1948) (hereinafter referred to as "the Act") and the Petroleum and Natural Gas Rules, 1959, made thereunder (hereinafter referred to as "the Rules") make provisions, inter alia, for the regulation of Petroleum Operations and grant of Licenses and Leases for exploration, development and production of Petroleum in India;

(2)   The Rules provide for the grant of Licenses and Leases in respect of land vested in a State Government by that State Government with the prior approval of the Central Government;

(3)   Rule 5 of the Rules provides for an agreement between the Central Government and the Licensee or Lessee containing additional terms and conditions with respect to the License or Lease;

(4)   The Government desires that the Petroleum resources which may exist in India be discovered and exploited with the utmost expedition in the overall interest of India and in accordance with modern oilfield and petroleum industry practices;

(5)  OIL-GGRB have committed that it has/they have, or will acquire and make available, the necessary financial and technical resources and the technical and industrial competence and experience necessary for proper discharge and/or performance of all obligations required to be performed under this Contract in accordance with modern oilfield and petroleum industry practices and will provide guarantees as required in Article 29 for the due performance of its obligations hereunder; and

(6)   As a result of discussions between representatives of the Government and OIL-GGRB on the proposal of OIL-GGRB, the Government has agreed to enter into this Contract with OIL-GGRB with respect to the Contract Area identified as - block RJ-ONN-2004/2 and detailed in Appendix A and Appendix B, on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants and conditions herein contained, IT IS HEREBY AGREED between the Parties as follows:

ARTICLE 1

DEFINITIONS

In this Contract, unless the context requires otherwise, the following terms shall have the meaning ascribed to them hereunder:

1.1 "Accounting Procedure" means the principles and procedures of accounting set out in Appendix C.

1.2 “Act” means Oilfields (Regulation and Development) Act, 1948 as amended from time to time.

1.3 "Affiliate" means a company or a body;

a) which directly or indirectly controls or is controlled by a Company which is a Party to this Contract; or
b) which directly or indirectly controls or is controlled by a company which directly or indirectly controls or is controlled by a Company which is a Party to this Contract.

For the purpose of this definition it is understood that “control” means:

i) ownership by one company of more than fifty percent(50%) of the voting securities of the other company; or
ii) the power to direct, administer and dictate policies of the other company even where the voting securities held by such company exercising such effective control in that other company is less than fifty percent(50%) and the term “controlled” shall have a corresponding meaning.

1.4 "Appendix" means an Appendix attached to this Contract and made a part thereof.

1.5  "Appraisal Programme" means a programme, carried out following a Discovery in the Contract Area for the purpose of appraising Discovery and delineating the Petroleum Reservoirs to which the Discovery relates in terms of thickness and lateral extent and determining the characteristics thereof and the quantity of recoverable Petroleum therein.

1.6  "Appraisal Well" means a Well drilled pursuant to an Appraisal Programme.

1.7  “Approved Work Programme” and “Approved Budget” means a Work Programme or a Budget that has been approved by the Management Committee pursuant to the provisions of this Contract.

1.8  "Arms Length Sales" means sales made freely in the open market, in freely convertible currencies, between willing and unrelated sellers and buyers and in which such buyers and sellers have no contractual or other relationship, directly or indirectly, or any common or joint interest as is reasonably likely to influence selling prices and shall, inter alia, exclude sales (whether direct or indirect, through brokers or otherwise) involving Affiliates, sales between Companies which are Parties to this Contract, sales between governments and government-owned entities, counter trades, restricted or distress sales, sales involving barter arrangements and generally any transactions motivated in whole or in part by considerations other than normal commercial practices.

1.9  "Article" means an article of this Contract and the term "Articles" means more than one Article.

1.10  “Associated Natural Gas” or “ANG” means Natural Gas produced in association with Crude Oil either as free gas or in solution, if such Crude Oil can by itself be commercially produced.

1.11  "Barrel" means a quantity or unit equal to 158.9074 litres (forty two (42) United States gallons) liquid measure, at a temperature of sixty (60) degrees Fahrenheit (15.56 degrees Celsius) and under one atmosphere pressure (14.70 psia).

1.12  "Basement" means any igneous or metamorphic rock, or rocks or any stratum of such nature, in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected in accordance with the knowledge generally accepted in the international petroleum industry.

1.13	“Budget” means a budget formulated in relation to a Work Programme.

1.14 “Business Day” means any of the Calendar Day excluding holidays.

1.15 “Calendar Day” means any of the seven (7) days of a week.

1.16 "Calendar Month" means any of the twelve (12) months of the Calendar Year.

1.17 "Calendar Quarter" or “Quarter” means a period of three (3) consecutive Calendar Months commencing on the first day of January, April, July and October of each Calendar Year.

1.18 "Calendar Year" means a period of twelve (12) consecutive Months according to the Gregorian calendar, commencing with the first (1st) day of January and ending with the thirty-first (31st) day of December.

1.19 "Commercial Discovery" means a Discovery of Petroleum reserves which has been declared as a Commercial Discovery in accordance with the provisions of Article 10 and/or Article 21.

1.20 "Commercial Production" means production of Crude Oil or Condensate or Natural Gas or any combination of these from the Contract Area (excluding production for testing purposes) and delivery of the same at the relevant Delivery Point under a programme of regular production and sale.

1.21  "Company" for the purpose of this Contract means a company which is a Party to this Contract and, where more than one Company is Party to the Contract, the term "Companies" shall mean all such Companies collectively, including their respective successors and permitted assigns under Article 28.

1.22  "Condensate" means those low vapour pressure hydrocarbons obtained from Natural Gas through condensation or extraction and refers solely to those hydrocarbons that are liquid at normal surface temperature and pressure conditions provided that in the event Condensate is produced from a Development Area and is segregated at the Delivery Point or transported, then the provisions of this Contract shall apply to such Condensate as if it were Crude Oil.

1.23  "Contract" means this agreement and the Appendices mentioned herein and attached hereto and made an integral part hereof and any amendments made thereto pursuant to the terms hereof.

1.24  "Contract Area" means, on the Effective Date, the area described in Appendix-A and delineated on the map attached as Appendix B or any portion of the said area remaining after relinquishment or surrender from time to time pursuant to the terms of this Contract (including any additional area as provided under Article 11.3).

1.25  "Contract Costs" means Exploration Costs, Development Costs and Production Costs as provided in Section 2 of the Accounting Procedure and allowed to be cost recoverable in terms of Section 3 of the Accounting Procedure.

1.26 "Contract Year" means a period of twelve (12) consecutive months counted from the Effective Date or from the anniversary of the Effective Date.

1.27 "Contractor" means the Company(ies).

1.28  "Cost Petroleum" means, the portion of the total value of Petroleum Produced and Saved from the Contract Area which the Contractor is entitled to take in a particular period, for the recovery of Contract Costs as provided in Article 15.

1.29  "Crude Oil" or “Oil” or “Crude” means all kinds of hydrocarbons and bitumen, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction, including distillate and Condensate when commingled with the heavier hydrocarbons and delivered as a blend at the Delivery Point but excluding Natural Gas.

1.30 “Deepwater Area” (for deepwater blocks/areas) means area falling beyond four hundred (400) metre isobath.

1.31  "Delivery Point" means, except as otherwise herein provided or as may be otherwise agreed between the Parties having regard to international practice, the point at which Petroleum reaches the outlet flange of the delivery facility, either offshore or onshore and different Delivery Point(s) may be established for purposes of sales. Delivery Point(s) shall be approved by the Management Committee.

1.32 "Development Area" means part of the Contract Area which encompasses one or more Commercial Discovery(ies) and any additional area that may be required for proper development of such Commercial Discovery(ies) and established as such in accordance with the provisions of the Contract.

1.33 "Development Costs" means those costs and expenditures incurred in carrying out Development Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.34 "Development Operations" means operations conducted in accordance with the Development Plan and shall include, but not be limited to the purchase, shipment or storage of equipment and materials used in developing Petroleum accumulations, the drilling, completion and testing of Development Wells, the drilling and completion of Wells for Gas or water injection, the laying of gathering lines, the installation of offshore platforms and installations, the installation of separators, tankages, pumps, artificial lift and other producing and injection facilities required to produce, process and transport Petroleum into main Oil storage or Gas processing facilities, either onshore or offshore, including the laying of pipelines within or outside the Contract Area, storage at Delivery Point(s), the installation of said storage or Gas processing facilities, the installation of export and loading facilities and other facilities required for the development and production of the said Petroleum accumulations and for the delivery of Crude Oil and/or Gas at the Delivery Point and also including incidental operations not specifically referred to herein but required for the most efficient and economic development and production of the said Petroleum accumulations in accordance with modern oilfield and petroleum industry practices.

1.35 "Development Plan" means a plan submitted by the Contractor for the development of a Commercial Discovery, which has been approved by the Management Committee or the Government pursuant to Article 10 or Article 21.

1.36 "Development Well" means a Well drilled, deepened or completed after the date of approval of the Development Plan pursuant to Development Operations or Production Operations for the purposes of producing Petroleum, increasing production, sustaining production or accelerating extraction of Petroleum including production Wells, injection Wells and dry Wells.

1.37 “Directorate General of Hydrocarbons” or “DGH” means an organisation, including its successors under the Ministry of Petroleum and Natural Gas.

1.38  "Discovery" means the finding, during Petroleum Operations, of a deposit of Petroleum not previously known to have existed, which can be recovered at the surface in a flow measurable by conventional petroleum industry testing methods.

1.39  "Discovery Area" means that part of the Contract Area about which, based upon Discovery and the results obtained from a Well or Wells drilled in such part, the Contractor is of the opinion that Petroleum exists and is likely to be produced in commercial quantities.

1.40  "Effective Date" means the later of the date on which this Contract is executed by the Parties or the date of issue of License or date from which License has been made effective by the Central Government or State Government(s) as the case may be.

1.41 "Environmental Damage" means soil erosion, removal of vegetation, destruction of wildlife, pollution of groundwater or surface water, land contamination, air pollution, noise pollution, bush fire, disruption to water supplies to natural drainage or natural flow of rivers or streams, damage to archaeological, palaeontological and cultural sites and shall include any damage or injury to, or destruction of, soil or water in their physical aspects together with vegetation associated therewith, aquatic or terrestrial mammals, fish, avi-fauna or any plant or animal life whether in the sea or in any other water or on, in or under land.

1.42 "Exploration Costs" means those costs and expenditures incurred in carrying out Exploration Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.43 "Exploration Operations" means operations conducted in the Contract Area pursuant to this Contract in searching for Petroleum and in the course of an

Appraisal Programme and shall include but not be limited to aerial, geological, geophysical, geochemical, palaeontological, palynological, topographical and seismic surveys, analysis, studies and their interpretation, investigations relating to the subsurface geology including structural test drilling, stratigraphic test drilling, drilling of Exploration Wells and Appraisal Wells and other related activities such as surveying, drill site preparation and all work necessarily connected therewith that is conducted in connection with Petroleum exploration.

1.44  "Exploration Period" means the period mentioned in Article 3 during which Exploration Operations may be carried out by the Contractor as provided in Article 3 hereof.

1.45 “Exploration Phase” or “Phase” means any of the periods specified in Article 3 in which the Contractor is required to complete the Minimum Work Programme specified therein.

1.46 "Exploration Well" means a Well drilled for the purpose of searching for undiscovered Petroleum accumulations on any geological entity (be it of structural, stratigraphic, facies or pressure nature) to at least a depth or stratigraphic level specified in the Work Programme.

1.47 “Field” means an Oil Field or a Gas Field or combination of both as the case may be.

1.48 "Financial Year" means the period from the first (1st) day of April to the thirty-first (31st) day of March of the following Calendar Year.

1.49 "Foreign Company" means a Company within the meaning of Section 591 of the Companies Act, 1956.

1.50 “Frontier Area” means any area identified, demarcated and so notified by the Government or its authorised agency(ies) for the purpose of exploration and exploitation of Oil and Gas, which is logistically and technically difficult and lacks infrastructural and/or marketing facilities, etc.

1.51  "Gas" means Natural Gas.

1.52 “Gas Field” means, within the Contract Area, a Natural Gas Reservoir or a group of Natural Gas Reservoirs within a common geological structure or feature.

1.53 “Government” or “Central Government” means Government of India unless otherwise stated.

1.54 “Investment" shall have the meaning ascribed to that expression in paragraph 3 of Appendix D.

1.55 "Investment Multiple" means, the ratio of accumulated Net Cash Income to accumulated Investment by the Contractor, as determined in accordance with Appendix D.

1.56 “Lease” means a petroleum mining lease referred to in the Rules and shall, unless otherwise stated therein, exclude right for exploration and exploitation of coal/ lignite bed methane (CBM).

1.57 “Lessee” means the Contractor to whom a Lease is issued under the Rules for the purpose of carrying out Petroleum Operations in a Development Area or Contract Area.

1.58 "LIBOR" means the London Inter-Bank Offer Rate for six-month maturates of United States Dollars as quoted by the International Swaps and Derivative Association or such other bank being a BBA LIBOR contributor panel bank as the Parties may agree.

1.59 “License” means a petroleum exploration license referred to in the Rules.

1.60 "Licensee" means the Contractor to whom a License is issued under the Rules for the purpose of carrying out Petroleum Operations in the Contract Area.

1.61 “Minimum Work Programme” means with respect to each Exploration Phase, the Work Programme specified in Article 5 with respect to such Phase.

1.62 "Management Committee" means the committee constituted pursuant to Article 6 hereof.

1.63 "Month" means Calendar Month.

1.64 "Natural Gas" means wet gas, dry gas, all other gaseous hydrocarbons, and all substances contained therein, including sulphur, carbondioxide and nitrogen but excluding extraction of helium, which are produced from Oil or Gas Wells, excluding those condensed or extracted liquid hydrocarbons that are liquid at normal temperature and pressure conditions, and including the residue gas remaining after the condensation or extraction of liquid hydrocarbons from gas.

1.65 "Net Cash Income” shall have the meaning assigned in paragraph 2 of Appendix- D.

1.66 "Non Associated Natural Gas" or "NANG" means Natural Gas which is produced either without association of Crude Oil or in association with such quantities of Crude Oil which by itself cannot be commercially produced.

1.67 “Oil Field” means, within the Contract Area, an Oil Reservoir or a group of Oil Reservoirs within a common geological structure or feature.

1.68 “Operator” means one of the Parties comprising the Contractor, appointed as the Operator pursuant to Article 7.

1.69 “Operating Agreement” means the joint operating agreement entered by the constituents of the Contractor in accordance with Article 7, with respect to conduct of Petroleum Operations.

1.70 “Operating Committee” means the Committee established by that name in the Operating Agreement pursuant to Article 7.

1.71 "Participating Interest" means, in respect of each Party constituting the Contractor, the undivided share expressed as a percentage of such Party’s participation in the rights and obligations under this Contract.

1.72 "Parties" means the parties signatory to this Contract including their successors and permitted assigns under this Contract and the term "Party" means any of the Parties.

1.73 "Petroleum" means Crude Oil and/or Condensate and/or Natural Gas existing in their natural condition but excluding helium occurring in association with Petroleum or shale.

1.74 "Petroleum Operations" means, as the context may require, Exploration Operations, Development Operations or Production Operations or any combination of two or more of such operations, including construction, operation and maintenance of all necessary facilities, plugging and abandonment of Wells, safety, environmental protection, transportation, storage, sale or disposition of Petroleum to the Delivery Point, Site Restoration and any or all other incidental operations or activities as may be necessary.

1.75 “Petroleum Produced and Saved” means gross Petroleum produced minus impurities such as water or solids produced along with Petroleum, Petroleum recycled to the reservoir, Petroleum used in Petroleum Operations or flared or otherwise unavoidably lost under the provisions of the Contract.

1.76 "Production Costs" means those costs and expenditures incurred in carrying out Production Operations as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.77 "Production Operations" means all operations conducted for the purpose of producing Petroleum from the Development Area after the commencement of production from the Development Area including the operation and maintenance of all necessary facilities therefor.

1.78 "Profit Petroleum” means, the total value of Petroleum Produced and Saved from the Contract Area in a particular period, as reduced by Cost Petroleum and calculated as provided in Article 16.

1.79 “Recompletion” means an operation whereby a completion in one zone is abandoned in order to attempt a completion in a different zone within an existing Well bore.

1.80 "Reservoir" means a naturally occurring discrete accumulation of Petroleum.

1.81 “Rules” means the Petroleum and Natural Gas Rules, 1959 and any amendments made thereto from time to time.

1.82 "Section" means a section of the Accounting Procedure.

1.83 "Self-sufficiency" means, in relation to any Year, that the volume of Crude Oil and Crude Oil equivalent of Petroleum products exported from India during that Year either equals or exceeds the volume of Crude Oil and Crude Oil equivalent of Petroleum products imported into India during the same Year, as determined by Government.

1.84 "Site Restoration" shall mean all activities required to return a site to its state as of the Effective Date pursuant to the Contractor’s environmental impact study and approved by the Government or to render a site compatible with its intended after-use (to the extent reasonable) after cessation of Petroleum Operations in relation thereto and shall include, where appropriate, proper abandonment of Wells or other facilities, removal of equipment, structures and debris, establishment of compatible contours and drainage, replacement of top soil, re-vegetation, slope stabilisation, in-filling of excavations or any other appropriate actions in the circumstances.

1.85 "Statement" or "Statements" refers to the statements required to be furnished in accordance with Appendix-C of this Contract.

1.86 “State Government” means any government of a state of the Union of India, which has control over the Contract Area for the purpose of grant of Licenses/ Leases. In case the Contract Area covers more than one state, the State Government shall include all such governments of those states.

1.87 "Subcontractor" means any company or person contracted by the Contractor or Operator to provide goods or services with respect to Petroleum Operations.

1.88 “US $” or “USD” or “US Dollar” or “United States Dollar” means the currency of the United States of America.

1.89 "Well" means a borehole, made by drilling in the course of Petroleum Operations, but does not include a seismic shot hole.

1.90 "Work Programme" means a work programme formulated for the purpose of carrying out Petroleum Operations.

1.91 "Year" means a Financial Year.

ARTICLE 2

PARTICIPATING INTERESTS

2.1	The initial Participating Interest of the Parties comprising the Contractor shall be as follows:

OIL  :  75%  (seventy five per cent)
GGRB  : 25%  (twenty five per cent)

2.2	Except as provided in this Article or elsewhere in this Contract, the rights and obligations of the Parties comprising the Contractor shall include but not be limited to:

(a) the right to take Cost Petroleum in accordance with the provisions of Article 15;

(b) the right to take its Participating Interest share of Profit Petroleum in accordance with the provisions of Article 16;

(c) the right to receive its Participating Interest share of any incidental income and receipts arising from Petroleum Operations; and

(d) the obligation to contribute its Participating Interest share of costs and expenses including Contract Costs.

ARTICLE 3

LICENSE AND EXPLORATION PERIOD

3.1
The Exploration Period shall begin on the Effective Date and shall consist of two Exploration Phases, first exploration Phase shall be for a period not exceeding four (4) consecutive Contract Years and second Exploration Phase shall be for a period not exceeding three (3) consecutive Contract Years, for a total period not exceeding seven (7) consecutive Contract Years unless extended pursuant to the terms of this Contract.

3.2	Except as otherwise provided in this Contract, the term of the first Exploration Phase shall not exceed 4 (four) consecutive Contract Years (hereinafter referred to as the first Exploration Phase).

3.3  Except as otherwise provided in this Contract, the term of the second Exploration Phase shall not exceed 3 (three) consecutive Contract Years from the end of the first Exploration Phase (hereinafter referred to as the second Exploration Phase).

3.4  At the expiry of any Exploration Phase of the Exploration Period, provided that the Contractor has completed the Minimum Work Programme for that Exploration Phase, the Contractor shall have the option, exercisable by giving a written notice to the Government at least thirty (30) days prior to the expiry of the relevant Phase, either:

(a)	to proceed to the next Exploration Phase on presentation of the requisite guarantees as provided for in Article 29; or
(b)
to relinquish the entire Contract Area except for any Discovery Area and any Development Area and to conduct Development Operations and Production Operations in relation to any Commercial Discovery in accordance with the terms of this Contract, and the Contractor shall have no further obligation in respect of the Minimum Work Programme under Article 5 for any subsequent Exploration Phases of the Exploration Period.

If neither of the options provided for in paragraphs (a) and (b) hereof is exercised by the Contractor, this Contract shall terminate at the end of the then current Exploration Phase and the License shall be automatically cancelled.

3.5 If at the end of an Exploration Phase the Minimum Work Programme for that phase is not completed, the time for completion of the said Minimum Work Programme shall be extended for a period necessary to enable completion thereof but not exceeding six (6) months, provided that the Contractor submits his request by giving a written notice to the Government at least thirty (30) days prior to the expiry of the relevant Phase and can show technical or other good reasons for non-completion of the Minimum Work Programme and the Management Committee gives its consent to the said extension and provided further that the period of such extension shall be subtracted from the next succeeding Exploration Phase, if any. In case the Minimum Work Programme of any particular Exploration Phase is completed before stipulated time as provided in the Article 3.2, the time so saved will be added to the next Exploration Phase, if so requested by the Contractor giving a notice in writing to the Government thirty (30) days prior to such early completion of the Phase and in that event the provision of the Article 3.4 (a) shall apply immediately after such early completion of the Phase.

3.6   If, at the end of an Exploration Phase, execution of any Work Programme is in progress and which is in addition to the Minimum Work Programme, such Exploration Phase shall be extended for a period not exceeding six (6) months to enable completion thereof provided that the Minimum Work Programme for such Phase has been completed and the Management Committee gives its consent to the said extension as provided in the Article 3.5. In the event of an extension as provided for herein, the notice referred to in Article 3.4 shall be given at least thirty (30) days prior to the expiry of the relevant extension.

3.7   Where sufficient time is not available prior to the expiry of the Exploration Period to complete an Appraisal Programme, at the request of the Contractor, the Government shall extend the Exploration Period for such period, not exceeding eighteen (18) months, as may be mutually agreed between the Parties for the Appraisal Programme to be carried out and for the Contractor and the Management Committee, to comply with the provisions of Article 10 and Article 21.

3.8   If no Commercial Discovery has been made in the Contract Area by the end of the Exploration Period, the Contract shall terminate.

3.9  If this Contract is terminated in accordance with its terms, the License shall be automatically cancelled.

3.10  If at the expiry of the Exploration Period a development plan for development of a Commercial Discovery and an application for Lease is under consideration by the Management Committee or Government, as the case may be, pursuant to Articles 10, 11 and 21 respectively, the License shall continue in force with respect to that part of the Contract Area to which the application for the Lease relates, pending a decision on the proposed development plan and the application for the Lease, but shall cease to be in force and effect with respect to the remainder of the Contract Area.

ARTICLE 4

RELINQUISHMENT

4.1
If at the end of the first Exploration Phase, the Contractor elects, pursuant to Article 3.4, to continue Exploration Operations in the Contract Area in the second Exploration Phase, the Contractor shall have the option to relinquish a part of the Contract Area in simple geometrical shape. In case, the Contractor exercises its option to relinquish a part of the Contract Area at the end of the first Exploration Phase, then such area to be relinquished shall not be less than twenty five percent (25%) of the original Contract Area and the Contractor shall be entitled to retain the balance area including any Development Area and Discovery Area in not more that three (3) areas of simple geometrical shapes. Notwithstanding the provision of this Article 4.1, the Contractor shall be permitted to retain the Development Areas and Discovery Areas in accordance with Article 3.4.

4.2	At the end of the third Exploration Phase, the Contractor shall retain only Development Areas and Discovery Areas.

4.4
If the Contractor exercises the option provided for in paragraph (b) of Article 3.4, the Contractor shall, after any Discovery Areas or Development Areas have been designated, relinquish all of the Contract Area not included within the said Discovery Areas or Development Areas.

4.5
As and when the Contract is terminated under the provisions of Article 3 or in accordance with any other provisions of this Contract, the entire Contract Area remaining with the Contractor shall be deemed to have been relinquished by the Contractor as on the date on which the Contract is terminated.

4.6
Relinquishment of all or part of the Contract Area or termination of the Contract shall not be construed as absolving the Contractor of any liability undertaken or incurred by the Contractor in respect of the Contract Area during the period between the Effective Date and the date of such relinquishment or termination.

4.7
Subject to Article 14.9, the liability of the Contractor shall be limited to any liability undertaken or incurred in respect of, relating to or connected with the Contract, and/or any claim arising out of or in relation to the act of negligence, misconduct, commission or omission in carrying out Petroleum Operations during the period between the Effective Date and the date of relinquishment of the Contract Area or termination or expiry of the Contract, as the case may be.

ARTICLE 5

WORK PROGRAMME

5.1	The Contractor shall commence Petroleum Operations not later than six (6) months from the Effective Date.

5.2
In addition to the Bid Work Programme Commitment in first Exploration Phase specified below in Article 5.2.1 and 5.3, the Contractor Shall be required to undertake and complete the 2D seismic - API, in grid size of 8 (eight) KM x 8 (eight) KM covering the entire Contract Area ( herein referred to as "Mandatory Work Programme") during first Exploration Phase. In case due to any reason intrinsic to the Contract Area reason(s), the Contractor is not able to cover any part of the contract Area by 2D seismic survey of grid size specified in this Article, the Contractor shall submit a proposal for substitution of the short fall in the Mandatory Work Programme to the Management Committee for approval. The Management Committee shall consider and take a reasoned unanimously decision on the proposal of the Contractor in a timely manner. The Management Committee may ask the contractor by giving a reasonable time, any relevant information / details / date to enable it to toke a decision on the proposal. The Management Committee shall ensure that the substituted work programme shall be at least equal to the shortfall in the mandatory Work Programme when evaluated in terms of efforts and expenditure. In case Management Committee is not able to decide unanimously, the matter may be referred for approval of the Government. In case no proposal is received from the Contractor for the substitution and fails to complete Mandatory Work Programme the provision of Article 5.6 shall apply.

5.2.1	During the currency of the first Exploration Phase, as per Article 3.2, the Contractor shall complete the following Work Programme:
(a) (i)  A seismic programme consisting of the acquisition, processing and interpretation of 250 (two hundred fifty) line kilometers of 2D and 700 (seven humdred) sq kms of 3D seismic data in relation to the exploration objectives;
(ii)	Reprocessing of 463 (four hundred sixty three) line kilometer of 2D seismic;
(iii)	Gravity magnetic survey (API) of 2500 (two thousand five hundred) stations;
(iv)	Any other Surveys (API) : Geochemical survey of 500 (five hundred) samples

(b) Twelve (12) Exploration Wells each shall be drilled to at least one of the following depths :

(i)	One (1) Well - 2000 (two thousand) meters
One (1) Well - 2200 (two thousand two hundred) meters
One (1) Well - 2200 (two thousand two hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters
One (1) Well - 2500 (two thousand five hundred) meters,
(ii)	to Basement; and
(iii)
that point below which further drilling becomes impracticable due to geological conditions encountered and drilling would be abandoned by a reasonable prudent operator in the same or similar circumstances. Abandonment of drilling under this provision by the Contractor would require unanimous approval of the Management Committee.

5.3 During the currency of the second Exploration Phase, as per Article 3.3, the Contractor shall complete the following Work Programme:

(a)	One (1) Exploration Well shall be drilled to at least one of the following depths:

(i)	One (1) Well - 2500 (two thousand five hundred) meters
(ii) to Basement; and
(iii)  that point below which further drilling becomes impracticable due to geological conditions encountered and drilling would be abandoned by a reasonable prudent operator in the same or similar circumstances. Abandonment of drilling under this provision by the Contractor, would require unanimous approval of the Management Committee.

5.4  The actual depth objective for each of the Wells shall be determined by the Contractor in the light of the advice of the Management Committee before the commencement of the drilling. Each Well which reaches the geological objective for which the depth objective was determined shall be deemed to have been drilled to the depth objective or to actual total depth, whichever is greater. The Contractor shall ensure that all relevant subsurface, geological, geochemical and geophysical information necessary for the attainment of the exploration objectives in accordance with modern oilfield and petroleum industry practices is obtained during exploratory drilling.

5.5
If the depth/geological objective of the Well is not achieved for any reason, a substitute Well shall be drilled of the same specifications as stipulated in and subject to Articles 5.2 & 5.3, as the case may be.

5.6
Subject to Article 31, the Contractor undertakes to complete the Mandatory Work Programme and Minimum Work Programme in accordance with Articles 5.2, 5.2.1, 5.3 and 5.5, as the case may be. In the event the Contractor fails to fulfill the said Mandatory Work Programme or Minimum Work Programme or both by the end of the relevant Exploration Phase or early termination of the Contract by the Government for any reason whatsoever, each Company constituting the Contractor shall pay to the Government, within sixty (60) days following the end of the relevant Exploration Phase or early termination of the Contract, as may be the case, its Participating Interest share for an amount which, when evaluated in terms of the Mandatory Work Programme or Minimum Work Programme specified for the relevant Phase, is equal to the amount which would be required to complete the said Mandatory Work Programme of Minimum Work Programme or both. For determination of this amount, available relevant information including the Budget and modern oilfield and petroleum industry practices may be taken into account.

5.7
If the Minimum Work Programme for the second Exploration Phase has been completed earlier than eighteen months from the end of the Phase, the Contractor shall meet with the Government to discuss the possibility of early relinquishment, unless the Contractor undertakes further work with the approval of the Management Committee.

5.8
In the event that the Contractor has carried out work in excess of the Minimum Work Programme in any Exploration Phase, the excess exploration work done shall be set off against the Minimum Work Programme for the following Exploration Phase.

5.9
As soon as possible after the Effective Date and thereafter within ninety (90) days before commencement of each following Year, the Contractor shall submit to the Management Committee the Work Programmes and the Budgets relating to Petroleum Operations to be carried out during the relevant Year. Work Programme and Budgets for the Exploration Period shall include work sufficient to meet the relevant Minimum Work Programme with respect to each Exploration Phase specified in this Article 5.

5.10
The Contractor may propose modifications or revisions to the details of a reviewed or an approved Work Programme and Budget, as the case may be, in the light of the then existing circumstances and shall submit to the Management Committee modifications or revisions to the Work Programme and Budget referred to in Article 5.9.

5.11  Work Programmes and Budgets and any modifications or revisions thereto relating to Exploration Operations shall be submitted to the Management Committee for review and advice as provided in Article 6.5. Work Programmes and Budgets related to Development Operations and Production Operations and any modifications or revisions thereto shall be submitted to the Management Committee for approval as provided in Article 10 and Article 21.

ARTICLE 6

MANAGEMENT COMMITTEE

6.1  There shall be constituted a committee to be called the Management Committee with functions as stated herein below.

6.2 Government shall nominate two (2) members representing Government in the Management Committee, whereas each Company constituting the Contractor shall nominate one (1) member each to represent Company in the Management Committee provided that in case the Contractor constitutes only one Company, that Company shall have two (2) members. The Parties shall nominate the members to the Management Committee within thirty (30) days of the Effective Date.

6.3  Each Party may nominate alternate members with full authority to act in the absence and on behalf of the members nominated under Article 6.2 and may, at any time, nominate another member or alternate member to replace any member nominated earlier by notice to other members of the Management Committee.

6.4  One representative of the Government shall be designated as the Chairman of the Management Committee and the second representative of the Government shall be designated as the Deputy Chairman. The member of the Operator, or the member designated by the Operator where Operator has two (2) members in the Management Committee shall be designated as the Secretary of the Committee.

6.5  Operator on behalf of the Contractor with the approval of Operating Committee, if constituted under the Article 7.4, or in case of a single Party constituting the Contractor, then that Party shall submit following matters to the Management Committee for review and it shall have advisory functions:

(a)	the annual Work Programmes and Budgets in respect of Exploration Operations and any revisions or modifications thereto;
(b)	annual work progress and costs incurred thereon;
(c)	proposals for surrender or relinquishment of any part of the Contract Area by the Contractor;
(d)	proposals for an Appraisal Programme or revisions or additions thereto and the declaration of a Discovery as a Commercial Discovery;
(e)	any other matter required by the terms of this Contract to be submitted to it for review or advice; and
(f)	any other matter which the Contractor decides to submit for review or advice including matters concerning inter-Party relationships.

6.6  The following matters shall be submitted by Operator on behalf of the Contractor with the approval of Operating Committee, if constituted under the Article 7.4, or in case of single Party constituting the Contractor, then by that Party to the Management Committee for approval:

(a)	Annual Work Programmes and Budgets in respect of Development Operations and Production Operations and any modifications or revisions thereto;
(b) proposals for the approval of development plans as may be required under this Contract, or modifications or revisions to a Development Plan;
(c) determination of a Development Area;
(d) appointment of auditors along with scope of audit, approval and adoption of audited report submitted under Article 25.4.3;
(e) collaboration with licensees or contractors of other areas;
(f) claims or settlement of claims for or on behalf of or against the Contractor in excess of limits fixed by the Management Committee from time to time;
(g)proposal about abandonment plan/Site Restoration as required to be submitted under Article 14.10;
(h) any other matter required by the terms of this Contract to be submitted for the approval of the Management Committee;
(i) any other matter which the Contractor decides to submit to it; and
(j) any matter, which Government refers to the Management Committee for its consideration and reasoned opinion.

6.7 Unless agreed otherwise by all the members of the Management Committee, the Management Committee shall meet at least once every six (6) months during the Exploration Period and thereafter at least once every three (3) months or more frequently at the request of any member. The Secretary, with the approval of the Chairman, shall convene each meeting by notifying the members twenty eight (28) days prior to such a meeting (or a shorter period of notice if the members unanimously so agree) of the time and place of such meeting and the purpose thereof and shall include in such notice a provisional agenda for such meeting. The Chairman shall be responsible for processing the final agenda for such meeting and the agenda shall include all items of business requested by the members to be included, provided such requests are received by the Secretary at least ten (10) days prior to the date fixed for the meeting. The Secretary shall forward the agenda to the members at least seven (7) Business Days prior to the date fixed for the meeting. Matters not included in the agenda may be taken up at the meeting by any member with the unanimous consent of all the members whether present or not present at the meeting.

6.8  The Chairman or the Deputy Chairman, as may be the case, shall preside over the meetings of the Management Committee and, in their absence, any other member representing Government and present shall preside over the meetings.

6.9
Secretary to the Management Committee shall be responsible, inter alia, for preparation of the minutes of every meeting in the English language and provision to every member of the Management Committee with two (2) copies of the minutes approved by the Chairman within three (3) Business Days of the meeting. Unless agreed otherwise by all the members of the Management Committee, the minutes of a meeting shall be finalised by the Management Committee within three (3) Business Days thereafter. Members shall notify the Chairman and the other members of their approval of the minutes by putting their signatures on one copy of the minutes and returning the same to the Chairman. Members may suggest any modification to the minutes while returning the signed copy. Members may also communicate with the Chairman through telex, cable, or facsimile or any other effective mode of communication agreed by all the members of the Management Committee. If the Chairman or any other member does not agree with the modification to the minutes suggested by any member, the matter shall be brought to the attention of the other members and resubmitted to the Management Committee at the next meeting and the minutes shall stand approved as to all other matters. If a member fails to respond within the aforesaid three (3) Business Day period, unless agreed otherwise by the Management Committee as herein provided, the minutes shall be deemed to be approved by such member.

6.10
Any member shall be entitled, if either he/she or his/her alternate is unable to attend a meeting, to cast his vote by telex, cable, facsimile transmission or any other effective mode of communication agreed by all the members of the Management Committee and received by the Chairman prior to the date on which the vote is taken in the course of the meeting or by giving a prior written notice to all other members, appoint a member, with his/her prior consent, representing another Party in the Management Committee as its proxy to attend a meeting and to exercise the appointing member’s right to vote at the meeting whether as directed by the appointing member or otherwise. A member appointed as a proxy and attending a meeting shall be present in two separate capacities and vote accordingly. All such votes shall have the same effect as if that member had been present and so voted at the meeting.

6.11
In case of urgency, where Operating Committee has made a recommendation together with reasons to the Chairman requiring consideration of a matter by the Management Committee without delay, Chairman, after being satisfied may waive the requirements of notice period for the meeting and circulation of agenda to such extent as would be consistent with the urgency and consideration of the matter by the Management Committee. Alternatively, Chairman may approve submission of notice and agenda to members by telex or facsimile transmission or any other effective mode of communication agreed by all the members of the Management Committee, receipt of which shall be confirmed by telephone by the Chairman requiring the members to confirm their decision by these modes of communication not later than three (3) Business Days from confirmation of receipt of notice and agenda by the member. Any member failing to convey the decision within the time limits of three (3) Business Days shall be deemed to have voted in favour of the proposal. The result of any such vote shall be notified by the Chairman to all the members.

6.12
The meetings of the Management Committee shall be held in India, unless otherwise mutually agreed by the members of the Management Committee. All expenses of the members of the Management Committee attending meetings shall be borne by the respective Party and shall in no event be cost recoverable.

6.13
All matters requiring the approval of the Management Committee shall be generally approved by a unanimous vote of the members of the Management Committee present as well as the views of the members received by some other mode of communication. In case, unanimity is not achieved in decision making process within a reasonable period as may be required under the circumstances, the decision of the Management Committee shall be approved by the majority Participating Interest of seventy percent (70%) or more with Government representative having a positive vote in favour of the decision.

6.14
There shall be a quorum of the Management Committee for holding a meeting and making decisions with each Party to the Contract represented by at least one of its nominated members in the Management Committee either present in person or represented as per Article 6.10. If there is no quorum in a meeting, the meeting shall stand postponed to the same day and time in the next week and if quorum is not present or represented even in the next meeting and subject to a Government member being present, the members present and represented will constitute the quorum and take decisions and decisions taken by such quorum shall be final and binding to all the absenting Parties or Parties not represented, notwithstanding the provisions of Article 6.13.

6.15
The Management Committee, if it considers necessary, may appoint legal, financial or technical subcommittees comprised of such representatives as may be agreed by the Management Committee to consider any matter requiring approval or decision of the Management Committee. Such sub-committee expenses shall form part of Contract Cost with relevant cost classification as decided by the Management Committee pursuant to the Section 2 of the Accounting Procedure and will be cost recoverable.

6.16
In the event a Party to the Contract is not entitled to vote in the Operating Committee meetings being in default under the Operating Agreement, and Operator notifies Chairman of the default by the Party, then the issue of exercising voting right by such defaulting Party in the Management Committee meetings shall be discussed by the Management Committee. The Management Committee excluding the defaulting Party, after duly hearing the views of the defaulting Party on the matter of their default under Operating Agreement, shall take unanimous decision on exclusion or otherwise of the defaulting Party from voting in the Management Committee meetings. For avoidance of any doubt, it is clearly understood that unanimous decision by the Management Committee referred to in this Article 6.16 excludes defaulting Party from such decision. Accordingly, if the Management Committee decides to exclude the defaulting Party from voting in the Management Committee, then the said Party shall not be entitled to vote in the meetings of the Management Committee under Contract. In that event, notwithstanding the provisions of Article 6.13, decisions of the Management Committee shall be made by vote of the members of the Management Committee excluding the member appointed by the said Party in default and any vote or purported vote by such member in the Management Committee shall be ignored. The said Party in default shall be bound by all decisions of the Management Committee. The non-defaulting Parties under the Operating Agreement shall indemnify Government against any claims of whatsoever nature which may arise due to exclusion of defaulting Party from voting in the Management Committee.

ARTICLE 7

OPERATORSHIP, JOINT OPERATING AGREEMENTAND OPERATING COMMITTEE

7.1	OIL shall be the Operator for the purpose of carrying out Petroleum Operations pursuant to this Contract during the term of the Contract.

7.2	No change in the operatorship shall be effected without the consent of the Government and such consent shall not be unreasonably withheld.

7.3
The functions required of the Contractor under this Contract shall be performed by the Operator on behalf of all constituent(s) of the Contractor subject to, and in accordance with, the terms and provisions of this Contract and generally accepted modern oilfield and petroleum industry practices, provided, however, that this provision shall not be construed as relieving the constituent(s) of the Contractor from any of its obligations or liability under the Contract.

7.4 Within forty five (45) days of the Effective Date or such longer period as may be agreed to by Government, the Companies constituting the Contractor shall execute a Joint Operating Agreement. The said agreement shall be consistent with the provisions of this Contract and shall provide for, among other things:
(a) the appointment, resignation, removal and responsibilities of the Operator;
(b) the establishment of an Operating Committee comprising of an agreed number of representatives of the Companies chaired by a representative of the Operator;
(c)	functions of the said Operating Committee taking into account the provisions of the Contract, procedures for decision making, frequency and place of meetings; and
(d)	contribution to costs, default, sole risk, disposal of Petroleum and assignment as between the Parties to the Joint Operating Agreement.

7.4.1 Operator shall provide to the Government a copy of the duly executed Joint Operating Agreement within thirty (30) days of its execution date or such longer period as may be agreed to by the Government.

7.4.2 In case a single Company constitutes the Contractor, the provisions of Article 7.4 and 7.4.1 shall not be applicable. However, in case of increase in the number of constituents of the Contractor, the provisions of Article 7.4 and 7.4.1 shall apply from the date of such increase in the number of the constituents.

ARTICLE 8

GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

8.1  Subject to the provisions of this Contract, the Contractor shall have the following rights:

(a) subject to the provisions of Article 12, the exclusive right to carry out Petroleum Operations to recover costs and expenses as provided in this Contract. The right shall exclude exploitation of coal/lignite bed methane (CBM) by the Contractor in the Contract Area;
(b) the right to use, free of charge, such quantities of Petroleum produced as are reasonably required for conducting Petroleum Operations in the Contract Area in accordance with generally accepted modern oilfield and petroleum industry practices;
(c) the right to lay pipelines, build roads, construct bridges, ferries, aerodromes, landing fields, radio telephones and related communication and infrastructure facilities and exercise other ancillary rights as may be reasonably necessary for the conduct of Petroleum Operations subject to such approvals as may be required and the applicable laws in force from time to time for the regulation and control thereof;
(d) the right to use all available technical data, seismic and well information, maps, samples etc. of the Contract Area as on the Effective Date, free of charge, subject to nominal copying/reproduction costs for further Petroleum Operations. The Contractor shall submit the list of all data required by them to Directorate General of Hydrocarbons (DGH) based on the list of data provided in the information docket for the block pertaining to the Contract Area as soon as possible but not later than one hundred and eighty (180) days from the execution of the Contract and the same, if available and reproducible, shall be made available to the Contractor in the office of DGH within ninety (90) days from the submission of such request for data by the Contractor, provided the Effective Date of the Contract has commenced and the Contractor has furnished relevant guarantees under Article 29 of the Contract.
(e) such other rights as are specified in this Contract.

8.2  The Government reserves the right to itself, or to grant to others the right, to prospect for and mine minerals or substances other than Petroleum within the Contract Area; provided, however, that if after the Effective Date, others are issued rights, or the Government proceeds directly to prospect for and mine in the Contract Area any minerals or substances other than Petroleum, the Contractor shall use its best efforts to avoid obstruction to or interference with such operations within the Contract Area and the third parties and/or the Government, as the case may be, shall use best efforts to ensure that operations carried out do not obstruct or unduly interfere with Petroleum Operations in the Contract Area.

8.3  The Contractor shall having due regard to modern oilfield and petroleum industry practices :

(a)  except as otherwise expressly provided in this Contract, conduct all Petroleum Operations at its sole risk, cost and expense and provide all funds necessary for the conduct of Petroleum Operations including funds for the purchase or lease of equipment, materials or supplies required for Petroleum Operations as well as for making payments to employees, agents and Subcontractors;
(b)  conduct all Petroleum Operations within the Contract Area diligently, expeditiously, efficiently and in a safe and workmanlike manner pursuant to the Work Programme formulated in accordance with Contract;
(c)  ensure provision of all information, data, samples etc. which may be required to be furnished under the applicable laws or under this Contract;
(d)  ensure that all equipment, materials, supplies, plant and installations used by the Contractor, the Operator, and Subcontractors comply with generally accepted standards and are of proper construction and kept in safe and good working order;
(e)  in the preparation and implementation of Work Programmes and in the conduct of Petroleum Operations, follow modern oilfield and petroleum industry practices with such degree of diligence and prudence reasonably and ordinarily exercised by experienced parties engaged in a similar activity under similar circumstances and conditions;
(f)  the procedure for acquisition of goods and services, as of the Effective Date, shall be as per the Appendix-F of this Contract. Based on economic considerations and generally accepted practices in the international petroleum industry with the objective of ensuring cost and operational efficiency in the conduct of Petroleum Operations, the Appendix-F to this Contract may be modified or changed with the prior approval of the Management Committee when circumstances so justify;
(g)  after the designation of a Development Area, pursuant to this Contract, forthwith proceed to take all necessary action for prompt and orderly development of the Development Area and for the production of Petroleum in accordance with the terms of this Contract;
(h)  appoint a technically competent and sufficiently experienced representative, and, in his absence, a suitably qualified replacement therefor, who shall be resident in India and who shall have full authority to take such steps as may be necessary to implement this Contract and whose name(s) shall, on appointment within ninety (90) days after commencement of the first Contract Year, be made known to the Government;

(i)  provide acceptable working conditions, living accommodation and access to medical attention and nursing care for all personnel employed in Petroleum Operations;
(j)  carry out such other obligations as are specified in this Contract, in particular those specified in Article 14; and
(k)  be always mindful of the rights and interests of India in the conduct of Petroleum Operations.

ARTICLE 9

GOVERNMENT ASSISTANCE

9.1  Upon application in the prescribed manner, and subject to compliance with applicable laws and relevant procedures, the Government or its nominee will:

(a)  use their good offices to provide the right of ingress and egress from the Contract Area and any facilities used in Petroleum Operations, wherever located, and which may be within their control;
(b)  use their good offices, when necessary, to assist the Contractor in procurement or commissioning of facilities required for execution of Work Programmes including necessary approvals, permits, consents, authorisations, visas, work permits, Licenses including Licenses and Leases, rights of way, easement, surface rights and security protection at the Contractor’s cost, required pursuant to this Contract and which may be available from resources within its control; and
(c)  in the event that onshore facilities are required outside the Contract Area for Petroleum Operations including, but not limited to, storage, loading and processing facilities, pipelines and offices, use their good offices in assisting the Contractor to obtain from the authorities of the state in which such facilities are required, such licenses, permits, authorizations, consents, security protection at the Contractor’s cost, surface rights and easements as are required for the construction and operation of the said facilities by the Contractor.

ARTICLE 10

DISCOVERY, DEVELOPMENT AND PRODUCTION

10.1  If and when a Discovery is made within the Contract Area, the Contractor shall:

(a)  forthwith inform the Management Committee and Government of the Discovery;
(b)  promptly thereafter, but in no event later than a period of thirty (30) days from the date of the Discovery, furnish to the Management Committee and Government particulars, in writing, of the Discovery; and
(c)  promptly run tests to determine whether the Discovery is of potential commercial interest and, within a period of sixty (60) days after completion of such tests, submit a report to the Management Committee containing data obtained from such tests and its analysis and interpretation thereof, together with a written notification of whether, in the Contractor's opinion, such Discovery is of potential commercial interest and merits appraisal.

10.2  If the Contractor determines to conduct a drill stem or production test, in open hole or through perforated casing, with regard to any Exploration Well, it shall notify the Government of the time of such test at least forty eight (48) hours prior to the proposed test, and the Government shall have the right to have a representative present during such test.

10.3  If, pursuant to Article 10.1 (c), the Contractor notifies the Management Committee that the Discovery is of potential commercial interest, the Contractor shall prepare and submit to the Management Committee within one hundred and twenty (120) days of such notification, a proposed Appraisal Programme with a Work Programme and Budget to carry out an adequate and effective appraisal of such Discovery designed to achieve both the following objectives: (i) determine without delay, and, in any event, within the period specified in Article 10.5, whether such Discovery is a Commercial Discovery and (ii) determine, with reasonable precision, the boundaries of the area to be delineated as the Development Area.

10.4  The proposed Appraisal Programme shall be reviewed by the Management Committee within thirty (30) days after submission thereof pursuant to Article 10.3. The said Appraisal Programme, together with the Work Programme and Budget submitted by the Contractor, which may be revised or modified or amended by the Contractor in light of the Management Committee review, shall be adopted as the Appraisal Programme and the Contractor shall promptly commence implementation thereof; and the annual Budget for the Exploration Period, adopted pursuant to Article 5, shall be revised accordingly.

10.5  The Contractor shall in respect of a Discovery of Crude Oil advise the Management Committee by notice in writing within a period of eighteen (18) months from the date on which the notice provided for in Article 10.1 (c) was delivered, whether such Discovery should be declared a Commercial Discovery or not. Such notice shall be accompanied by a report on the Discovery setting forth all relevant technical and economic data including estimated recoverable reserves, sustainable production levels, estimated development and production expenditures, prevailing and forecasted prices, and other pertinent technical and economic factors according to modern oilfield and petroleum industry practices as well as all evaluations, interpretations and analyses of such data and feasibility studies relating to the Discovery prepared by or for the Contractor, with respect to the Discovery and any other relevant information. If the Contractor is of the opinion that Crude Oil has been discovered in commercial quantities, it shall submit the proposal to the Management Committee for review that the Discovery be declared a Commercial Discovery. In the case of a Discovery of Gas, the provisions of Article 21 shall apply.

10.6  The Management Committee shall, within forty (40) days of the date of the notice referred to in Article 10.5, review the proposal of the Contractor and request any other additional information it may reasonably require so as to complete the review of the proposal made by the Contractor. The Contractor shall furnish the additional information within thirty (30) days from the date of the request. The review by the Management Committee shall be made and conveyed to the Contractor within the later of (a) ninety (90) days from the date of notice referred to in Article 10.5 or (b) forty (40) days of receipt of such other information as may be required under this Article.

10.7  If the Contractor declares the Discovery a Commercial Discovery after taking into account the advice of the Management Committee as referred in the Article 10.6, within two hundred (200) days of the declaration of the Discovery as a Commercial Discovery, the Contractor shall submit to the Management Committee a comprehensive development plan of the Commercial Discovery which shall:

(a) relate to the Discovery Area and contain a Reservoir or part thereof and the boundaries of the proposed Development Area;
(b) be designed to ensure the most efficient, beneficial and timely use of the Petroleum resources discovered; and
(c) be prepared in accordance with sound engineering, economic, safety and environmental principles recognised in the generally accepted modern oilfield and petroleum industry practices.

Such plan shall contain detailed proposals by the Contractor for the construction, establishment and operation of all facilities and services for and incidental to the recovery, storage and transportation of the Petroleum from the proposed

Development Area to the Delivery Point together with all data and supporting information including but not limited to:

(i)
description of the nature and characteristic of the Reservoir, data, statistics, interpretations and conclusions on all aspects of the geology, Reservoir evaluation, Petroleum engineering factors, Reservoir models, estimates of reserve in place, possible production magnitude, nature and ratio of Petroleum fluids and analysis of producible Petroleum;

(ii)
outlines of the development project and/or alternative development projects, if any, describing the production facilities to be installed and the number of Wells to be drilled under such development project and/or alternative development projects, if any;

(iii)
estimate of the rate of production to be established and projection of the possible sustained rate of production in accordance with modern oilfield and petroleum industry practices under such development project and/or alternative development projects, if any, which will ensure that the area does not suffer an excessive rate of decline of production or an excessive loss of Reservoir pressure;

(iv)	estimates of Development Costs and Production Costs under such development project and/or alternative development projects, if any;
(v)	Contractor's recommendations as to the particular project that it would prefer;
(vi)	Work Programme and Budget for development proposals relating to the proposed Development Area;
(vii)	anticipated adverse impact on the environment and measures to be taken for prevention or minimisation thereof and for general protection of the environment in conduct of operations;
(viii)	measures to be taken for the health and safety of persons employed in Petroleum Operations;
(ix)	the information required in Article 21.

10.8 A proposed development plan submitted by the Contractor pursuant to Article 10.7 may be approved by the Management Committee within one hundred and ten (110) days of submission thereof or eighty (80) days of receipt of any additional information requested by the Management Committee. In case the Management Committee requires any reasonable additional information, the same shall be requested by it within eighty (80) days from the submission of the development plan. The Contractor shall provide such additional information within thirty (30) days from the request by the Management Committee. If, within a period of one hundred and ten (110) days after submission of a proposed development plan or eighty (80) days from the receipt of any additional information, where asked by the Management Committee, the Management Committee fails to convey a decision to the Contractor, the Contractor shall have option to submit the proposal to the Government. Also, where, the Management Committee rejects the development plan of the Contractor, the Contractor can submit the development plan for the approval of the Government. The Government shall respond on the proposed development plan submitted by the Contractor within one hundred and ten (110) days. In case Government refuses to approve the proposed development plan, it shall convey the reasons for such refusal and the Contractor shall be given opportunity to make appropriate modifications to meet concerns of Government and the provisions of the foregoing Article and re-submit the plan within ninety (90) days from the date of receipt of refusal from the Government.

10.9	A Development Plan approved by the Management Committee or Government, as may be the case, from time to time shall commit the Contractor to the obligations stipulated in Articles 10.10 to 10.12.

10.10
Work Programmes and Budgets for Development and Production Operations shall be submitted to the Management Committee as soon as possible after the approval of a Development Plan under Article 10.8 and thereafter not later than 31st December each Year in respect of the Year immediately following.

10.11
The Management Committee, when considering any Work Programme and Budget, may require the Contractor to prepare an estimate of potential production to be achieved through the implementation of the said Work Programme and Budget for each of the three (3) Years following the Year to which the Work Programme and Budget relate. If major changes in yearly estimates of potential production are required, these shall be based on evidence necessitating such changes.

10.12
Not later than the fifteenth (15th) of January each Year, in respect of the Year immediately following commencement of Commercial Production, the Contractor shall determine the "Programme Quantity" with the approval of the Management Committee. The Programme Quantity for any Year shall be the maximum quantity of Petroleum based on Contractor's estimates, as approved by the Management Committee, which can be produced from a Development Area consistent with modern oilfield and petroleum industry practices and minimising unit production cost, taking into account the capacity of the producing Wells, gathering lines, separators, storage capacity and other production facilities available for use during the relevant Year, as well as the transportation facilities up to the Delivery Point.

10.13
Proposed revisions to the details of a Development Plan or an annual Work Programme or Budget in respect of Development and Production Operations shall, for good cause and if the circumstances so justify, be submitted for approval to the Management Committee.

10.14
In the event the area encompassing the Commercial Discovery extends beyond the Development Area designated in the Development Plan, either within the original Contract Area but subsequently relinquished or, outside the original Contract Area, the Management Committee may make recommendations to the Government concerning enlargement of the Development Area, provided the same was not awarded to any other company by the Government or is not held by any other party or not on offer by the Government and no application for a License or Lease is pending with the Government. However, in case the area is held by any other party or on offer by the Government or application for License or Lease is pending with the Government, the Management Committee shall notify the same to the Government for further action on the matter. Government may consider such request for extension at its sole discretion and on terms and conditions, which it may consider fit.

ARTICLE 11

PETROLEUM EXPLORATION LICENSE AND MINING LEASE

11.1 The Contractor shall submit an application for grant of License in respect of the Contract Area, as early as possible, but not later than fifteen (15) Business Days from the date of execution of this Contract.

11.2  On submission of a development plan of a Commercial Discovery pursuant to Article 10.7, the Contractor shall submit an application for a Lease in respect of the proposed Development Area to the relevant State Government(s).

11.3  Where a part of a Reservoir in respect of which a Commercial Discovery has been declared extends beyond the Contract Area, subject to Article 10.14 such area may be included in the proposed Development Area, in relation to which application for a Lease is made, on terms and conditions as decided by the Central Government; provided that such area is:

(a)	not subject to a license or lease granted to any other person;
(b)	not the subject of negotiations/bidding or contract awarded for a license or lease; and
(c)	available for licensing (i.e. is not an area over which Petroleum Operations are excluded).

11.4 Where a Development Plan has been approved pursuant to Article 10 and the Contractor has complied with the terms and conditions of the License and this Contract and is not in breach of any of the terms thereof, or the provisions of any law and subject to normal Government clearances/approvals being obtained by the Contractor as applicable before grant/issue of the Lease, the Central Government will assist the Contractor in obtaining the Lease from the relevant State Government(s) over the Development Area as agreed, subject to Article 11.5 to enable the Contractor to carry out Petroleum Operations in the Development Area in accordance with the Development Plan.

11.5 The Lease shall be granted for an initial period of twenty (20) years from the date of grant thereof subject to:

(a) cancellation in accordance with its terms or for termination of this Contract in accordance with its terms;
(b) extension by mutual agreement between the Parties for five (5) years or such period as may be agreed after taking into account the balance recoverable reserve and balance economic life of the Field/Development

Area from the expiry of the initial period provided that in the event of a Commercial production of Non Associated Natural Gas the extension may be for a period of ten (10) years or such period as may be mutually agreed between the Parties after taking into account the balance recoverable reserves and balance economic life of the Field/Development Area from the date of expiry of the initial term; and
(c) the terms of this Contract and other terms and conditions as set forth in such Lease be consistent with this Contract and the relevant legislation.

ARTICLE 12

UNIT DEVELOPMENT

12.1  If a Reservoir in a Discovery Area is situated partly within the Contract Area and partly in an area in India over which other parties have a contract to conduct petroleum operations and both parts of the Reservoir can be more efficiently developed together on a commercial basis, on receiving information in writing from any party to these contracts or any information on this from any bonafide source, the Government may, for securing the more effective recovery of Petroleum from such Reservoir, by notice in writing to the Contractor, require that the Contractor:

(a)  collaborate and agree with such other parties on the joint development of the Reservoir ;
(b)  submit such agreement between the Contractor and such other parties to the Government for approval within one hundred and eighty (180) days; and
(c)  prepare a plan for such joint development of the said Reservoir, within one hundred and eighty (180) days of the approval of the agreement referred to in (b) above.

12.2  If no plan is submitted within the period specified in Article 12.1 (c) or such longer period as the Government and the Contractor and the other parties referred to in Article 12.1 may agree, or, if such plan as submitted is not acceptable to the Government and the Parties cannot agree on amendments to the proposed joint development plan, the Government may cause to be prepared, at the expense of the Contractor and such other parties a plan for such joint development consistent with generally accepted modern oilfield and petroleum industry practices which shall take into consideration any plans and presentations made by the Contractor and the aforementioned other parties.

12.3  If the parties are unable to agree on the proposed plan for joint development, the Government may call for a joint development plan from an independent agency, which agency, may make such a proposal after taking into account the position of the parties in this regard. Such a development plan, if approved by Government, shall be binding on the parties, notwithstanding their disagreement with the plan. However, the Contractor may in case of any disagreement on the issue of joint development or the proposed joint development plan, prepared in accordance with Article 12.2 or within forty five (45) Business Days of the plan approval as aforesaid in this Article, notify the Government that it elects to surrender its rights in the Reservoir/Discovery in lieu of participation in a joint development.

12.4  If a proposed joint development plan is agreed and adopted by the parties, or adopted following determination by the Government, the plan as finally adopted shall be the approved joint development plan and the Contractor shall comply with the terms of the said development plan as if the Commercial Discovery is established.

12.5  The provisions of Articles 12.1, 12.2 and Article 12.3 shall apply mutatis mutandis to a Discovery of a Reservoir located partly within the Contract Area, which, although not equivalent to a Commercial Discovery if developed alone, would be a Commercial Discovery if developed together with that part of the Reservoir which extends outside the Contract Area to the areas subject to contract for petroleum operations by other parties.

ARTICLE 13

MEASUREMENT OF PETROLEUM

13.1
Petroleum used for internal consumption for Petroleum Operations, flared, saved and sold from the Contract Area shall be measured by methods and appliances generally accepted and customarily used in modern oilfield and petroleum industry practices and approved by the Management Committee and the Government.

13.2  The Government may, at all reasonable times, inspect and test the appliances used for measuring the volume and determining the quality of Petroleum, provided that any such inspection or testing shall be carried out in such a manner so as not to unduly interfere with Petroleum Operations.

13.3  Before commencement of production from the Contract Area, the Parties shall mutually agree on:

(a)	methods to be employed for measurement of volumes of Petroleum production;
(b)	the point or points at which Petroleum shall be measured and the respective shares allocated to the Parties in accordance with the terms of this Contract;
(c)	the frequency of inspections and testing of measurement appliances and relevant procedures relating thereto; and
(d)	the consequences of a determination of an error in measurement.

13.4  The Contractor shall undertake to measure the volume and quality of the Petroleum Produced and Saved from the Contract Area at the agreed measurement point consistent with generally accepted modern oilfield and petroleum industry practices with the frequency and according to procedures agreed pursuant to Article 13.3. The Contractor shall not make any alteration in the agreed method or procedures for measurement or to any of the approved appliances used for that purpose without the written consent of the Management Committee and the Government.

13.5  The Contractor shall give the Government timely notice of its intention to conduct measuring operations or any agreed alteration for such operations and the Government shall have the right to be present at and supervise, either directly or through authorised representatives, such operations.

13.6 The Contractor shall keep all the records of analysis and measurement of hydrocarbons calibrations and proving of measurement system and make available to Government or its authorized agency such records on request.

ARTICLE 14

PROTECTION OF THE ENVIRONMENT

14.1 The Government and the Contractor recognise that Petroleum Operations will cause some impact on the environment in the Contract Area. Accordingly, in performance of the Contract, the Contractor shall conduct its Petroleum Operations with due regard to concerns with respect to protection of the environment and conservation of natural resources and shall in particular;

(a)  employ modern oilfield and petroleum industry practices and standards including advanced techniques, practices and methods of operation for the prevention of Environmental Damage in conducting its Petroleum Operations;
(b)  take necessary and adequate steps to:

(i) prevent Environmental Damage and, where some adverse impact on the environment is unavoidable, to minimise such damage and the consequential effects thereof on property and people;
(ii) ensure adequate compensation for injury to persons or damage to property caused by the effect of Petroleum Operations; and

(c)  comply with the requirements of applicable laws and the reasonable requirements of the Government from time to time.

14.2 If the Contractor fails to comply with the provisions of paragraph (b)(i) of Article 14.1 or contravenes any relevant law, and such failure or contravention results in any Environmental Damage, the Contractor shall forthwith take all necessary and reasonable measures to remedy the failure and the effects thereof.

14.3 If the Government in accordance with the laws has good reason to believe that any works or installations erected by the Contractor or any operations conducted by the Contractor are endangering or may endanger persons or any property of any person, or are causing or may cause pollution, or are harming or may harm fauna or flora or the environment to a degree which the Government deems unacceptable, the Government may require the Contractor to take remedial measures within such reasonable period as may be determined by the Government and to repair any such damage. If the Government deems it necessary, it may also require the Contractor to discontinue Petroleum Operations in whole or in part until the Contractor has taken such remedial measures or has repaired any damage caused.

14.4  The measures and methods to be used by the Contractor for the purpose of complying with the terms of paragraph (b)(i) of Article 14.1 shall be determined in timely consultation with the Government upon the commencement of Petroleum Operations or whenever there is a significant change in the scope or method of conducting Petroleum Operations and shall take into account the international standards applicable in similar circumstances and the relevant environmental impact study carried out in accordance with Article 14.5 below. The Contractor shall notify the Government, in writing, of the measures and methods finally determined by the Contractor and shall cause such measures and methods to be reviewed from time to time in the light of prevailing circumstances.

14.5  The Contractor shall cause a person or persons with special knowledge on environmental matters, to carry out two environmental impact studies in order:

(a) to determine at the time of the studies the prevailing situation relating to the environment, human beings and local communities, the flora and fauna in the Contract Area and in the adjoining or neighbouring areas; and
(b) to establish the likely effect on the environment, human beings and local communities, the flora and fauna in the Contract Area and in the adjoining or neighbouring areas in consequence of the relevant phase of Petroleum Operations to be conducted under this Contract, and to submit, for consideration by the Parties, methods and measures contemplated in Article 14.4 for minimising Environmental Damage and carrying out Site Restoration activities.

14.5.1 The first of the aforementioned studies shall be carried out in two parts, namely, a preliminary part which must be concluded before commencement of any field work relating to a seismographic or other survey, and a final part relating to drilling in the Exploration Period. The part of the study relating to drilling operations in the Exploration Period shall be approved by Government before the commencement of such drilling operations, it being understood that such approval shall not be unreasonably withheld.

14.5.2  The second of the aforementioned studies shall be completed before commencement of Development Operations and shall be submitted by the Contractor as part of the Development Plan, with specific approval of Government being obtained before commencement of Development Operations, it being understood that such approval shall not be unreasonably withheld.

14.5.3  The studies mentioned in Article 14.5 above shall contain proposed environmental guidelines to be followed in order to minimize Environmental Damage and shall include, but not be limited to, the following, to the extent appropriate to the respective study taking into account the phase of operations to which the study relates :

(a) proposed access cutting;
(b) clearing and timber salvage;
(c) wildlife and habitat protection;
(d) fuel storage and handling;
(e) use of explosives;
(f) camps and staging;
(g) liquid and solid waste disposal;
(h) cultural and archaeological sites;
(i) selection of drilling sites;
(j) terrain stabilization;
(k) protection of freshwater horizons;
(l) blowout prevention plan;
(m) flaring during completion and testing of Gas and Oil Wells;
(n) abandonment of Wells;
(o) rig dismantling and site completion;
(p) reclamation for abandonment;
(q) noise control;
(r) debris disposal; and
(s) protection of natural drainage and water flow.

14.5.4 Subject to the provision of all applicable laws and notifications on protection of environment, any new project or expansion or modernization projects for petroleum operations for which a proposal is submitted by the Contractor, the Government shall compete the assessment of the project within a period of ninety (90) days from the receipt of the requisite documents and data from the project authorities and completion of public hearing. The decision of the Government on the proposal of the Contractor for environmental clearance shall be conveyed within thirty (30) days thereafter. However, wherever forest land is involved; the Contractor / user agency shall have to obtain approval of the Central Government through the State Government concerned, under the Forest (Conservation) Act, 1980. The decision of the Central Government on such proposal of the contractor / user agency shall be taken within sixty (60) days from the date of receipt of proposal of the Contractor / user agency from the State Government. The State Government is required to convey its recommendations on the proposal complete in all respect to the Central Government or otherwise within ninety (90) days from the receipt of the same from the applicant.

14.6	The Contractor shall ensure that:

(a) Petroleum Operations are conducted in an environmentally acceptable and safe manner consistent with modern oilfield and petroleum industry practices and that such Petroleum Operations are properly monitored;
(b) the pertinent completed environmental impact studies are made available to its employees and to its contractors and Subcontractors to develop adequate and proper awareness of the measures and methods of environmental protection to be used in carrying out the Petroleum Operations; and
(c) the contracts entered into between the Contractor and its contractors and Subcontractors relating to its Petroleum Operations shall include the provisions stipulated herein and any established measures and methods for the implementation of the Contractor's obligations in relation to the environment under this Contract.

14.7 The Contractor shall, prior to conducting any drilling activities, prepare and submit for review by the Government contingency plans for dealing with Oil spills, fires, accidents and emergencies, designed to achieve rapid and effective emergency response. The plans referred to above shall be discussed with the Government and concerns expressed shall be taken into account.

14.7.1  In the event of an emergency, accident, Oil spill or fire arising from Petroleum Operations affecting the environment, the Contractor shall forthwith notify the Government and shall promptly implement the relevant contingency plan and perform such Site Restoration as may be necessary in accordance with modern oilfield and petroleum industry practices.

14.7.2  In the event of any other emergency or accident arising from the Petroleum Operations affecting the environment, the Contractor shall take such action as may be prudent and necessary in accordance with modern oilfield and petroleum industry practices in such circumstances.

14.8  In the event that the Contractor fails to comply with any of the terms contained in Article 14.7 within a period specified by the Government, the Government, after giving the Contractor reasonable notice in the circumstances, may take any action which may be necessary to ensure compliance with such terms and to recover from the Contractor, immediately after having taken such action, all costs and expenditures incurred in connection with such action together with such interest as may be determined in accordance with Section 1.7 of Appendix C of this Contract.

14.9  On expiry or termination of this Contract or relinquishment of part of the Contract Area, the Contractor shall:

(a) subject to Article 27, remove all equipment and installations from the relinquished area or former Contract Area in a manner agreed with the Government pursuant to an abandonment plan; and
(b) perform all necessary Site Restoration in accordance with modern oilfield and petroleum industry practices and take all other action necessary to prevent hazards to human life or to the property of others or the environment.

14.10 The Contractor shall prepare a proposal for the restoration of site including abandonment plan and requirement of funds for this and the annual contribution. This will be submitted along with the annual Budget for the consideration and approval of the Management Committee. The annual contribution shall be deposited by the Contractor in the Site Restoration fund which will be established, in accordance with the scheme notified by the Government.

14.11  Subject to Section 3.2 of Accounting Procedure, any Site Restoration fund scheme formulated by Government and subject to provisions of this Contract, any and all costs incurred by the Contractor pursuant to this Article shall be cost recoverable including but not limited to sinking funds established for abandonment and restoration of the Contract Area.

14.12   In this Article, a reference to Government includes the State Government.

14.13   Where the Contract Area is partly located in areas forming part of certain national parks, sanctuaries, mangroves, wetlands of national importance, biosphere reserves and other biologically sensitive areas passage through these areas shall generally not be permitted. However, if there is no passage, other than through these areas to reach a particular point beyond these areas, permission of the appropriate authorities shall be obtained.

14.14  The obligations and liability of the Contractor for the environment hereunder shall be limited to damage to the environment which:

(a) occurs after the Effective Date; and
(b) results from an act or omission of the Contractor.

ARTICLE 15

RECOVERY OF COST PETROLEUM

15.1 The Contractor shall be entitled to recover Contract Costs out of a percentage of the total value of Petroleum Produced and Saved from the Contract Area in the Year in accordance with the provisions of this Article.

15.2 Exploration Costs incurred by the Contractor in the Contract Area upto the date of first Commercial Production shall be aggregated, and the Contractor shall be entitled to recover the aggregate of such Exploration Costs out of the Cost Petroleum at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date of such Commercial Production.

15.3 The Contractor shall be entitled to recover out of the Cost Petroleum from the Contract Area the Exploration Costs which it has incurred in any Year after the date of Commercial Production at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date such Exploration Costs are incurred.

15.4 Development Costs incurred by the Contractor in the Contract Area upto the date of first Commercial Production shall be aggregated, and the Contractor shall be entitled to recover out of the Cost Petroleum the aggregate of such Development Costs at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date of such Commercial Production.

15.5 The Contractor shall be entitled to recover out of the Cost Petroleum from the Contract Area the Development Costs which it has incurred after the date of first Commercial Production at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date such Development Costs are incurred.

15.6 The Contractor shall be entitled to recover in full during any Year the Production Costs incurred in that Year out of the Cost Petroleum.

15.7 The Contractor shall be entitled to recover in full during any Year the royalty payments to the Government/State Government(s) in that Year out of the Cost Petroleum.

15.8 If during any Year the Cost Petroleum is not sufficient to enable the Contractor to recover in full the Contract Costs due for recovery in that Year in accordance with the provisions of Articles 15.1 to 15.7 then, subject to the provisions of Article 15.12:

(a) recovery shall first be made of royalty payments; and
(b) recovery shall next be made of the Production Costs; and
(c) recovery shall next be made of the Exploration Costs; and
(d) recovery shall then be made of the Development Costs.

The unrecovered portions of Contract Costs shall be carried forward to the following Year and the Contractor shall be entitled to recover such Contract Costs in such Year or the subsequent Years as if such Contract Costs were due for recovery in that Year, or the succeeding Years, until the unrecovered Contract Costs have been fully recovered out of Cost Petroleum from the Contract Area.

15.9 The maximum amount of Cost Petroleum to which the Contractor shall be entitled, in accordance with the provisions of this Article, shall be fifty one percent (51%) of the total value of the Petroleum Produced and Saved from the Contract Area.

15.10 For the purposes of this Article, as well as Article 16, costs, receipts and income shall be converted into production unit equivalents, and vice versa viz both in physical and monitory terms, using the relevant prices established pursuant to Article 19 for Crude Oil and Article 21 for Natural Gas.

15.11  Pending completion of the calculations required to establish definitively the Contractor's entitlement to Cost Petroleum from the Contract Area in any Year, the Contractor shall take delivery, provisionally, of volumes of Crude Oil or Natural Gas representing its estimated Cost Petroleum entitlement calculated with reference to estimated production quantities, costs and prices as established by the Contractor and approved by the Management Committee. Such provisional determination of Cost Petroleum shall be made every Quarter on an accumulative basis. Within ninety (90) days of the end of each Year, a final calculation of the Contractor's entitlement to Cost Petroleum, based on actual production quantities, costs and prices for the entire Year as reflected in audited accounts under Article 25.4.3, shall be undertaken and any necessary adjustments to the Cost Petroleum entitlement shall be agreed upon between the Government and the Contractor within thirty (30) days and made within thirty (30) days thereafter.

15.12  Where more than one Party constitutes the Contractor, the percentage of the total Cost Petroleum from the Contract Area which shall be available to each such Party in any Year for recovery of its share of Contract Costs shall be determined on the basis of the respective Participating Interest of each such Party.

15.13  The Contractor acknowledges that the cost estimates for Minimum Work Programme are the realistic estimate of expenditure. For the purposes of allowing cost recovery under Article 15 herein read with Section 3 of the Accounting Procedure, the cost estimates given by the Contractor in the bid documents towards the Minimum Work Programme in both the Exploration Phases shall be taken as Bench Mark. Any material difference over the Bench Mark shall not be allowed for cost recovery unless the Government on the recommendation of the Management Committee agrees that the cost increase is due to change in circumstances after the Contract comes into effect. For the above purpose, an itemized break-up of cost estimates given by the Contractor in the bid documents is placed at Appendix-H to this Contract.

ARTICLE 16

PRODUCTION SHARING OF PETROLEUM

16.1  The Parties to this Contract shall share in the Profit Petroleum in each Year in accordance with the provisions of this Article. A Party's share of Profit Petroleum in any Year, shall be calculated on the basis of the Investment Multiple actually achieved by the Contractor at the end of the preceding Year for the Contract Area as provided in Appendix-D.

16.2.1  When the Investment Multiple of the Contractor at the end of any Year is less than one and one half (1.5), the Government shall be entitled to take and receive ninety one percent (91%) and the Contractor shall be entitled to take and receive nine percent (9%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.2.2  When the Investment Multiple of the Contractor at the end of any Year is equal to or more than one and one half (1.5) but is less than two (2.0) the Government shall be entitled to take and receive sixty nine percent (69%) and the Contractor shall be entitled to take and receive thirty one percent (31%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.2.3  When the Investment Multiple of the Contractor at the end of any Year is equal to or more than two (2.0) but is less than two and one half (2.5), the Government shall be entitled to take and receive five percent (5%) and the Contractor shall be entitled to take and receive ninety five percent (95%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.2.4  When the Investment Multiple of the Contractor at the end of any Year is equal to or more than two and one half (2.5) but is less than three (3.0), the Government shall be entitled to take and receive five percent (5%) and the Contractor shall be entitled to take and receive ninety five percent (95%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.2.5  When the Investment Multiple of the Contractor at the end of any Year is equal to or more than three (3.0) but is less than three and one half (3.5), the Government shall be entitled to take and receive five percent (5%) and the Contractor shall be entitled to take and receive ninety five percent (95%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.2.6  When the Investment Multiple of the Contractor at the end of any Year is equal to or more than three and one half (3.5), the Government shall be entitled to take and receive five percent (5%) and the Contractor shall be entitled to take and receive ninety five percent (95%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Year.

16.3 Any balance left to the credit of the Parties in any Site Restoration account, opened pursuant to the provision of Article 14.10, after Site Restoration has been done by the Contractor in accordance with the provisions of this Contract and the laws in this regard, shall be shared between the Government and the Contractor as per the Investment Multiple reached at the time of ceasing of production from the Contract Area.

16.4.1  The Government shall have the option to take its entitlement to Profit Petroleum other than "ANG" or "NANG" either in cash or in kind in any Year. In case of "ANG" or "NANG", as the case may be, the Government shall have the option to take its entitlement to Profit Petroleum in cash or in kind and such option shall be exercised at interval of every five (5) Years from the commencement of first Commercial Production from the Contract Area.

16.4.2  In accordance with the Article 16.4.1, The Government shall exercise such option by giving a written notice to the Contractor not later than thirtieth (30th) June in the preceding Year in which the entitlement is due. Once the Government has exercised its option, the same shall continue unless the Government informs the Contractor otherwise.

16.4.3  Where the Government has informed the Contractor of its intention to take its share in kind, the Parties shall mutually agree on a procedure for delivery of the Government’s share of Profit Petroleum and, where relevant, the composition of the Petroleum which is to be delivered.

16.5The value of the Contractor’s Investment Multiple at the end of any Year in respect of the Contract Area shall be calculated in the manner provided for, and on the basis of the net cash flows specified in Appendix-D to this Contract. However, the amount of Profit Petroleum to be shared between the Government and the Contractor shall be determined for each Quarter on an accumulative basis. Pending finalisation of accounts, Profit Petroleum shall be shared between the Government and the Contractor on the basis of provisional estimated figures of Contract Costs, production, prices, receipts, income and any other income or allowable deductions and on the basis of the value of the Investment Multiple achieved at the end of the preceding Year. All such provisional estimates shall be approved by the Management Committee. When it is necessary to convert monetary units into physical units of production equivalents or vice versa, the price or prices determined pursuant to Articles 19 and 21 for Crude Oil, Condensate and Natural Gas respectively shall be used. Within ninety (90) days of the end of each Year, a final calculation of Profit Petroleum based on actual costs, quantities, prices and income for the entire Year shall be completed and any necessary adjustments to the sharing of Petroleum shall be agreed upon between the Government and the Contractor within thirty (30) days and made within thirty (30) days thereafter.
(Explanation : The Profit Petroleum due to the Government shall be deposited with “Pay & Accounts officer or its successor, Ministry of Petroleum & Natural Gas, Government of India, Shastri Bhavan, New Delhi by 10th of the Month following each Quarter)

16.6 The Profit Petroleum due to the Contractor in any Year from the Contract Area shall be divided amongst the Parties constituting the Contractor, in proportion to their respective Participating Interest.

ARTICLE 17

TAXES, ROYALTIES, RENTALS, DUTIES ETC.

17.1  Companies, their employees, persons providing any materials, supplies, services or facilities or supplying any ship, aircraft, machinery, equipment or plant (whether by way of sale or hire) to the Companies for Petroleum Operations or for any other purpose and the employees of such persons shall be subject to all fiscal legislation in India except where, pursuant to any authority granted under any applicable law, they are exempted wholly or partly from the application of the provisions of a particular law or as otherwise provided herein.

17.2  Pursuant to the provisions of section 42 of the Income-tax Act, 1961, the allowances specified herein shall apply in computing income tax payable by a Company on its profits and gains from the business of Petroleum Operations in lieu of (and not in addition to) corresponding allowances provided for under the heading "Profits and Gains of Business or Profession" in the Income-tax Act, 1961. Any other allowance, which are not specified herein, shall be treated in accordance with the provisions of Income-tax Act, 1961.

17.2.1  Subject to the provisions herein below, deductions at the rate of one hundred percent (100%) per annum shall be allowed for all expenditures, both capital and revenue expenditures, incurred in respect of Exploration Operations and drilling operations. The expenditure incurred in respect of Development Operations, other than drilling operations, and Production Operations will be allowable as per the provisions of the Income-tax Act, 1961. The expenses so incurred are subject to the following:

(a)  where any expenditure is not solely incurred on Petroleum Operations or is incurred as part of or in conjunction with any other business, only that proportion of the total expenditure which can be proved to the assessing officer to represent a fair proportionate part thereof, having regard to all relevant facts and circumstances, shall be allowed;
(b)  sections 40A and 44C of the Income-tax Act, 1961, shall apply.

17.2.2  A Company shall be entitled, for income tax purposes only, to deduct all its unsuccessful Exploration Costs in contract areas covered by other contracts from the aggregate value of Petroleum allocable to the Company from any Field(s) in the Contract Area in the manner as follows:

(a) unsuccessful Exploration Costs incurred in contract areas other than the Contract Area where a Commercial Discovery has been made up to the date of commencement of Commercial Production shall be aggregated and the Company shall be entitled to deduct such costs at the rate of one hundred per cent (100%) per annum;
(b) unsuccessful Exploration Costs incurred in contract areas other than the Contract Area where a Commercial Discovery has been made, after the commencement of Commercial Production, shall be deductible at the rate of one hundred per cent (100%) per annum of such costs beginning from the Year such costs are incurred.

17.2.3  All allowable expenditure incurred prior to the Year in which Commercial Production commences shall be aggregated and the assessed loss for that Year as well as the assessed loss, if any, incurred in the assessment year relevant to the Year in which Commercial Production commences, or in any subsequent assessment year, shall be carried forward to succeeding assessment years and set off as provided in the Income-tax Act, 1961.

17.2.4 For any or all accumulated expenditures incurred in respect of Exploration Operations and drilling operations prior to the date of commercial production, Company(ies) shall have option to amortize such expenditures over a period of ten (10) years from the date of first commercial production.

17.2.5  The profits and gains of the business of the Parties comprising the Contractor consisting of Petroleum Operations shall, for the purpose of levy of income tax under the Income-tax Act, 1961, be computed on the basis of the value, determined in accordance with Article 19, of its Participating Interest share of Crude Oil produced and saved and sold, or otherwise disposed of, from the Contract Area and from any revenue realised on the sale of Associated or Non Associated Natural Gas referred to in Article 21 as well as any other gains or receipts from Petroleum Operations as reduced by the deductions as specified herein, and, except as herein provided, all the provisions of the Income-tax Act, 1961, shall apply.

17.2.6  Company(ies) shall be eligible for benefits available under section 80 IA of the Income-tax Act, 1961 as applicable from time to time.

17.3  For the purposes of Article 17.2 and section 42 of the Income-tax Act, 1961:

17.3.1  The following terms used in section 42 of the Income-tax Act, 1961, shall have the meanings corresponding to the terms used in this Contract and defined in Article 1 as follows:

(a) "agreement" means this Contract as defined in Article 1;
(b) "commercial production" shall have the meaning assigned in Article 1.

17.3.2  The terms "assessing officer", "assessed loss", and "assessment year" shall have the meaning as defined in the Income-tax Act, 1961.

17.3.3  The other terms used herein and defined in Article 1 shall have the meaning therein ascribed.

17.4 Companies (Lessee) shall be required to pay royalty to the Government (Lessor) for offshore areas at the rate of ten percent (10%) of the well-head value of Crude Oil and Natural Gas. In case of an onshore area, Companies shall be required to pay to the State Government(s) (Lessor) at the rate of twelve point five zero percent (12.5%) of the well-head value of Crude Oil and ten percent (10%) of the well-head value of Natural Gas. In case of an offshore area falling beyond four hundred (400) metre isobath, the rate of royalty payable by Companies (Lessee) to the Government (Lessor) shall be at the rate of five percent (5%) of the well-head value of Crude Oil and Natural Gas for the first seven years from the date of commencement of Commercial Production in the Field. The valuation of Crude Oil and Natural Gas shall be as per the Article 19 and Article 21 respectively. The royalty amount due to Government/State Government(s) shall be payable latest by the end of the succeeding Month.

17.5  Machinery, plant, equipment, materials and supplies imported by the Contractor and its Subcontractors solely and exclusively for use in Petroleum Operations under this Contract or similar contracts with the Government where customs duty has been exempted by the Government shall be exempt from customs duties and export duties or other charges on re-exportation of the said items in accordance with applicable legislation.

17.6  The Government shall have the right to inspect the records and documents of the physical item or items for which an exemption has been provided pursuant to Article 17.5 to determine that such item or items are being or have been imported solely and exclusively for the purpose for which the exemption was granted. The Government shall also be entitled to inspect such physical items wherever located to ensure that such items are being used for the purpose herein specified and any item not being so used shall immediately become liable to payment of the applicable customs duties.

17.7  Subject to Article 27, the Contractor and its Subcontractors may sell or otherwise transfer in India all imported items which are no longer required for Petroleum Operations, subject to applicable laws including rules, regulations, procedures, notifications etc. governing customs duties and sale or disposal of such items.

17.8 Any sales tax or tax of similar nature payable on the sale(s) of Petroleum under this Contract shall be borne/reimbursed by the buyer(s).

17.9  Subject to the provisions herein above provided, the Contractor shall be liable for payment of:
(a)  annual license charges and rental fees and other charges under the Rules;

(b)  charges payable by specified industries or in connection with Petroleum Operations under applicable legislation;
(c)  payments for purchase, lease or rental of land or land rights in connection with Petroleum Operations;
(d) taxes, fees or charges for specific services rendered on request or to the public generally;
(e) customs duties, except for those items subject to exemption as provided in Article 17, applicable at the rates specified from time to time; and
(f) stamp duties, registration fees, license fees, taxes such as taxes on property or assets (not calculated by reference to income or otherwise exempted) or other levies, fees or charges of a non-discriminatory nature and generally applicable in India or in the State where Petroleum Operations are being conducted.

17.10 If any change in or to any Indian law, rule or regulation dealing with income tax or other corporate tax, export/import tax, excise, customs duty or any other levies, duties or taxes imposed on Petroleum or dependent upon the value of Petroleum results in a material change to the expected economic benefits accruing to any of the Parties after the date of execution of the Contract, the Parties shall consult promptly in good faith to make necessary revisions and adjustments to the Contract in order to maintain such expected economic benefits to each of the Parties, provided, however, that the expected economic benefits to the Parties shall not be reduced as a result of the operation of this Article.

ARTICLE_18

DOMESTIC SUPPLY, SALE, DISPOSAL AND
EXPORT OF CRUDE OIL AND CONDENSATE

18.1  Until such time as the total availability to the Government of Crude Oil and Condensate from all Petroleum production activities in India meets the total national demand, each Company comprising the Contractor, shall be required to sell in the domestic market in India all of the Company's entitlement to Crude Oil and Condensate from the Contract Area in order to assist in satisfying the national demand.

18.2  If, during any Year, India attains Self-sufficiency, the Government shall promptly thereafter, but in no event later than the end of the first Quarter of the following Year, so advise the Company(ies) by written notice. In such event, as from the end of the second Quarter of the following Year, or such earlier date as the Parties may mutually agree, domestic sale obligation shall be suspended and the Company shall have the right to lift and export its Participating Interest share of Crude Oil and Condensate until such time, if any, as Self-sufficiency shall have ceased to exist. If Self-sufficiency ceases to exist during a Year, the Government shall recover its position to ask Company(ies) under Article 18.1 in respect of the following Year by giving ninety (90) days notice thereof to the Company(ies) to sell Crude Oil and Condensate in the Indian domestic market.

18.3 Upon India achieving Self-sufficiency, the Company(ies) shall be entitled to freely lift and export any Crude Oil and Condensate pursuant to this Article 18, subject to Government's generally applicable destination restrictions to countries with which the Government, for policy reasons, has severed or restricted trade.

18.4  No later than sixty (60) days prior to the commencement of production in a Field, and thereafter no less than sixty (60) days before the commencement of each Year, the Contractor shall cause to be prepared and submitted to the Parties a production forecast setting out the total quantity of Crude Oil that it estimates can be produced from a Field during the succeeding Year, based on a maximum efficient rate of recovery of Crude Oil from that Field in accordance with modern oilfield and petroleum industry practices. No later than thirty (30) days prior to the commencement of each Quarter, the Contractor shall inform its estimate of production for the succeeding Quarter and shall endeavour to produce the forecast quantity for each Quarter.

18.5  Each Company comprising the Contractor shall, throughout the term of this Contract, have the right to separately take in kind and dispose of all its share of Cost Petroleum and Profit Petroleum and shall have the obligation to lift the said

Petroleum on a current basis and in such quantities so as not to cause a restriction of production or inconvenience to the other Company(ies).

18.6  The Government shall, throughout the term of this Contract, have the right to separately take in kind and dispose of its share of Crude Oil and shall have the obligation to lift the said Oil on a current basis and in such quantities so as not to cause a restriction of production or inconvenience to the Contractor.

18.7  For the purpose of implementing the provisions of this Article, a Crude lifting procedure and Crude sales agreement based on generally acceptable international terms shall be agreed upon by the Contractor with buyer(s) no later than six (6) months or such shorter period as may be mutually agreed between the Contractor and buyer(s) with the consent of Government prior to the commencement of production in a Field. Such lifting procedure shall be made available to all the Parties to this Contract.

ARTICLE 19

VALUATION OF PETROLEUM

19.1  For the purpose of this Contract, the value of Crude Oil, Condensate and Natural Gas (refer Article 21) shall be based on the price determined as provided herein.

19.2  A price for Crude Oil shall be determined for each Month or such other period as the Parties may agree (hereinafter referred to as "the Delivery Period") in terms of United States Dollars per Barrel, on import parity basis (with marine freight being determined on the basis of nearest port to the Contract Area) for Crude Oil produced and sold or otherwise disposed of from Contract Area, for each Delivery Period, in accordance with the appropriate basis for that type of sale or disposal specified below. Subject to the provisions of this Article 19, it is clearly understood that the actual prices received by the Company(ies) from the sales will form the basis for the purposes of cost recovery, Profit Petroleum sharing and payment of royalty as provided in the Articles 15, 16 and 17 respectively. The basis of valuation given in this Article for the purpose of Article 15,16 and 17 shall apply only where Government is of the view that sale prices realised by the Company(ies) are not consistent with the price realisable at Arms Length Sales.

19.3  In the event that some or all of a Company's or Contractor’s total sales of Crude Oil during a Delivery Period are made to third parties at Arms Length Sales, all sales so made shall be valued at the weighted average of the prices actually received by a Company, calculated by dividing the total receipts from all such sales at the Delivery Point by the total number of Barrels of the Crude Oil sold in such sales.

19.3.1  Each Company constituting the Contractor shall separately submit to the designated nominee of the Government, within fifteen (15) days of the end of each Delivery Period, a report containing the actual prices obtained in their respective Arms Length Sales for any Crude Oil. Such reports shall distinguish between term sales and spot sales and itemize volumes, customers, prices received and credit terms, and a Company shall allow the designated nominee(s) of the Government to examine the relevant sales contracts.

19.4  For the purpose of determining price at Arms Length Sales, the price of the Crude Oil at which sale takes place will generally be based on per Barrel of one or more crude oils which, at the time of calculation, are being freely and actively traded in the international market and are similar in characteristics and quality to the Crude Oil in respect of which the price is being determined, selling price to be ascertained from Platt's Crude Oil Market Wire daily publication ("Platt's"), or the spot market for the same crude oils ascertained in the same manner, whichever price more truly reflects the current value of such crude oils. For any Delivery Period in which sales take place, the price shall be the arithmetic average price per Barrel determined by calculating the average for such Delivery Period of the mean of the high and low FOB prices for each day of the crude oils selected for comparison adjusted for differences in the Crude Oil and the crude oils being compared for quality, transportation costs, delivery time, quantity, payment terms and other contract terms to the extent known and other relevant factors. In the event that Platt's ceases to be published or is not published for a period of thirty (30) consecutive days, the Parties shall agree on an alternative daily publication. The Contractor shall make available all the data pertaining to pricing of Crude to enable Government to decide that the proposed sale price by the Contractor/each constituents of the Contractor reflects a fair market price for the Crude.

19.4.1  In the event that, at the relevant time, no crude oils of similar quality to the Crude Oil to be sold are being actively traded in the international markets where prices can be ascertained by international publication, or the official FOB selling prices and the international spot market price vary widely between producers, the Parties shall meet in good faith to determine an appropriate pricing basis.

19.5  The Contractor shall determine the relevant prices in accordance with this Article and the calculation, basis of calculation and the price determined shall be supplied to the Government and shall be subject to agreement by the Government.

19.6  In the event that the Parties fail to reach agreement on any matter concerning selection of the crude oils for comparison, the calculation, the basis of, or mechanism for the calculation of the prices, the prices arrived at, the adjustment of any price or generally about the manner in which the prices are determined according to the provisions of this Article within thirty (30) days, or such longer period as may be mutually agreed between the Parties, from the date of commencement of Commercial Production or the end of each Delivery Period thereafter, any Party may refer the matter or matters in issue for final determination by a sole expert or arbitrator appointed as provided in Article 33.

19.6.1  If the matter is referred to the sole expert, within ten (10) days of the said appointment, the Parties shall provide the expert with all information they deem necessary or as the expert may reasonably require.

19.6.2  Within fifteen (15) days from the date of his appointment, the expert shall report to the Parties on the issue(s) referred to him for determination, applying the criteria or mechanism set forth herein and indicate his decision thereon to be applicable for the relevant Delivery Period for Crude Oil and such decision shall be accepted as final and binding by the Parties.

19.6.3  Any price or pricing mechanism agreed by the Parties pursuant to the provisions of this Article shall not be changed retroactively.

19.7  In the event that all sales of Crude Oil in a Delivery Period by a Company constituting the Contractor are to be made to an Affiliate, the Parties may agree on an alternative method of valuing the Crude Oil for the purposes of this Contract, provided that such alternative method results in an internationally competitive fair market valuation for that Delivery Period. In case of disagreement, the decision of the Government on determining a Crude price in case of sales to an Affiliate shall be final and binding.

19.8  In the event that in any Delivery Period there is more than one type of sales referred to in Articles 19.3 and 19.7, then, for the purpose of calculating Cost Petroleum and Profit Petroleum entitlement and royalty payments pursuant to Articles 15, 16 and 17 respectively, a single price per Barrel of Crude Oil for all the sales for the relevant Delivery Period shall be used. Such single price shall be the weighted average of the prices determined for each type of sale, weighted by the respective volumes of Crude Oil sold in each type of sale in the relevant Delivery Period.

19.9 The provisions specified above for the determination of the price of sales of Crude Oil shall apply mutatis mutandis to Condensates.

19.10  The price of Natural Gas shall be determined as provided in Article 21.

ARTICLE 20

CURRENCY AND EXCHANGE CONTROL PROVISIONS

20.1  Subject to the provisions herein, and to compliance with the relevant provisions of the laws of general application in India governing currency and foreign exchange and related administrative instructions and procedures issued thereunder on a non-discriminatory basis, each Foreign Company comprising the Contractor shall, during the term of this Contract, have the right to:

(a) repatriate abroad, in United States Dollars or any other freely convertible currency acceptable to the Government and the Foreign Company, the net proceeds of sales of Petroleum in India;
(b) receive, retain and use abroad the proceeds of any export sales of Petroleum under the Contract;
(c) open, maintain and operate bank accounts with reputable banks, both inside and outside India, for the purpose of this Contract;
(d) freely import, through normal banking channels, funds necessary for carrying out the Petroleum Operations;
(e) convert into foreign exchange and repatriate sums imported pursuant to (d) above in excess (if any) of its requirements; and
(f) make payments outside of India for purchases, services and loans obtained abroad without the requirement that funds used in making such payments must come from or originate in India.

Provided, however, that repatriation pursuant to subparagraphs (a) and (e) and payments pursuant to subparagraph (f) shall be subject to the provisions of any treaties and bilateral arrangements between the Government and any country with respect to payments to or from that country.

20.2  The rates of exchange for the purchase and sale of currency by the Companies shall be the prevailing rates of general application determined by the Reserve Bank of India or such other financial body as may be mutually agreed by the Parties and, for accounting purposes under this Contract, these rates shall apply as provided in Section 1.6 of Appendix-C.

20.3.  A Party other than a Foreign Company comprising the Contractor shall be governed by the relevant currency and foreign exchange laws and related administrative instructions and procedures issued thereunder.

20.4 Indian Companies shall have right to remit their portion of expenditure in foreign currency(ies) in accordance with the exchange control provisions.

ARTICLE 21

NATURAL GAS

21.1  Subject to Article 21.2, the Indian domestic market shall have the first call on the utilisation of Natural Gas discovered and produced from the Contract Area. Accordingly, any proposal by the Contractor relating to Discovery and production of Natural Gas from the Contract Area shall be made in the context of the Government's policy for the utilisation of Natural Gas and shall take into account the objectives of the Government to develop its resources in the most efficient manner and to promote conservation measures.

21.2  The Contractor shall have the right to use Natural Gas produced from the Contract Area for the purpose of Petroleum Operations including reinjection for pressure maintenance in Oil Fields, gas lifting and captive power generation required for Petroleum Operations.

21.3  For the purpose of sales in the domestic market pursuant to this Article 21, the Contractor shall have freedom to market the Gas and sell its entitlement.

21.4 Associated Natural Gas (ANG)

21.4.1 In the event that a Discovery of Crude Oil contains ANG, the Contractor shall declare in the proposal for the declaration of the said Discovery as a Commercial Discovery as specified in Article 10, whether (and by what amount) the estimated production of ANG is anticipated to exceed the quantities of ANG which will be used in accordance with Article 21.2 (such excess being hereinafter referred to as "the Excess ANG"). In such an event the Contractor shall indicate whether, on the basis of the available data and information, it has reasonable grounds for believing that the Excess ANG could be commercially exploited in accordance with the terms of this Contract along with the Commercial Production of the Crude Oil from the Contract Area, and whether the Contractor intends to so exploit the Excess ANG.

21.4.2 Based on the principle of full utilisation and minimum flaring of ANG, a proposed development plan for an Oil Discovery shall, to the extent practicable, include a plan for utilisation of the ANG including estimated quantities to be flared, reinjected, and to be used for Petroleum Operations; and, if the Contractor proposes to commercially exploit the Excess ANG for sale in the domestic market in accordance with Government's policy, or elsewhere, the proposed plans for such exploitation.

21.4.3 If the Contractor wishes to exploit the Excess ANG, subject to Article 21.1, the Contractor shall be free to explore markets for the commercial exploitation of the said Excess ANG and submit its proposals for such exploitation to the Government in accordance with Article 21.4.2.

21.4.4 Where the Contractor is of the view that the Excess ANG cannot be commercially exploited and chooses not to exploit the said Excess ANG, or is unable to find a market for the Excess ANG pursuant to Article 21.4.3, the Government shall be entitled to take and utilise such Excess ANG free of any cost/charge.

21.4.5 If the Government elects to take the Excess ANG as provided in Article 21.4.4:

(a)  the Contractor shall deliver such Excess ANG to the Government (or its nominee) free of any cost/charge, at the downstream flange of the Gas/Oil separation facilities;
(b)  the Contractor shall, based on sound petroleum engineering practices, install such facilities as would facilitate, insofar as practicable, uninterrupted delivery of such Excess ANG to the Government or its nominee;
(c)  the cost of all facilities installed pursuant to paragraph (b) above shall be borne by the Government (or its nominee);
(d)  the Government or its nominee shall bear all costs including gathering, treating, processing and transporting costs beyond the downstream flange of the Gas/Oil separation facilities; and
(e)  the delivery of such Excess ANG shall be subject to procedures to be agreed between the Government or its nominee and the Contractor prior to such delivery, such procedures to include matters relating to timing of off-take of such Excess ANG. Parties shall endeavour that such procedures do not restrict Oil production.

21.4.6 The Excess ANG which is not commercially exploited by the Contractor, or taken by the Government or its nominee pursuant to this Article 21, shall be returned to the subsurface structure or flared or otherwise disposed off as approved by the Government in the context of the Development Plan, provided that flaring will be resorted to only for small quantities and as a last resort.

21.4.7 As soon as practicable after the submission of the proposed development plan, the Contractor and the Government or its nominee shall meet to discuss the sale and/or disposal of any ANG discovered with a view to giving effect to the provisions of this Article 21 in a timely manner.

21.5  Non Associated Natural Gas (NANG)

21.5.1 In the event of a Discovery of NANG in the Contract Area, the Contractor shall promptly report such Discovery to the Management Committee and the

Government and the provisions of Articles 10.1 and 10.2 shall apply. The remaining provisions of Article 10 would apply to the Discovery and development of NANG only insofar as they are not inconsistent with the provisions of this Article. Notwithstanding the provisions of Article 3, the Contractor shall be entitled to retain the Discovery Area subject to the provisions of this Article 21.

21.5.2  If, pursuant to Article 10.1, the Contractor gives notification that the Discovery is of potential commercial interest, the Contractor shall submit to the Management Committee, within one (1) year from the date of notification of the above said Discovery, the proposed Appraisal Programme, including a Work Programme and Budget to carry out an adequate and effective appraisal of such Discovery, to determine (i) without delay, whether such Discovery is a Commercial Discovery and (ii) with reasonable precision, the boundaries of the area to be delineated as the Development Area. Such proposed Appraisal Programme shall be supported by all relevant data such as Well data, Contractor's best estimate of reserve range and production potential, and shall indicate the date of commencement of the proposed Appraisal Programme.

21.5.3  The proposed Appraisal Programme together with the Work Programme and Budget referred to in Article 21.5.2 shall be reviewed by the Management Committee within sixty (60) days of its submission by the Contractor. The Management Committee shall offer its comments within the said period. The said Appraisal Programme together with the Work Programme and Budget submitted by the Contractor as revised or modified or amended in light of the Management Committee review and advice, shall be adopted as the Appraisal Programme and the Contractor shall promptly proceed with implementation of the said Programme.

21.5.4  If on the basis of the results of the Appraisal Programme, the Contractor is of the opinion that NANG has been discovered in commercial quantities, it shall submit to the Management Committee as soon as practicable but not later than three (3) years from the date of notification of the aforementioned Discovery, a proposal for the declaration of the Discovery as a Commercial Discovery. Such proposal shall take into account the Government’s policies on Gas utilization and propose alternative options, if any for use or consumption of the NANG and be accompanied by a report on the Discovery supported by, inter alia, technical and economic data, evaluations, interpretations and analyses of such data and feasibility studies relating to the Discovery prepared by or on behalf of the Contractor, and other relevant information. If no proposal is submitted to the Management Committee by the Contractor within three (3) years from the said Discovery, the Contractor shall relinquish its rights to develop such Discovery and the area relating to such Discovery shall be excluded from the Contract Area.

21.5.5 Where the Contractor has submitted a proposal for the declaration of a Discovery as a Commercial Discovery, the Management Committee shall consider the proposal of the Contractor with reference to commercial utilization or commercial development of the NANG in the domestic market or elsewhere and in the context of Government’s policy on Gas utilization and the chain of activities required to bring the NANG from the Delivery Point to potential consumers in the domestic market or elsewhere. The Management Committee may, within eighty five (85) days of the submission of the said proposal, request the Contractor to submit any additional information on the Discovery, the anticipated markets or any other related matter, that may reasonably be required to facilitate a review. The Contractor shall submit the required information within thirty (30) days of the request by the Management Committee. The Management Committee will advise the Contractor of its review within one hundred and thirty five (135) days from the submission of proposal or within fifty five (55) days from the receipt of additional information, as the case may be, on the proposal made by the Contractor to declare the Discovery as a Commercial Discovery.

21.5.6  If the Contractor declares the Discovery a Commercial Discovery after taking into account the advice of the Management Committee as referred to in the Article 21.5.5, the Contractor shall, within one (1) year of the declaration of the Discovery as a Commercial Discovery, submit a development plan for the development of the Discovery to the Management Committee for approval. Such plan shall be supported by all relevant information including, inter alia, the information required in Article 10.7.

21.5.7  Unless otherwise agreed by the Management Committee, it shall consider the proposed development plan and give their approval within one hundred and sixty five (165) days of submission thereof or eighty five (85) days from the receipt of the clarifications/additional information from the Contractor. Any clarification/additional information required by the Management Committee shall be asked for within eighty five (85) days of receipt of the proposal from the Contractor. The Contractor shall provide such additional information within thirty (30) days from the receipt of request by the Management Committee. If the Management Committee fails to convey its decision within one hundred and sixty five (165) days from the submission of the development plan or eighty five (85) days from the receipt of the clarifications/additional information, whichever is later, the Contractor may submit the development plan for the approval of the Government. Also, where, the Management Committee rejects the development plan of the Contractor, the Contractor can submit the development plan for the approval of the Government.

21.5.8  Where the development plan is submitted to the Government for approval pursuant to Article 21.5.7, the Government shall convey its decision within one hundred and fifteen (115) days from the date of receipt of the proposal from the Contractor. Government, where it considers necessary, may ask clarifications/additional information from the Contractor within eighty five (85) days and shall convey its decision within fifty five (55) days from the date of receipt of such clarifications/additional information.

21.5.9 If the Government has failed to approve or disapproves the Contractor’s proposed development plan, within one hundred and fifteen (115) days from receipt or within fifty five (55) days from the receipt of clarifications/ information from the Contractor as mentioned in the Article 21.5.8, the Government shall advise the Contractor, in writing, of the reasons for such failure or disapproval and the Government and the Contractor shall meet to discuss the said development plan and the reasons for the said failure to approve or disapproval, and use their best efforts to agree on appropriate modifications thereto to meet the Government’s concerns or objections. Thereafter, the Contractor shall have the right to resubmit, within eighty five (85) days of communication from the Government, the proposed development plan duly amended to meet the Government’s concerns. Such right of resubmission of the proposed development plan shall be exercisable by the Contractor only once. The Government will respond to the re-submitted plan within one hundred and fifteen (115) days. If no such plan is submitted to the Government within the above specified period, the Contractor shall relinquish its right to develop such Gas Discovery and such Discovery shall be excluded from the Contract Area.

21.5.10  In the event that the Management Committee or Government, as may be the case, approves the Contractor’s development plan for the development of such Commercial Discovery, with such modifications and amendments as the Management Committee or Government, as may be the case, may approve, the said Gas Discovery shall be promptly developed by the Contractor in accordance with the approved plan which shall be the Development Plan.

21.5.11  The Contractor will have a two (2) years period, from the date of approval of the Development Plan by the Management Committee or Government, to tie-up the market(s) for sale of Non-associated Natural Gas.

21.5.12 In the event the Contractor does not commence development of such Discovery within ten (10) years from the date of the first Discovery Well, the Contractor shall relinquish its right to develop such Discovery and the area relating to such Discovery shall be excluded from the Contract Area.

21.6 Valuation of Natural Gas

21.6.1 The Contractor shall endeavour to sell all Natural Gas produced and saved from the Contract Area at arms-length prices to the benefits of Parties to the Contract.

21.6.2 Notwithstanding the provision of Article 21.6.1, Natural Gas produced from the Contract Area shall be valued for the purposes of this Contract as follows :

(a) Gas which is used as per Article 21.2 or flared with the approval of the Government or re-injected or sold to the Government pursuant to Article 21.4.5 shall be ascribed a zero value;
(b) Gas which is sold to the Government or any other Government nominee shall be valued on the terms and conditions actually obtained including pricing formula and delivery; and
(Explanation : However, it is clarified that this provision would apply only when the sale is made to the Government or Government nominee under the provisions of the Contract)
(c) Gas which is sold or disposed of otherwise than in accordance with paragraph (a) or (b) shall be valued on the basis of competitive arms length sales in the region for similar sales under similar conditions.

21.7 The formula or basis on which the prices shall be determined pursuant to Article 21.6 shall be approved by the Government prior to the sale of Natural Gas to the consumers/buyers, within sixty (60) Business Days from the receipt of proposal or from the date of receipt of clarification/additional information, where asked for by the Government. For granting this approval, Government shall take into account the prevailing policy, if any, on pricing of Natural Gas including any linkages with traded liquid fuels, and it may delegate or assign this function to a regulatory authority as and when such an authority is in existence and in place.

ARTICLE 22

EMPLOYMENT, TRAINING AND TRANSFER OF TECHNOLOGY

22.1  Without prejudice to the right of the Contractor to select and employ such number of personnel as, in the opinion of the Contractor, are required for carrying out Petroleum Operations in a safe, cost effective and efficient manner, the Contractor shall, to the maximum extent possible, employ, and require the Operator and Subcontractors to employ, citizens of India having appropriate qualifications and experience, taking into account experience required in the level and nature of the Petroleum Operations.

22.2  The Operator shall offer a mutually agreed number of Indian nationals the opportunity for on-the-job training and practical experience in Petroleum Operations during the Exploration Period. Not later than six (6) months after approval of the Development Plan, the Operator shall, in consultation with the Government, establish and implement training programmes for staff positions in each phase and level of Petroleum Operations including skilled, technical, executive and management positions, with a view to ensuring employment of nationals of India and gradual and progressive reduction of foreign personnel.

22.3  At the request of the Government, the Foreign Companies shall separately endeavour to negotiate, in good faith, technical assistance agreements with the Government or a company nominated by Government for this purpose setting forth the terms by which each Foreign Company constituting the Contractor may render technical assistance and make available commercially proven technical information of a proprietary nature for use in India by the Government or the company nominated by Government. The issues to be addressed in negotiating such technical assistance agreements shall include, but not be limited to, licensing issues, royalty conditions, confidentiality restrictions, liabilities, costs and method of payment.

ARTICLE 23

LOCAL GOODS AND SERVICES

23.1  In the conduct of Petroleum Operations, the Contractor shall:

(a)  give preference to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on terms equal to or better than imported goods with respect to timing of delivery, quality and quantity required, price and other terms;
(b)  employ Indian Subcontractors having the required skills or expertise, t o the maximum extent possible, insofar as their services are available on comparable standards with those obtained elsewhere and at competitive prices and on competitive terms; provided that where no such Subcontractors are available, preference shall be given to non-Indian Subcontractors who utilise Indian goods to the maximum extent possible, subject, however, to the proviso in paragraph (a) above; and
(c) ensure that provisions in terms of paragraphs (a) to (b) above are contained in contracts between the Operator and its Subcontractors.

23.2  Subject to Article 8.3(f), the Contractor shall establish appropriate procedures, including tender procedures, for the acquisition of goods and services which shall ensure that suppliers and Subcontractors in India are given adequate opportunity to compete for the supply of goods and services. The tender procedures shall include, inter alia, the financial amounts or value of contracts which will be awarded on the basis of selective bidding or open competitive bidding, the procedures for such bidding, and the exceptions to bidding in cases of emergency, and shall be subject to the approval of the Management Committee.

23.3  Within sixty (60) days after the end of each Year, the Contractor shall provide the Government with a report outlining its achievements in utilising Indian resources during that Year in accordance with Section 10 of Appendix C to this Contract.

23.4 In this Article "goods" means equipment, materials and supplies.

ARTICLE 24

INSURANCE AND INDEMNIFICATION

24.1  Insurance

24.1.1  The Contractor shall, during the term of this Contract, maintain and obtain insurance coverage for and in relation to Petroleum Operations for such amounts and against such risks as are customarily or prudently insured in the international petroleum industry in accordance with modern oilfield and petroleum industry practices, and shall furnish to the Government, certificates evidencing that such coverage is in effect. Such insurance policies shall include the Government as additional insured and shall waive subrogation against the Government. The said insurance shall, without prejudice to the generality of the foregoing, cover:

(a)  loss or damage to all installations, equipment and other assets for so long as they are used in or in connection with Petroleum Operations; provided, however, that if for any reason the Contractor fails to insure any such installation, equipment or assets, it shall replace any loss thereof or repair any damage caused thereto;
(b)  loss, damage or injury caused by pollution in the course of or as a result of Petroleum Operations;
(c)  loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor may be liable;
(d)  any claim for which the Government may be liable relating to the loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor is liable to indemnify the Government, or the State Government;
(e)  with respect to Petroleum Operations offshore, the cost of removing wrecks and cleaning up operations following any accident in the course of or as a result of Petroleum Operations; and
(f)  the Contractor's and/or the Operator's liability to its employees engaged in Petroleum Operations.

24.1.2  The Contractor shall require its Subcontractors to obtain and maintain insurance against the risks referred to in Article 24.1.1 relating mutatis mutandis to such Subcontractors.

24.2  Indemnity

Subject to Article 4.7, the Contractor shall indemnify, defend and hold the Government and the State Government harmless against all claims, losses and damages of any nature whatsoever, including, without limitation, claims for loss or damage to property or injury or death to persons caused by or resulting from any Petroleum Operations conducted by or on behalf of the Contractor.

ARTICLE 25

RECORDS, REPORTS, ACCOUNTS AND AUDIT

25.1  The Contractor shall prepare and maintain in original at an office in India accurate and current books, records, reports and accounts of its activities for and in connection with Petroleum Operations so as to present a fair, clear and accurate record of all its activities, expenditures and receipts.

25.2  Based on generally accepted and recognised accounting principles and modern petroleum industry practices, record, books, accounts and accounting procedures in respect of Petroleum Operations shall be maintained on behalf of the Contractor by the Operator, at its business office in India, in accordance with the Accounting Procedure to this Contract.

25.3 The Contractor shall submit to the Government regular Statements and reports relating to Petroleum Operations as provided in Appendix-C.

25.4.1  The annual audit of accounts shall be carried out on behalf of the Contractor by a qualified, independent firm of recognised chartered accountants, registered in India.

25.4.2  The appointment of auditor and the scope of audit should have prior approval of the Management Committee.

25.4.3  The Contractor shall submit the audited accounts to the Management Committee for approval within sixty (60) days from the end of the Year. The Management Committee shall consider and approve the auditor's report within thirty (30) days after the submission of such report.

25.4.4  Copy of the auditors report shall be submitted to the Government within thirty (30) days after the approval of the Management Committee.

25.5  The Government shall have the right to audit the accounting records of the Contractor in respect of Petroleum Operations as provided in the Accounting Procedure.

25.6  The accounting and auditing provisions and procedures specified in this Contract are without prejudice to any other requirements imposed by any statute in India, including, without limitation, any specific requirements of the statutes relating to taxation of Companies.

25.7  For the purpose of any audit referred to in Articles 25.5, the Contractor shall make available in original to the auditor all such books, records, accounts and other documents and information as may be reasonably required by the auditor during normal business hours.

ARTICLE 26

INFORMATION, DATA, CONFIDENTIALITY,
INSPECTION AND SECURITY

26.1  The Contractor shall, promptly after they become available in India, provide the Government, free of cost, with all data obtained as a result of Petroleum Operations under the Contract including, but not limited to, geological, geophysical, geochemical, petrophysical, engineering, Well logs, maps, magnetic tapes, cores, cuttings and production data as well as all interpretative and derivative data, including reports, analyses, interpretations and evaluation prepared in respect of Petroleum Operations (hereinafter referred to as "Data"). Data shall be the property of the Government, provided, however, that the Contractor shall have the right to make use of such Data, free of cost, for the purpose of Petroleum Operations under this Contract as provided herein.

26.2  The Contractor may, for use in Petroleum Operations, retain copies or samples of material or information constituting the Data and, with the approval of the Government, original material, except that where such material is capable of reproduction and copies have been supplied to the Government, the Contractor may, subject to the right of inspection by the Government, export, subject to any applicable regulations, samples or other original Data for processing or laboratory examination or analysis, provided that representative samples equivalent in quality, size and quantity, or, where such material is capable of reproduction, copies of equivalent quality, have first been delivered to the Government.

26.3  The Contractor shall keep the Government currently advised of all developments taking place during the course of Petroleum Operations and shall furnish the Government with full and accurate information and progress reports relating to Petroleum Operations (on a daily, Monthly, Yearly or other periodic basis) as Government may reasonably require, provided that this obligation shall not extend to proprietary technology. The Contractor shall meet with the Government at a mutually convenient location in India to present the results of all geological and geophysical work carried out as well as the results of all engineering and drilling operations as soon as such Data becomes available to the Contractor.

26.4  All Data, information and reports obtained or prepared by, for or on behalf of, the Contractor pursuant to this Contract shall be treated as confidential and, subject to the provisions herein below, the Parties shall not disclose the contents thereof to any third party without the consent in writing of the other Parties.

26.5  The obligation specified in Article 26.4 shall not operate so as to prevent disclosure:

(a)  to Affiliates, contractors, or Subcontractors for the purpose of Petroleum Operations;
(b)  to employees, professional consultants, advisers, data processing centres and laboratories, where required, for the performance of functions in connection with Petroleum Operations for any Party comprising the Contractor;
(c)  to banks or other financial institutions, in connection with Petroleum Operations;
(d)  to bonafide intending assignees or transferees of a Participating Interest of a Party comprising the Contractor or in connection with a sale of the stock or shares of a Party comprising the Contractor;
(e)  to the extent required by any applicable law or in connection with any legal proceedings or by the regulations of any stock exchange upon which the shares of a Party comprising the Contractor are quoted;
(f)  to Government departments for, or in connection with, the preparation by or on behalf of the Government of statistical reports with respect to Petroleum Operations, or in connection with the administration of this Contract or any relevant law or for any purpose connected with Petroleum Operations; and
(g)  by a Party with respect to any Data or information which, without disclosure by such Party, is generally known to the public.

26.6  Any Data, information or reports disclosed by the Parties comprising the Contractor to any other person pursuant to Article 26.5 (a) to (d) shall be disclosed on the terms that such Data, information or reports shall be treated as confidential by the recipient. Prompt notice of disclosures made by Companies pursuant to Article 26.5 shall be given to the Government.

26.7  Any Data, information and reports relating to the Contract Area which, in the opinion of the Government, might have significance in connection with offers by the Government of acreages, may be disclosed by the Government for such purpose. Government may also disclose such Data or information for any exploration programme to be conducted by a third party in adjoining areas with the consent of the Contractor, for better understanding of regional geological set-up and such consent by the Contractor shall not be unreasonably withheld.

26.8 Where an area ceases to be part of the Contract Area, the Contractor shall hand over all the originals and copies of the Data and information with respect to that part to the Government within a period of one (1) year from the date of relinquishment or surrender. The Contractor shall, however, be allowed to retain one copy of the Data in its possession for its own use, where required, and shall not use the Data for sale or any other purposes. Subject to the provisions of this Article, the Contractor shall keep all Data/information confidential.

Explanatory Note: Pursuant to this Article 26, and not withstanding any provisions in the contract to the contrary, the Government shall have the right to disclose and freely use all data and information at it's sole discretion except for data of proprietary nature such as interpretation report to any party on or after three (3) Years from acquisition of such data in order to promote exploration and production activities in the country. For any relinquished areas, the government shall have the right to disclose and freely use all the data immediately after such relinquishment.

26.9  The Government shall, at all reasonable times, through duly authorised representatives, be entitled to observe Petroleum Operations and to inspect all assets, books, records, reports, accounts, contracts, samples and Data kept by the Contractor or the Operator in respect of Petroleum Operations in the Contract Area, provided, however, that the Contractor shall not be required to disclose any proprietary technology. The duly authorised representatives shall be given reasonable assistance by the Contractor for such functions and the Contractor shall afford such representatives reasonable use of all facilities and privileges afforded to its own personnel in the field including the use of office space and housing for a period not exceeding 30 mandays in a Year and thereafter at the cost of Government. The said representatives shall be entitled to make a reasonable number of surveys, measurements, drawings, tests and copies of documents, take samples, and make reasonable use of the equipment and instruments of the Contractor provided that such functions shall not unduly interfere with the Contractor's Petroleum Operations.

26.10  The Contractor shall give reasonable advance notice to the Government, or to any other authority designated by the Government for such purpose, of its programme of conducting surveys by aircraft or by ships, indicating, inter alia, the name of the survey to be conducted, approximate extent of the area to be covered, the duration of the survey, the commencement date, and the name of the airport or port from which the survey aircraft or ship will commence its voyage.

26.11  The Government, or the authority designated by the Government for such purpose, shall have the right to inspect any aircraft or ship used by the Contractor or a Subcontractor carrying out any survey or other operations in the Contract Area and shall have the right to put on board such aircraft or ship, Government officers in such number as may reasonably be necessary to ensure compliance by the Contractor or the Subcontractor with the security requirements of India.

ARTICLE 27

TITLE TO PETROLEUM, DATA AND ASSETS

27.1  The Government is the sole owner of Petroleum underlying the Contract Area and shall remain the sole owner of Petroleum produced pursuant to the provisions of this Contract except as regards that part of Crude Oil, Condensate or Gas the title whereof has passed to the Contractor or any other person in accordance with the provisions of this Contract.

27.2  Title to Petroleum to which the Contractor is entitled under this Contract, and title to Petroleum sold by the Companies shall pass to the relevant buyer party at the Delivery Point. The Contractor shall be responsible for all costs and risks prior to and including at the Delivery Point and each buyer party shall be responsible for all costs and risks associated with such buyer party's share after the Delivery Point.

27.3  Title to all Data specified in Article 26 shall be vested in the Government and the Contractor shall have the right to use thereof as therein provided.

27.4  Assets purchased by the Contractor for use in Petroleum Operations shall be owned by the Parties comprising the Contractor in proportion to their Participating Interest provided that the Government shall have the right to require vesting of full title and ownership in it, free of charge and encumbrances, of any or all assets, whether fixed or movable, acquired and owned by the Contractor for use in Petroleum Operations inside or outside the Contract Area, such right to be exercisable at the Government’s option upon expiry or earlier termination of the Contract.

27.5  The Contractor shall be responsible for proper maintenance, insurance and safety of all assets acquired for Petroleum Operations and for keeping them in good repair, order and working condition at all times, and the costs thereof shall be recoverable as Contract Costs in accordance with Appendix-C.

27.6  So long as this Contract remains in force, subject to Article 27.5, the Contractor shall, free of any charge for the purpose of carrying out Petroleum Operations hereunder, have the exclusive use of assets which have become the property of Government.

27.7  Equipment and assets no longer required for Petroleum Operations during the term of the Contract shall be sold, exchanged or otherwise disposed of by the Contractor, provided however that the proceeds of sale shall be credited to Petroleum Operations as provided in Appendix C, provided that prior written consent of the Management Committee shall be obtained for each transaction in excess of US$ 50,000 (Fifty thousand United States Dollars) or such other value as may be agreed from time to time by the Management Committee. The consent of the Management Committee shall not be unreasonably withheld.

ARTICLE 28

ASSIGNMENT OF PARTICIPATING INTEREST

28.1 Subject to the terms of this Article and other terms of this Contract, any Party comprising the Contractor may assign, or transfer, a part or all of its Participating Interest, with the prior written consent of the Government, which consent shall not be unreasonably withheld, provided that the Government is satisfied that:

(a)  the prospective assignee or transferee is of good standing, has the capacity and ability to meet its obligations hereunder, and is willing to provide an unconditional undertaking to the Government to assume its Participating Interest share of obligations and to provide guarantees in respect thereof as provided in the Contract;
(b)  the prospective assignee or transferee is not a company incorporated in a country with which the Government, for policy reasons, has restricted trade or business;
(c)  the prospective assignor or transferor and assignee or transferee respectively are willing to comply with any reasonable conditions of the Government as may be necessary in the circumstances with a view to ensuring performance under the Contract; and
(d)  the assignment or transfer will not adversely affect the performance or obligations under this Contract or be contrary to the interests of India.

28.1.1 Subject to Article 28.7, nothing in this Article 28 shall prevent a Party comprising the Contractor from assigning or transferring a part or all of its Participating Interest to an Affiliate, with the approval of the Management Committee, provided that;

a)  the assignee provides an irrevocable, unconditional bank guarantee from a reputed bank of good standing in India, acceptable to the Government, in favour of the Government, for the amount specified in Article 29.2, in a form provided at Appendix-G;
b)  the assignee provides a parent financial and performance guarantee issued by the guarantor which furnished the guarantee pursuant to Article 29 in respect of the assignor Party’s obligations under this Contract in favour of the Government, of the performance of such Affiliate assignee of its obligations under this Contract;
c) the prospective Affiliate is not a company incorporated in a country with which the Government, for policy reason, has restricted trade or business; and
d)  the assignment will not adversely affect the performance or obligations under this Contract or be contrary to the interest of India.

28.2 In case of any change in the status of a Company or its shareholding resulting in a change in:

a) the control of the Company; or
b) its relationship with the company(ies) providing the guarantee under Article 29.1 (a) and 29.1 (b);

the Company shall seek the consent of the Government for assigning the Participating Interest under the changed circumstances and the provisions of this Article 28 shall apply, mutatis mutandis, to be obtaining of such consent. For the purpose of this Article 28.2, control has the same meaning as in Article 1.3.

28.3   An application for consent to assign or transfer shall be accompanied by all relevant information concerning the proposed assignment or transfer including detailed information on the proposed assignee or transferee and its shareholding and corporate structure, as was earlier required from the Companies constituting the Contractor, the terms of the proposed assignment or transfer and the unconditional undertaking referred to in Article.

28.4  The applicant shall also submit such information relating to the prospective assignee or transferee of the assignment or transfer as the Government may reasonably require to enable proper consideration and disposal of the application.

28.5   No assignment or transfer shall be effective until the approval of the Government is received or deemed to have been received. Approval may be given by the Government on such terms and conditions as it may deem fit. Provided that such terms and conditions may not increase the obligations of the Parties comprising the Contractor. Upon assignment or transfer of its interest in this Contract, the assignor or transferor shall be released and discharged from its obligations hereunder only to the extent that such obligations are assumed by the assignee or transferee with the approval of the Government.

28.6  In the event that the Government does not give its consent or does not respond to a request for assignment or transfer by a Party comprising the Contractor within one hundred and twenty (120) days of such request and receipt of all information referred to in Article 28.3 above, consent shall be deemed to have been given by the Government.

28.7  An assignment or transfer shall not be made where the Participating Interest to be retained by the proposed assignor or the percentage interest of assignee shall be less than ten per cent (10%) of the total Participating Interest of all the constituents of the Contractor, except where the Government, on the recommendations of the Management Committee may, in special circumstances, so permit.

28.8  Nothing contained in this Article 28, shall prevent a Party comprising the Contractor from mortgaging, pledging, charging or otherwise encumbering at its own risk and cost all or part of its Participating Interest for the purposes of security relating to finance to the extent required for performing its obligation under the Contract, provided that:

i) such Party shall remain solely liable for all its obligations relating to its Participating Interest to the exclusion of the other participants thereto;
ii) the encumbrance shall be expressly subordinated to the rights of the other Parties under this Contract. The obligations occurring from the said encumbrance shall be the sole responsibility of the original Party and shall in no manner compromise the rights of other Parties to the Contract;
iii) such Party has given reasonable notice of such encumbrance and furnishes to all other Parties (including, for the avoidance of doubt, the Government) a certified copy of the executed instrument(s) evidencing the encumbrances;
iv) keeping in view the national interest of India, prior consent of the Government shall be required (which consent shall not be unreasonably withheld) of the list of potential lenders with whom such Party can consider hypothecation;
v) the Party creating the charge shall ensure that such charge shall not in any way affect the interest of other Parties or result in interference with joint operations. In the event of any claims or liabilities imposed on other Parties because of the creation of such charges, the Party having created charge on its Participating Interest shall indemnify the other Parties; and
vi) in case of foreclosure or default by a borrowing Party, the mortgagee shall not be deemed to have acquired a right to carry on either by itself or through an agent, the Petroleum Operation, without the written consent of the Government of India.

28.8.1 The Parties acknowledge that to obtain financing a Party (“Borrower”) will be required to secure for a permitted chargee the right to receive a copy of any notice served on the Borrower and the Parties agree that they shall serve a copy of any such notice on any such permitted chargee in accordance with the provisions of Article 37 at the same time as such notice is served on the Borrower. For the purposes of Article 37 the address for service of notices of the permitted chargee shall be that specified in the instrument or instruments referred to in Article 28.8(iii).

28.8.2 In case lender elects to participate directly or through a company other than the Borrower under the financing arrangement referred to above, the same shall be subject to the rights of Government as contained in Article 28.1 of Contract and the pre-emptive rights of the Parties as may be contained in Operating Agreement. Any Party which wishes to exercise the said pre-emptive rights will explicitly assume the obligation on the same terms and conditions as the Borrower.

ARTICLE 29

GUARANTEES

29.1  Each of the Companies constituting the Contractor shall procure and deliver to the Government within thirty (30) days from the Effective Date of this Contract:

(a) an irrevocable, unconditional bank guarantee from a reputed bank of good standing in India, acceptable to the Government, in favour of the Government, for the amount specified in Article 29.2, in a form provided at Appendix-G;

(b) financial and performance guarantee in favour of the Government from a parent company acceptable to the Government, in the form and substance set out in Appendix-E1, or, where there is no such parent company, the financial and performance guarantee from the Company itself in the form and substance setout in Appendix-E2;

(c)  a legal opinion from its legal advisors, in a form satisfactory to the Government, to the effect that the aforesaid guarantees have been duly signed and delivered on behalf of the guarantors with due authority and is legally valid and enforceable and binding upon them;

29.2  The amount of the guarantee referred to in Article 29.1 (a)  above shall be an amount equal to thirty five percent (35%) of the Company's Participating Interest share of the total estimated annual expenditure in respect of the Minimum Work Programme to be undertaken by the Contractor in the Contract Area during the relevant Year of a Phase, subject to Article 29.3. The total estimated expenditure for the relevant Year for the purpose of furnishing bank guarantee by the Contractor shall be higher of the cost estimates made by the Directorate General of Hydrocarbons (DGH) or budget estimates of the Contractor as presented by its to the Management Committee.

29.3  The guarantee referred to in Article 29.2 shall provide that;

(a)  at the end of each Year it shall be automatically renewed for an amount equal to a Company’s Participating Interest share of thirty five percent (35%) of the total estimated expenditure in respect of the Minimum Work Programme to be undertaken for the following Year of an Exploration Phase, unless the Contractor has terminated the Contract in accordance with the terms thereof. The guarantee shall be renewed at the end of each Year positively thirty (30) days before the expiry of the guarantee period.

(b)  after the completion and due performance of the Minimum Work Programme of a particular Exploration Phase, the guarantee will be released in favour of the Company on presentation to the bank of a certificate from the Government that the obligation of the Contractor has been fulfilled and the guarantee may be released, subject to Article 29.4. Such certificate shall be provided within thirty (30) days from the completion of the Minimum Work Programme and fulfillment of obligations under the Contract to the satisfaction of the Government.

29.4  If the Contractor elects to proceed to the second Exploration Phase of the Exploration Period, a bank guarantee for the Phase in terms of Articles 29.1 (a), 29.2 and 29.3 shall be delivered to the Government with the notice of such election and if such guarantee is not so delivered, the provisions of Article 29.5 shall apply.

29.5  If any of the documents referred to in Article 29.1 is not delivered within the period specified herein, this Contract may be terminated by the Government upon ninety (90) days written notice of its intention to do so.

29.6 Subject to Article 29.7, notwithstanding any change in the composition or shareholding of the parent company furnishing a performance guarantee as provided herein, it shall, not under any circumstances, be absolved of its obligations contained in the guarantees provided pursuant to Article 29.1(b).

29.7 If :

(a)	a Party (“Assignor”) assigns all or a part of its Participating Interest to a third party (“Assignee”) in accordance with Article 28;

(b)
the Assignee provides an irrevocable, unconditional bank guarantee from a reputed bank of good standing in India, acceptable to the Government, in favour of the Government, for an amount equal to the assignee’s Participating Interest share of the estimated expenditure of the Minimum Work Programme of the Exploration Phase current at the Effective Date of the assignment;

(c)	the Assignee provides performance guarantee and legal opinion in terms of this Article; and

(d)	the addendum to the Contract giving effect to the assignment of Participating Interest is executed by all Parties;

then the Government shall release the guarantee given by the assignor under Article 29.1 (a) to the extent of the amount of the guarantee provided by the assignee and where relevant the guarantee under Article 29.1 (b).

ARTICLE 30

TERM AND TERMINATION OF THE CONTRACT

30.1  The term of this Contract shall be for the period of the License and any Lease granted thereunder, unless the Contract is terminated earlier in accordance with its terms, and shall be deemed to have been terminated, if for any reason, the Contractor ceases to hold such License or Lease.

30.2  Subject to the provision of Articles 5, 14 and 30.6 and without prejudice to the provisions of Article 30.7 or any other provisions of this Contract, the Contractor shall have the right to terminate this Contract:

(a) with respect to any part of the Contract Area other than a Development Area then producing, or that prior thereto had produced Petroleum, upon giving ninety (90) days written notice of its intention to do so; and
(b)  with respect to any Development Area in which Petroleum is being produced, or that prior thereto had produced Petroleum, upon giving at least one hundred and eighty (180) days written notice of its intention to do so.

30.3  This Contract may, subject to the provisions herein below and Article 31, be terminated by the Government upon giving ninety (90) days written notice with reasons to the other Parties of its intention to do so in the following circumstances, namely, that the Contractor or a Party comprising the Contractor (“the Defaulting Party”)

(a)  has knowingly submitted any false statement to the Government in any manner which was a material consideration in the execution of this Contract; or
(b)  has intentionally and knowingly extracted or authorised the extraction of hydrocarbon not authorized to be extracted by the Contract or without the authority of the Government except such extractions as may be unavoidable as a result of operations conducted hereunder in accordance with generally accepted modern oilfield and petroleum industry practices which, when so extracted, were immediately notified to the Government or
(c)  is adjudged bankrupt by a competent court or enters into or scheme of composition with its creditors or takes advantage of any law for the benefit of debtors; or
(d)  has passed a resolution to apply to a competent court for liquidation of the Company unless the liquidation is for the purpose of amalgamation or reconstruction of which the Government has been given notice and the

Government is satisfied that the Company's performance under this Contract would not be adversely affected thereby and has given its approval thereto; or
(e)  has assigned any interest in the Contract without the prior consent of the Government as provided in Article 28; or
(f)  has failed to make any monetary payment required by law or under this Contract by the due date or within such further period after the due date as may thereafter be specified by the Government; or
(g)  has failed to comply with or has contravened the provisions of this Contract in a material particular; or
(h)  has failed to comply with any final determination or award made by a sole expert or arbitrators subject to Article 33; or
(i)  has failed to carry out or observe any of the terms and conditions of the License or Lease or the provisions of the Acts or Rules in force thereunder, subject however, to Article 31.
(j)  on notice of termination as provided in Article 29.5.

PROVIDED THAT

where the Contractor comprises two or more Parties, the Government shall not exercise its rights of termination pursuant to Article 30.3, on the occurrence, in relation to one or more, but not all, of the Parties comprising the Contractor, of an event entitling the Government to terminate the Contract,

(a) if any other Party or Parties constituting the Contractor (the non-Defaulting Party or Parties) satisfies the Government that it, or they, is/are willing and would be able to carry out the obligations of the Contractor.
(b) where the non Defaulting Party or Parties with the consent of the Government has/have acquired the Participating Interest of the Defaulting Party pursuant to the provisions of the Operating Agreement and has/have procured and delivered to the Government a guarantee or guarantees as referred to in Article 29.1 in respect of the Participating Interest of the Defaulting Party acquired by the non Defaulting Party or Parties.

30.4  This Contract may also be terminated by the Government on giving the requisite notice specified above if the events specified in Article 30.3 (c) and (d) occur with respect to a company which has given a performance guarantee pursuant to Article 29 subject however to Article 30.5.

30.5  If the circumstance or circumstances that give rise to the right of termination under Article 30.3(f) or (g) or (i) or Article 30.4 are remedied (whether by the Defaulting Company or by another Party or Parties in its behalf) within the ninety (90) day period, or such extended period as may be granted by the Government, following the notice of the Government's intention to terminate the Contract as aforesaid, such termination shall not become effective.

30.6  On termination of this Contract, for any reason whatsoever, the rights and obligations of the Contractor shall cease but such termination shall not affect any rights of any Party which may have accrued or any obligations undertaken or incurred including obligations under Article 5.6, by the Contractor or any Party comprising the Contractor and not discharged prior to the date of termination.

30.7  In the event of termination pursuant to Articles 30.2, 30.3 or 30.4:

(a)
the Government may require the Contractor, for a period not exceeding one eighty (180) days from the date of termination, to continue, for the account and at the cost of the Government, Crude Oil or Natural Gas production activities until the right to continue such production has been transferred to another entity;

(b)
a Foreign Company, which is a constituent of the Contractor, shall have to remove and export all its property subject to Article 27 and the provisions hereof provided that in the event that ownership of any property is in doubt, or disputed, such property shall not be exported unless and until the doubt or dispute has been settled in favour of the Foreign Company.

30.8  Within ninety (90) days after the termination of this Contract, pursuant to Article 30.2, 30.3, or 30.4, or such longer period as the Government may agree, the Contractor shall comply with Article 14.9 and any reasonably necessary action as directed by the Government to avoid Environmental Damage or hazards to human life or to the property of others.

ARTICLE 31

FORCE MAJEURE

31.1
Any non-performance or delay in performance by any Party hereto of any of its obligations under this Contract, or in fulfilling any condition of any License or Lease granted to such Party, or in meeting any requirement of the Act, the Rules or any License or Lease, shall, except for the payment of monies due under this Contract or under the Act and the Rules or any law, be excused if, and to the extent that, such non-performance or delay in performance under this Contract is caused by Force Majeure as defined in this Article.

31.2
For the purpose of this Contract, the term Force Majeure means any cause or event, other than the unavailability of funds, whether similar to or different from those enumerated herein, lying beyond the reasonable control of, and unanticipated or unforeseeable by, and not brought about at the instance of, the Party claiming to be affected by such event, or which, if anticipated or foreseeable, could not be avoided or provided for, and which has caused the non-performance or delay in performance. Without limitation to the generality of the foregoing, the term Force Majeure shall include natural phenomena or calamities, earthquakes, typhoons, fires, wars declared or undeclared, hostilities, invasions, blockades, riots, strikes, insurrection and civil disturbances but shall not include the unavailability of funds.

31.3
Where a Party is claiming suspension of its obligations on account of Force Majeure, it shall promptly, but in no case later than seven (7) days after the occurrence of the event of Force Majeure, notify the Management Committee in writing giving full particulars of the Force Majeure, the estimated duration thereof, the obligations affected and the reasons for its suspension.

31.4
A Party claiming Force Majeure shall exercise reasonable diligence to seek to overcome the Force Majeure event and to mitigate the effects thereof on the performance of its obligations under this Contract. The Party affected shall promptly notify the Management Committee as soon as the Force Majeure event has been removed and no longer prevents it from complying with the obligations which have been suspended and shall thereafter resume compliance with such obligations as soon as possible.

31.5
The Party asserting the claim of Force Majeure shall have the burden of proving that the circumstances constitute valid grounds of Force Majeure under this Article and that such Party has exercised reasonable diligence and efforts to remedy the cause of any alleged Force Majeure.

31.6
Where a Party is prevented from exercising any rights or performing any obligations under this Contract due to Force Majeure, the time for the performance of the obligations affected thereby and for performance of any obligation or the exercise of any right dependent thereon, and the term of any Exploration Phase of the Exploration Period or this Contract, may be extended to the extent of Force Majeure period or by such period as may be agreed by the Management Committee.

31.7
Notwithstanding anything contained herein above, if an event of Force Majeure occurs and is likely to continue for a period in excess of thirty (30) days, the Parties shall meet to discuss the consequences of the Force Majeure and the course of action to be taken to mitigate the effects thereof or to be adopted in the circumstances.

ARTICLE 32

APPLICABLE LAW AND LANGUAGE OF THE CONTRACT

32.1	This Contract shall be governed and interpreted in accordance with the laws of India.

32.2	Nothing in this Contract shall entitle the Contractor to exercise the rights, privileges and powers conferred upon it by this Contract in a manner which will contravene the laws of India.

32.3
The English language shall be the language of this Contract and shall be used in arbitral proceedings. All communications, hearing or visual materials or documents relating to this Contract shall be written or prepared in English.

32.4	The laws will also include amendments, revisions, modifications etc.

ARTICLE 33

SOLE EXPERT, CONCILIATION AND ARBITRATION

33.1
The Parties shall use their best efforts to settle amicably all disputes, differences or claims arising out of or in connection with any of the terms and conditions of this Contract or concerning the interpretation or performance thereof.

33.2
Matters which, by the terms of this Contract, the Parties have agreed to refer to a sole expert and any other matter which the Parties may agree to so refer, may be referred to a sole expert who shall be an independent and impartial person of international standing with relevant qualifications and experience, appointed by a written agreement between the Parties and who shall not, by virtue of nationality, personal connection or commercial interest, have a conflict between his/her own interest and his/her duty as a sole expert. In the event that the Parties fail or are unable to agree on a sole expert within thirty (30) days or such longer period as may be mutually agreed by Parties, the sole expert shall be appointed by a body or an institution or an agency or a person, mutually agreed by Parties. In case, there is no agreement on the body or an institution or an agency or a person for appointing sole expert or such institution or agency or body fails to appoint a sole expert within thirty (30) days or such longer period as may be mutually agreed by Parties, the matter shall be referred to arbitration. Any sole expert appointed shall be acting as an expert and not as an arbitrator and the decision of the sole expert on matters referred to him/her shall be final and binding on the Parties and shall not be subject to arbitration.

33.3
Subject to the provisions of this Contract, the Parties hereby agree that any controversy, difference, disagreement or claim for damages, compensation or otherwise (hereinafter in this Clause referred to as a “dispute”) arising between the Parties, which cannot be settled amicably within ninety (90) days after the dispute arises, may (except for those referred to in Article 33.2, which may be referred to a sole expert) be submitted to conciliation or an arbitral tribunal for final decision as hereinafter provided.

33.4
The arbitral tribunal shall consist of three arbitrators. Each Party to the dispute shall appoint one arbitrator and the Party or Parties shall so advise the other Parties. The two arbitrators appointed by the Parties shall appoint the third arbitrator.

33.5
Any Party may, after appointing an arbitrator, request the other Party(ies) in writing to appoint the second arbitrator. If such other Party fails to appoint an arbitrator within thirty (30) days of receipt of the written request to do so, such arbitrator may, at the request of the first Party, be appointed in accordance with Arbitration and Conciliation Act, 1996.

33.6
If the two arbitrators appointed by or on behalf of the Parties fail to agree on the appointment of the third arbitrator within thirty (30) days of the appointment of the second arbitrator and if the Parties do not otherwise agree, at the request of either Party, the third arbitrator shall be appointed in accordance with Arbitration and Conciliation Act, 1996.

33.7
If any of the arbitrators fails or is unable to act, his successor shall be appointed by the Party or person who originally appointed such in the manner set out in this Article as if he was the first appointment.

33.8
The decision of the arbitral tribunal shall be pronounced within four (4) months unless otherwise extended by the Parties, and, in case of difference among the arbitrators the decision of the majority shall be final and binding on the Parties.

33.9
The arbitration agreement contained in this Article 33 shall be governed by the Arbitration and Conciliation Act, 1996 (Arbitration Act). Arbitration proceedings shall be conducted in accordance with the rules for arbitration provided in Arbitration Act.

33.10	The right to arbitrate disputes under this Contract shall survive expiry or the termination of this Contract.

33.11
Prior to submitting a dispute to arbitration, the Parties may by mutual agreement submit the matter for conciliation in accordance with Part III of the Arbitration and Conciliation Act, 1996. No arbitration proceedings shall be instituted while conciliation proceedings are pending provided that a Party may initiate arbitration proceedings in the event that dispute has not been resolved by conciliation within sixty (60) days of the date of agreement by the Parties to submit such dispute to conciliation.

33.12
The venue of the sole expert, conciliation or arbitration proceedings pursuant to this Article, unless the Parties agree otherwise, shall be New Delhi, India and shall be conducted in the English language. Insofar as practicable, the Parties shall continue to implement the terms of this Contract notwithstanding the initiation of proceedings before a sole expert, conciliator or arbitral tribunal and any pending claim or dispute.

33.13
The fees and expenses of a sole expert or conciliator appointed by the Parties shall be borne equally by the Parties. The cost and expenses of arbitrator appointed by a Party in accordance with the provision of this Article shall be borne by the respective Party and the cost and expenses of third arbitrator and other incidental expenditure in relation to arbitration and liability thereof shall be at the discretion of the arbitrators.

33.14
Notwithstanding anything contrary contained herein above, in the event of dispute among Government Company(ies) and with the Government, such disputes shall be settled in accordance with guidelines issued on the subject by Government from time to time.

ARTICLE 34

CHANGE OF STATUS OF COMPANIES

34.1	The Parties comprising the Contractor shall notify the Government of any change in the management or control of a Company(ies) or the relationship with any guarantor of the Company(ies).

ARTICLE 35

ENTIRE AGREEMENT, AMENDMENTS, WAIVER AND MISCELLANEOUS

35.1	This Contract supersedes and replaces any previous agreement or understanding between the Parties, whether oral or written, on the subject matter hereof, prior to the execution date of this Contract.

35.2
This Contract shall not be amended, modified, varied or supplemented in any respect except by an instrument in writing signed by all the Parties, which shall state the date upon which the amendment or modification shall become effective.

35.3
No waiver by any Party of any one or more obligations or defaults by any other Party in the performance of this Contract shall operate or be construed as a waiver of any other obligations or defaults whether of a like or of a different character.

35.4	The provisions of this Contract shall inure to the benefit of and be binding upon the Parties and their permitted assigns and successors in interest.

35.5	In the event of any conflict between any provisions in the main body of this Contract and any provision in the Appendices, the provision in the main body shall prevail.

35.6	The headings of this Contract are for convenience of reference only and shall not be taken into account in interpreting the terms of this Contract.

35.7	Reference to any law or regulation having the force of law includes a reference to that law or regulation as from time to time may be amended, extended or re-enacted.

35.8	A reference in this Contract to the word “including” shall also mean “including but not limited to”.

ARTICLE 36

CERTIFICATES

36.1
A Company shall furnish, prior to execution of this Contract, a duly authorised copy of a resolution properly and legally passed by the Board of Directors of the Company authorising its President or any Vice-President or any other representative to execute this Contract along with a certificate duly signed by the Secretary or an Assistant Secretary of the Company under its seal in this regard and to the effect that the Company has the power and authority to enter into this Contract and to perform its obligations thereunder and has taken all necessary action to authorise the execution, delivery and performance of the Contract.

ARTICLE 37

NOTICES

37.1
All notices, statements, and other communications to be given, submitted or made hereunder by any Party to another shall be sufficiently given if given in writing in English language and sent by registered post, postage paid, or by telegram, telex, facsimile, radio or cable, to the address or addresses of the other Party or Parties as follows:

(a) If to the Government:
Secretary to the Government of India
Ministry of Petroleum and Natural Gas
Shastri Bhavan
Dr. Rajendra Prasad Marg,
New Delhi- 110001, INDIA
Facsimile No.: 91 11 23383585

(b) Mr. M.R. Pasrija
Chairman and Managing Director
Oil India Ltd.
5, Sikandra Road
New Delhi - 110001
Facsimile No.:  011-23074252
Telephone No.: 011-23074250 / 23074251

(c) Mr. Jean Paul Roy
GeoGlobal Resources (Barbados) Inc.
C/o - 310, 605 - 1st Street SW,
Calgary, Alberta,
Canada T2P 0J9
Facsimile No.: +1 403 777-9199
Telephone No.: +1 403 777-9250

37.2  Notices when given in terms of Article 37.1 shall be effective when delivered if offered at the address of the other Parties as under Article 37.1 during business hours on working days and, if received outside business hours, on the next following working day.

37.3  Any Party may, by reasonable notice as provided hereunder to the other Parties, change its address and other particulars for notice purpose.

IN WITNESS WHEREOF, the representatives of the Parties to this Contract being duly authorised have hereunto set their hands and have executed these presents this 2nd day of March, 2007.

Signed for and on
behalf of the
President of India
By :   /s/______________
In presence of:  /s/

Signed for and on behalf
of OIL                By :  /s/  ____

In presence of:  /s/

Signed for and on behalf
of GGRB               By :  /s/  ____

In presence of:  /s/

APPENDIX A

DESCRIPTION OF THE CONTRACT AREA

The area comprising approximately 2196 Sq. Km., Onshore India identified as Block RJ-ONN-2004/2 described herein and shown on the map attached as Appendix B.

Longitude and Latitude measurements commencing at points A to J to A are given below :

Coordinates
Longitude				Latitude
Pt.	Deg.	Min.	Sec.	Deg.	Min.	Sec.

A	71	58	24.00	27	52	8.00
B	71	57	9.00	27	56	12.00
C	72	0	9.00	28	2	57.00
D	72	14	35.00	28	16	50.00
E	72	22	40.00	28	08	10.00
F	72	31	30.00	28	15	0.00
G	72	40	30.00	28	5	0.00
H	72	10	0.00	27	43	45.00
I	72	5	0.00	27	48	30.00
J	72	9	48.00	27	52	28.00
A	71	58	24.00	27	52	8.00

Appendix B
Map of Contract Area

RJ-ONN-2004/2
02-03-07

APPENDIX B

MAP OF THE CONTRACT AREA

RJ-ONN-2004/2
72°0'0"E
72°30'0"E
N
PAKISTAN
28°30'0"N
28°0'0"N
27°30'0"N
D
F
E
G
C
RJ-ONN-2004/2
B
A
J
I
H
RAJASTHAN
1:1,002,463
0 10 20
Km.

97

APPENDIX C

ACCOUNTING PROCEDURE TO

THE CONTRACT

BETWEEN

THE GOVERNMENT OF INDIA

AND

OIL INDIA LTD.

AND

GEOGLOBAL RESOURCES (BARBADOS) INC.

WITH RESPECT TO CONTRACT AREA

IDENTIFIED AS

BLOCK : RJ-ONN-2004/2

TABLE OF CONTENTS

Sections Content

Section 1:  General Provisions

1.1 Purpose
1.2 Definitions
1.3 Inconsistency
1.4 Documentation and Statements to be
submitted by the Contractor
1.5 Language and units of account
1.6 Currency exchange rates
1.7 Payments
1.8 Arms length transactions
1.9 Audit and inspection rights of the
Government
1.10 Revision of Accounting Procedure

Section 2: Classification, Definition and Allocation of Costs and Expenditures

2.1 Segregation of Costs
2.2 Exploration Costs
2.3 Development Costs
2.4 Production Costs
2.5 Service Costs
2.6 General and Administrative Costs

Section 3: Costs, Expenses, Expenditures and Incidental Income of the Contractor

3.1 Costs recoverable and allowable without
further approval of the Government:

3.1.1 Surface Rights
3.1.2  Labour and Associated Labour Costs
3.1.3 Transportation Costs
3.1.4  Charges for Services -
(i) Third Parties
(ii) Affiliates of Contractor
3.1.5 Communications
3.1.6 Office, Shore Bases and
  Miscellaneous facilities
3.1.7 Environmental Studies and Protection

3.1.8  Materials and Equipments
(i) General
(ii) Warranty
(iii)  Value of Materials charged to the accounts under the Contract

3.1.9 Duties, fees and other charges
3.1.10 Insurance and Losses
3.1.11 Legal expenses
3.1.12 Training costs
3.1.13 General and Administrative
Costs
3.1.14 Royalty, License fee, surface rentals etc.
3.2  Costs not recoverable and not allowable
under the Contract
3.3 Other Costs recoverable and allowable
only with Management Committee approval
3.4  Incidental income and credits
  3.5 Non-duplication of charges and credits

Section 4:  Records and Inventories of Assets

4.1  Records
  4.2  Inventories

Section 5:  Production Statement

Section 6:  Value of Production and Pricing Statement

Section 7: Statement of Costs, Expenditures and Receipts

Section 8: Cost Recovery Statement

Section 9: Profit Sharing Statement

Section 10: Local Procurement Statement

Section 11: End of Year Statement

Section 12: Budget Statement

ACCOUNTING PROCEDURE

SECTION 1

GENERAL PROVISIONS

1.1 Purpose

Generally, the purpose of this Accounting Procedure is to set out principles and procedures of accounting which will enable the Government of India to monitor effectively the Contractor's costs, expenditures, production and income so that the Government's entitlement to Profit Petroleum can be accurately determined pursuant to the terms of the Contract. More specifically, the purpose of the Accounting Procedure is to:

- classify costs and expenditures and to define which costs and expenditures shall be allowable for cost recovery and profit sharing and participation purposes;
-  specify the manner in which the Contractor's accounts shall be prepared and approved; and
-  address numerous other accounting related matters.

This Accounting Procedure is intended to apply to the provisions of the Contract and is without prejudice to the computation of income tax under applicable provisions of the Income-Tax Act, 1961, as amended.

1.2  Definitions

For purposes of this Accounting Procedure, the terms used herein which are defined in the Contract shall have the same meaning when used in this Accounting Procedure.

1.3  Inconsistency

In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the other provisions of the Contract, the other provisions of the Contract shall prevail.

1.4  Documentation and Statements to be submitted by the Contractor

1.4.1   Within ninety (90) days of the Effective Date of the Contract, the Contractor shall submit to and discuss with the Government a proposed outline of charts of accounts, operating records and reports, which outline shall reflect each of the categories and sub-categories of costs and income specified in Sections 2 and 3 and shall be in accordance with generally accepted standards and recognized accounting systems and consistent with normal petroleum industry practice and procedures for joint venture operations.

Within ninety (90) days of receiving the above submission, the Government shall either provide written notification of its approval of the proposal or request, in writing, revisions to the proposal.

  Within one hundred and eighty (180) days from the Effective Date of the Contract, the Contractor and the Government shall agree on the outline of charts of accounts, records and reports which shall also describe the basis of the accounting system and procedures to be developed and used under this Contract. Following such agreement, the Contractor shall expeditiously prepare and provide the Government with formal copies of the comprehensive charts of accounts, records and reports and allow the Government to examine the manuals and to review procedures which are, and shall be, observed under the Contract.

1.4.2  Notwithstanding the generality of the foregoing, the Contractor shall make regular Statements relating to the Petroleum Operations as follows:

(i) Production Statement (see Section 5 of this Accounting Procedure).
(ii) Value of Production and Pricing Statement (see Section 6 of this Accounting Procedure).
(iii) Statement of Costs, Expenditures and Receipts (see Section 7 of this Accounting Procedure).
(iv) Cost Recovery Statement (see Section 8 of this Accounting Procedure).
(v)  Profit Sharing Statement (see Section 9 of this Accounting Procedure)
(vi) Local Procurement Statement (see Section 10 of this Accounting Procedure)
(vii) End of Year Statement (see Section 11 of this Accounting Procedure).
(viii) Budget Statement (see Section 12 of this Accounting Procedure).

1.4.3  All reports and Statements shall be prepared in accordance with the Contract and the laws of India and, where there are no relevant provisions in either of these, in accordance with generally accepted practices in the international petroleum industry.

1.4.4  Each of the entities constituting the Contractor shall be responsible for maintaining its own accounting records in order to comply with all legal requirements and to support all returns or any other accounting reports required by any Government authority in relation to the Petroleum Operations. However, for the purposes of giving effect to this Accounting Procedure, the Party constituting the Contractor who is the Operator shall be responsible for maintaining, at its business office in India, on behalf of the Contractor, all the accounts of the Petroleum Operations in accordance with the provisions of the Accounting Procedure and the Contract.

1.5 Language and Units of Account

All accounts, records, books, reports and Statements shall be maintained and prepared in the English language using mercantile basis of accounting. The accounts shall be maintained in United States Dollars, which shall be the controlling currency of account for cost recovery, and profit sharing purposes. Metric units and Barrels shall be employed for measurements required under the Contract. Where necessary for clarification, the Contractor may also maintain accounts and records in other languages, currencies and units.

1.6 Currency Exchange Rates

1.6.1 For conversion purposes between United States Dollars and Indian Rupees or any other currency, the monthly average of the daily mean of the buying and selling rates of exchange as quoted by the Reserve Bank of India (or any other financial body as may be mutually agreed by the Parties) for the Month in which the revenues, costs, expenditures, receipts or income are recorded, shall be used. However, in the case of any single non-US Dollar transaction in excess of the equivalent of fifty thousand (50,000) US Dollars, the conversion into US Dollars shall be performed on the basis of the average of the applicable exchange rates for the day on which the transaction occurred.

1.6.2  Any realized or unrealized gains or losses from the exchange of currency in respect of Petroleum Operations shall be credited or charged to the accounts. A record of the exchange rates used in converting Indian Rupees or any other currencies into United States Dollars as specified in Section 1.6.1 shall be maintained by the Contractor and shall be identified in the relevant Statements required to be submitted by the Contractor in accordance with Section 1.4.2.

1.7  Payments

1.7.1  Subject to Article 20.3 of the Contract and the foreign exchange laws and regulations prevailing from time to time, all payments between the Parties shall, unless otherwise agreed, be in United States Dollars and shall be made through a bank designated by each receiving Party.

1.7.2  Unless otherwise specified, all sums due under the Contract shall be paid within forty five (45) days from the date on which the obligation to pay was incurred.

1.7.3  All sums due by one Party to the other under the Contract during any Month shall, for each day such sums are overdue during such Month, bear interest compounded daily at the applicable LIBOR plus two (2) percentage points.

1.8 Arms Length Transactions

Unless otherwise specifically provided for in the Contract, all transactions giving rise to revenues, costs or expenditures which will be credited or charged to the accounts prepared, maintained or submitted hereunder shall be conducted at arms length or on such a basis as will assure that all such revenues, costs or expenditures will not be lower or higher, as the case may be, than would result from a transaction conducted at arms length on a competitive basis with third parties.

1.9  Audit and Inspection Rights of the Government

1.9.1 Without prejudice to statutory rights, the Government, upon at least twenty (20) Business Days advance written notice to the Contractor, shall have the right to inspect and audit, during normal business hours, all records and documents supporting costs, expenditures, expenses, receipts and income, such as the Contractor's accounts, books, records, invoices, cash vouchers, debit notes, price lists or similar documentation with respect to the Petroleum Operations conducted hereunder in each Year, within two (2) years (or such longer period as may be required in exceptional circumstances) from the end of such Year.

1.9.2  The Government may undertake the conduct of the audit either through its own representatives or through a qualified firm of recognised chartered accountants, registered in India or a reputed consulting firm, appointed for the purpose by the Government and the costs of audit in case of Government auditor(s) shall be borne by the Government, where as for outside auditor(s), this shall be borne by the Contractor as a General and Administrative Cost.

1.9.3   In conducting the audit, the Government or its auditors shall be entitled to examine and verify, at reasonable times, all charges and credits relating to the Contractor's activities under the Contract and all books of account, accounting entries, material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records considered necessary by the Government to audit and verify the charges and credits. The auditors shall also have the right, in connection with such audit, to visit and inspect, at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor directly or indirectly serving the Petroleum Operations, and to physically examine other property, facilities and stocks used in Petroleum Operations, wherever located and to question personnel associated with those operations. Where the Government requires verification of charges made by an Affiliate, the Government shall have the right to obtain an audit certificate from an internationally recognized firm of public accountants acceptable to both the Government and the Contractor, which may be the Contractor's statutory auditor. Submission of the audit certificate, shall in no way relieve or diminish the responsibility of the Contractor for the compliance with the obligations under the Contract.

1.9.4   Any audit exceptions shall be made by the Government in writing and notified to the Contractor within one hundred and twenty (120) days following completion of the audit in question.

1.9.5   The Contractor shall answer any notice of exception under Section 1.9.4 within one hundred and twenty (120) days of the receipt of such notice. Where the Contractor has, after the said one hundred and twenty (120) days, failed to answer a notice of exception, the exception shall prevail and deemed to have been agreed to by the Contractor.

1.9.6   All agreed adjustments resulting from an audit and all adjustments required by prevailing exceptions under Section 1.9.5 shall be promptly made in the Contractor's accounts and any consequential adjustments to the Government's entitlement to Petroleum shall be made within thirty (30) days therefrom.

1.9.7  Notwithstanding any reference to a Sole Expert or Arbitration in accordance with the provisions of the Contract, in case any amount is claimed as due to the Government resulting from the audit exception but not accepted or settled by the Contractor, then the Contractor shall deposit such claimed amount in a escrow account to be opened with a financial institution, failing mutually agreed agreement with State Bank of India within thirty (30) days from the date when the amount is disputed by the Contractor. The amount in escrow account along with any interest accumulated thereon shall be appropriated or adjusted in accordance with the decision or award of the Sole Expert or Arbitral Tribunal as may be or otherwise as mutually agreed to between the Parties.

1.9.8   If the Contractor and the Government are unable to reach final agreement on proposed audit adjustments, either Party may refer any dispute thereon to a sole expert as provided for in the Contract. So long as any issues are outstanding with respect to an audit, the Contractor shall maintain the relevant documents and permit inspection thereof until the issue is resolved.

1.10  Revision of the Accounting Procedure

By mutual agreement between the Government and the Contractor, this Accounting Procedure may be revised from time to time, in writing, signed by the Parties, stating the date upon which the amendments shall become effective.

SECTION 2

CLASSIFICATION, DEFINITION AND ALLOCATION OF COSTS
AND EXPENDITURES

2.1  Segregation of Costs

Costs shall be segregated in accordance with the purposes for which such expenditures are made. All costs and expenditures allowable under Section 3, relating to Petroleum Operations, shall be classified, defined and allocated as set out below in this Section.

2.2  Exploration Costs

Exploration Costs are all direct and allocated indirect expenditures incurred in the search for Petroleum in an area which is, or was at the time when such costs were incurred, part of the Contract Area, including expenditures incurred in respect of:

2.2.1   Aerial, geophysical, geochemical, palaeontological, geological, topographical and seismic surveys, analysis and studies and their interpretation.

2.2.2   Core hole drilling and water Well drilling.

2.2.3   Labour, materials, supplies and services used in drilling Wells with the object of finding Petroleum or in drilling Appraisal Wells provided that if such Wells are completed as producing Wells or injection Well for enhancing Oil recovery, the costs of completion thereof shall be classified as Development Costs.

2.2.4   Facilities used solely in support of the purposes described in Sections 2.2.1, 2.2.2 and 2.2.3 above, including access roads, all separately identified.

2.2.5   Any Service Costs and General and Administrative Costs directly incurred on exploration activities and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to Exploration Operations determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) represented by all other Exploration Costs.

2.2.6   Geological and geophysical information purchased or acquired in connection with Exploration Operations.

2.2.7   Any other expenditures incurred in the search for Petroleum not covered under Sections 2.3 or 2.4.

2.3  Development Costs

   Development Costs are all direct and allocated indirect expenditures incurred with respect to the development of discoveries within the Contract Area including expenditures incurred on account of:

2.3.1  Geological and Geophysical information acquired in connection with Development Operations.

2.3.2   Drilling Development Wells, whether these Wells are dry or producing and drilling Wells for the injection of water or Gas to enhance recovery of Petroleum.

2.3.3   Completing of Exploration Wells by way of installation of casing or equipment or otherwise or for the purpose of bringing a Well into use as a producing Well or as a Well for the injection of water or Gas to enhance recovery of Petroleum.

2.3.4   Purchase, installation or construction of production, transport and storage facilities for production of Petroleum, such as pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, enhanced recovery systems, offshore and onshore platforms, export terminals and piers, harbours and related facilities and access roads for production activities.

2.3.5   Engineering and design studies for facilities referred to in Section 2.3.3.

2.3.6   Any Service Costs and General and Administrative Costs directly incurred in Development Operations and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to development activities, determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) represented by all other Development Costs.

2.4  Production Costs

Production Costs are expenditures incurred on Production Operations after the start of production from the Field (which are other than Exploration and Development Costs). The balance of General and Administrative Costs and Service Costs not allocated to Exploration Costs or Development Costs shall be allocated to Production Costs.

2.5  Service Costs

Service Costs are direct and indirect expenditures incurred in support of Petroleum Operations in the Contract Area, including expenditures on warehouses, piers, marine vessels, vehicles, motorized rolling equipment, aircraft, fire and security stations, workshops, water and sewerage plants, power plants, housing, community and recreational facilities and furniture and tools and equipment used in these activities. Service Costs in any Year shall include the costs incurred in such Year to purchase and/or construct the said facilities as well as the annual costs of maintaining and operating the same, each to be identified separately. All Service Costs shall be regularly allocated as specified in Sections 2.2.5, 2.3.5 and 2.4 to Exploration Costs, Development Costs and Production Costs and shall be separately shown under each of these categories. Where Service Costs are made in respect of shared facilities, the basis of allocation of costs to Petroleum Operations hereunder shall be specified.

2.6  General and Administrative Costs

General and Administrative Costs are expenditures incurred on general administration and management primarily and principally related to Petroleum Operations in or in connection with the Contract Area, and shall include:

2.6.1   Main office, field office and general administrative expenditures in India including supervisory, accounting and employee relations services;

2.6.2   An annual overhead charge for services rendered by the parent company or an Affiliate to support and manage Petroleum Operations under the Contract, and for staff advice and assistance including financial, legal, accounting and employee relations services, but excluding any remuneration for services charged separately under this Accounting Procedure, provided that:-

(i)  for the period from the Effective Date until the date on which the first Development Plan under the Contract is approved by the Government, this annual charge shall be the Contractor's verifiable expenditure but shall in no event be greater than the following percentages of the total Contract Costs incurred during the Contract Year in or in connection with the Contract Area and qualifying for recovery pursuant to Section 3:

Contract costs in any Annual overhead charge
Contract year (in million US$)

0-23%
Over 2-5US $ 60,000 + 2% of Contract Costs
in excess of US $ 2 million.
Over 5US $ 120,000 + 1% of Contract
Costs in excess of US $ 5 million

(ii)  from the date on which the first Development Plan is approved, the charge shall be at an amount or rate to be agreed on between the Parties and stated in the Development Plan.

2.6.3   All General and Administrative Costs shall be regularly allocated as specified in Sections 2.2.5, 2.3.5 and 2.4 to Exploration Costs, Development Costs and Production Costs respectively, and shall be separately shown under each of these cost categories.

SECTION 3

COSTS, EXPENSES, EXPENDITURES AND INCIDENTAL INCOME
OF THE CONTRACTOR

3.1  Costs Recoverable and Allowable Without Further Approval of the Government

Costs incurred by the Contractor on Petroleum Operations as per reviewed or approved Work Programme and Budget by the Management Committee as the case may be, pursuant to the Contract as classified under the headings referred to in Section 2 shall be allowable for the purposes of the Contract except to the extent provided in Section 3.2 or elsewhere in this Accounting Procedure, and subject to audit, as referred to in Articles 25.4.1 to 25.4.4 and Article 25.5, as provided for herein. Further in case of variation in costs over the reviewed/approved Work Programme and Budget, as the case may be, or re-appropriation of costs, shall be submitted to the Management Committee for review/approval, as the case may be, within thirty (30) days from end of the relevant Financial Year and subject to the audit and other provisions of the Contract, such costs shall be allowable for the purposes of the Contract.

3.1.1  Surface Rights

All direct costs necessary for the acquisition, renewal or relinquishment of surface rights acquired and maintained in force for the purposes of the Contract except as provided in Section 3.1.9.

3.1.2Labour and Associated Labour Costs

(a) Contractor's locally recruited employees based in India

Costs of all the Contractor's locally recruited employees who are directly engaged in the conduct of Petroleum Operations under the Contract in India. Such costs shall include the costs of employee benefits and Government benefits for employees and levies imposed on the Contractor as an employer, transportation and relocation costs within India of the employee and such members of the employee's family as per the personnel policy of the employer as required by law or customary practice in India. If such employees are engaged in other activities in India, in addition to Petroleum Operations, the cost of such employees shall be apportioned on a time sheet basis according to sound and acceptable accounting principles.

(b) Assigned Personnel

Costs of salaries and wages, including bonuses, of the Contractor's employees directly and necessarily engaged in the conduct of the Petroleum Operations under the Contract, whether temporarily or permanently assigned, irrespective of the location of such employees, it being understood that in the case of those personnel only a portion of whose time is wholly dedicated to Petroleum Operations under the Contract, only that pro rata portion of applicable salaries, wages, and other costs, as specified in Sections 3.1.2(c), (d), (e), (f) and (g), shall be charged and the basis of such pro rata allocation shall be specified.
(c) The Contractor's costs regarding holiday, vacation, sickness and disability benefits and living and housing and other customary allowances applicable to the salaries and wages chargeable under Section 3.1.2(b) above.
(d) Expenses or contributions made pursuant to assessments or obligations imposed under the laws of India which are applicable to the Contractor's cost of salaries and wages chargeable under Section 3.1.2(b) above.
(e)  The Contractor's cost of established plans for employees' group life insurance, hospitalization, pension, retirement and other benefit plans of a like nature customarily granted to the Contractor's employees provided, however, that such costs are in accordance with generally accepted standards in the international petroleum industry, applicable to salaries and wages chargeable to Petroleum Operations under Section 3.1.2(b) above.
(f) Personal income taxes where and when they are paid by the Contractor to the Government of India for the employee, in accordance with the Contractor's standard personnel policies.
(g)  Reasonable transportation and travel expenses of employees of the Contractor, including those made for travel and relocation of the expatriate employees, including their dependent family and personal effects, assigned to India whose salaries and wages are chargeable to Petroleum Operations under Section 3.1.2(b) above.

Transportation cost as used in this Section shall mean the cost of freight and passenger service and any accountable incidental expenditures related to transfer travel and authorized under the Contractor's standard personnel policies. The Contractor shall ensure that all expenditures related to transportation costs are equitably allocated to the activities which have benefited from the personnel concerned.

3.1.3  Transportation Costs

The reasonable cost of transportation of equipment, materials and supplies within India and from outside India to India necessary for the conduct of Petroleum Operations under the Contract, including directly related costs such as unloading charges, dock fees and inland and ocean freight charges.

3.1.4  Charges for Services

  (i) Third Parties

The actual costs of contract services, services of professional consultants, utilities and other services necessary for the conduct of Petroleum Operations under the Contract performed by third parties other than an Affiliate of the Contractor, provided that the transactions resulting in such costs are undertaken pursuant to Section 1.8 of this Accounting Procedure.

  (ii) Affiliates of Contractor

(a) Professional and Administrative Services and Expenses

Cost of professional and administrative services provided by any Affiliate for the direct benefit of Petroleum Operations, including, but not limited to, services provided by the production, exploration, legal, financial, insurance, accounting and computer services divisions other than those covered by Section 3.1.4 (ii)(b) which the Contractor may use in lieu of having its own employees. Charges shall be equal to the actual cost of providing their services, shall not include any element of profit and shall not be any higher than the most favourable prices charged by the Affiliate to third parties for comparable services under similar terms and conditions elsewhere and will be fair and reasonable in the light of prevailing modern oilfield and petroleum industry practices.

(b) Scientific or Technical Personnel

Cost of scientific or technical personnel services provided by any Affiliate of the Contractor for the direct benefit of Petroleum Operations, which cost shall be charged on a cost of service basis. Charges therefor shall not exceed charges for comparable services currently provided by outside technical service organizations of comparable qualifications. Unless the work to be done by such personnel is covered by an Approved Budget and Work Programme, the Contractor shall not authorize work by such personnel without approval of the Management Committee.

(c)  Equipment, facilities and property owned and furnished by the Contractor's Affiliates, at rates commensurate with the cost of ownership and operation provided, however, that such rates shall not exceed those currently prevailing for the supply of like equipment, facilities and property on comparable terms in the area where the Petroleum Operations are being conducted. The equipment and facilities referred to herein shall exclude major investment items such as (but not limited to) drilling rigs, producing platforms, oil treating facilities, oil and gas loading and transportation systems, storage and terminal facilities and other major facilities, rates for which shall be subject to separate agreement with the Government.

3.1.5 Communications
Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems including radio, satellite link and microwave facilities between the Contract Area and the Contractor's nearest base facility.

3.1.6  Office, Shore Bases and Miscellaneous Facilities

Net cost to the Contractor of establishing, maintaining and operating any office, sub-office, shore base facility, warehouse, housing or other facility directly serving the Petroleum Operations. If any such facility services contract areas other than the Contract Area, or any business other than Petroleum Operations, the net costs thereof shall be allocated on an equitable and consistent basis.

3.1.7  Environmental Studies and Protection

Costs incurred in conducting the environmental impact assessment studies for the Contract Area, and in taking environmental protection measures including abandonment cost or contribution to abandonment funds as may be created for abandonment and Site Restoration pursuant to the terms of the Contract.

3.1.8  Materials and equipment

  (i) General

So far as is practicable and consistent with efficient and economical operation, only such material shall be purchased or furnished by the Contractor for use in the Petroleum Operations as may be required for use in the reasonably foreseeable future and the accumulation of surplus stocks shall be avoided. Material and equipment held in inventory shall only be charged to the accounts when such material is removed from inventory and used in Petroleum Operations. Costs shall be charged to the accounting records and books based on the “First-in, First-out method”.

(ii) Warranty

In the case of defective material or equipment, any adjustment received by the Contractor from the suppliers or manufacturers or their agents in respect of any warranty on material or equipment shall be credited to the accounts under the Contract.

  (iii) Value of materials charged to the accounts under the Contract

(a) Except as otherwise provided in subparagraph (b) below, materials purchased by the Contractor for use in the Petroleum Operations shall be valued to include invoice price less trade and cash discounts, if any, purchase and procurement fees plus freight and forwarding charges between point of supply and point of shipment, freight to port of destination, insurance, taxes, custom duties, consular fees, other items chargeable against imported material and, where applicable, handling and transportation costs from point of importation to warehouse or operating site, and these costs shall not exceed those currently prevailing in normal arms length transactions on the open market.

(b)  Material purchased from or sold to Affiliates or transferred to or from activities of the Contractor other than Petroleum Operations under the Contract:

(aa) new material (hereinafter referred to as condition A) shall be valued at the current international price which shall not exceed the price prevailing in normal arms length transactions on the open market;

(bb) used material which is in sound and serviceable condition and is suitable for reuse without reconditioning (hereinafter referred to as condition B) shall be priced at not more than seventy five per cent (75%) of the current price of the above mentioned new materials;

(cc) used material which cannot be classified as condition B, but which, after reconditioning, will be further serviceable for original function as good second-hand condition B material or is serviceable for original function, but substantially not suitable for reconditioning (hereinafter referred to as condition C) shall be priced at not more than fifty per cent (50%) of the current price of the new material referred to above as condition A.

The cost of reconditioning shall be charged to the reconditioned material, provided that the condition C material value plus the cost of reconditioning does not exceed the value of condition B material.

Material which cannot be classified as condition B or condition C shall be priced at a value commensurate with its use.

Material involving erection expenditure shall be charged at the applicable condition percentage (referred to above) of the current knocked-down price of new material referred to above as condition A.

When the use of material is temporary and its service to the Petroleum Operations does not justify the reduction in price in relation to materials referred to above as conditions B and C, such material shall be priced on a basis that will result in a net charge to the accounts under the Contract consistent with the value of the service rendered.

3.1.9 Duties, Fees and Other Charges

Any duties, levies, fees, charges and any other assessments levied by any governmental or taxing authority in connection with the Contractor's activities under the Contract and paid directly by the Contractor except corporate income tax payable by the constituents of the Contractor.

3.1.10  Insurance and Losses

Insurance premia and costs incurred for insurance pursuant to Article 24 of the Contract, provided that such insurance is customary, affords prudent protection against risk and is at a premium no higher than that charged on a competitive basis by insurance companies which are not Affiliates. Except as provided in Sections 3.2 (ix), Section 3.2(x) and Section 3.2(xi), actual costs and losses incurred shall be allowable to the extent not made good by insurance. Such costs may include, but are not limited to, repair and replacement of property in the Contract Area resulting from damages or losses incurred by fire, flood, storm, theft, accident or such other cause.

3.1.11  Legal Expenses

All reasonable costs and expenses, except Section 3.2 (xi) resulting from the handling, investigating, asserting, defending, or settling of any claim or legal action necessary or expedient for the procuring, perfecting, retention and protection of the Contract Area and in defending or prosecuting lawsuits involving the Contract Area or any third party claim arising out of Petroleum Operations under the Contract, or sums paid in respect of legal services necessary for the protection of the joint interest of Government and the Contractor, shall be allowable. Such expenditures shall include attorney's fees, court costs, costs of investigation and procurement of evidence and amounts paid in settlement or satisfaction of any such litigation and claims provided such costs are not covered elsewhere in the Accounting Procedure. Where legal services are rendered in such matters by salaried or regularly retained lawyers of the Contractor or an Affiliate, such compensation shall be included instead under Section 3.1.2 or 3.1.4 (ii) above as applicable.

3.1.12  Training Costs

All costs and expenses incurred by the Contractor in training as is required under Article 22 of the Contract.

3.1.13  General and Administrative Costs

The costs described in Section 2.6.1 and the charge described in Section 2.6.2 of this Accounting Procedure.

3.1.14  Royalty, License fee, surface rentals etc.

Royalty, License fee, surface rentals, dead rents and other levies and taxes paid to the Government of India or State Government or local Government bodies or authority or agency except income tax paid to the Government.

3.2   Costs not recoverable and not allowable under the Contract

The following costs and expenses shall not be recoverable or allowable (whether directly as such or indirectly as part of any other charges or expense) for cost recovery and profit sharing purposes under the Contract :

(i)  costs and charges incurred before the Effective Date including costs in respect of preparation, signature or ratification of this Contract;

Explanatory Note: It is clarified that costs and expenditures, incurred prior to the Effective Date but after the execution of the Contract, for making statutory payments in connection with the Petroleum Operations such as Petroleum Exploration License (PEL) fee and application fee shall be allowed as Contract Cost and shall be cost recoverable.

(ii) expenditures in respect of any financial transaction to negotiate, float or otherwise obtain or secure funds for Petroleum Operations including, but not limited to, interest, commission, brokerage and fees related to such transactions, as well as exchange losses on loans or other financing, whether between Affiliates or otherwise;
(iii) costs of marketing or transportation of Petroleum beyond the Delivery Point;
(iv)  expenditures incurred in obtaining, furnishing and maintaining the guarantees required under the Contract and any other amounts spent on indemnities with regard to non-fulfillment of contractual obligations;
(v)  attorney's fees and other costs and charges in connection with arbitration proceedings and sole expert determination pursuant to the Contract;
(vi)  fines, interest and penalties imposed by Courts of law of the Republic of India;
(vii) donations and contributions;
(viii) expenditures on creation of any partnership or joint venture arrangement;
(ix) amounts paid with respect to non-fulfillment of contractual obligations;
(x)  costs incurred as a result of failure to insure where insurance is required pursuant to the Contract, or of failure to follow procedures laid down by an insurance policy or where the Contractor has elected to self insure, or has under-insured;
(xi)  costs and expenditures incurred as a result of misconduct or negligence of the Contractor; and
(xii) expenses of the members of the Management Committee as per Article 6.12.

3.3  Other costs recoverable and allowable only with Management Committee approval
Any other costs and expenditures not included in Section 3.1 or 3.2 of this Accounting Procedure but which have been incurred by the Contractor for the necessary and proper conduct of Petroleum Operations shall be allowed to be recovered only with the express prior approval in writing of the Management Committee.

3.4  Incidental Income and Credits

All incidental income and proceeds received from Petroleum Operations under the Contract, including but not limited to the items listed below, shall be credited to the accounts under the Contract and shall be taken into account for cost recovery, and Profit Petroleum sharing purposes in the manner described in Articles 15 and 16 of the Contract:-

(i)  The proceeds of any insurance or claim or judicial awards in connection with Petroleum Operations under the Contract or any assets charged to the accounts under the Contract where such operations or assets have been insured and the premia charged to the accounts under the Contract;
(ii) Revenue received from third parties for the use of property or assets, the cost of which has been charged to the accounts under the Contract;
(iii) Any adjustment received by the Contractor from the suppliers/manufacturers or their agents in connection with defective material, the cost of which was previously charged by the Contractor to the accounts under the Contract;
(iv)  Rentals, refunds or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract;
(v)  Prices originally charged to the accounts under the Contract for materials subsequently exported from the Republic of India without being used in Petroleum Operations under the Contract;
(vi) Proceeds from the sale or exchange by the Contractor of assets, plant or facilities, the acquisition costs of which have been charged to the accounts under the Contract;
(vii) Legal costs charged to the accounts under Section 3.1.11 of this Accounting Procedure and subsequently recovered by the Contractor.

3.5  Non-Duplication of Charges and Credits

Notwithstanding any provision to the contrary in this Accounting Procedure, it is the objective of the Parties that there shall be no duplication of charges or credits to the accounts under the Contract.

SECTION 4

RECORDS AND INVENTORIES OF ASSETS

4.1   Records

4.1.1  The Contractor shall keep and maintain detailed records of property and assets in use for or in connection with Petroleum Operations under the Contract in accordance with normal practices in exploration and production activities of the international petroleum industry. Such records shall include information on quantities, location and condition of such property and assets, and whether such property or assets are leased or owned.

4.2  Inventories

4.2.1  The Contractor shall:

(a)  not less than once every twelve (12) Months with respect to movable assets; and
(b)  not less than once every three (3) Years with respect to immovable assets,

take an inventory of the assets used for or in connection with Petroleum Operations in terms of the Contract and address and deliver such inventory to the Government together with a written statement of the principles upon which valuation of the assets mentioned in such inventory has been based.

4.2.2  The Contractor shall give the Government at least thirty (30) days notice in writing in the manner provided for in the Contract of its intention to take the inventory referred to in Section 4.2.1 and the Government shall have the right to be represented when such inventory is taken.

4.2.3  When an assignment of rights under the Contract takes place, a special inventory shall be taken by the Contractor at the request of the assignee provided that the cost of such inventory is borne by the assignee and paid to the Contractor.

4.2.4  In order to give effect to Article 27 of the Contract, the Contractor shall provide the Government with a comprehensive list of all relevant assets when requested by the Government to do so.

SECTION 5

PRODUCTION STATEMENT

5.1  From the date of first production of Petroleum from the Contract Area the Contractor shall submit a monthly Production Statement to Government showing the following information separately of each producing Field and in aggregate for the Contract Area:

5.1.1  The quantity of Crude Oil and Condensate produced and saved.

5.1.2  The quality and characteristics of such Crude Oil and Condensate produced and saved.

5.1.3  The quantity of Associated Natural Gas and Non Associated Natural Gas produced and saved.

5.1.4  The quality, characteristics and composition of such Natural Gas produced and saved separately.

5.1.5  The quantities of Crude Oil, Condensate and Natural Gas used for the purposes of carrying on drilling and production operations and pumping to field storage, as well as quantities re-injected.

5.1.6  The quantities of Crude Oil, Condensate and Natural Gas unavoidably lost.

5.1.7  The quantities of Natural Gas flared and vented.

5.1.8  The size of Petroleum stocks held on the first day of the Month in question.

5.1.9  The size of Petroleum stocks held on the last day of the Month in question.

5.1.10  The quantities of Natural Gas reinjected into the Petroleum Reservoir.

5.1.11  The number of days in the Month during which Petroleum was produced from each Field.

5.1.12   The Gas-Oil ratio for each Reservoir and Field for the relevant Month.

5.1.13  Water production, water injection and Reservoir pressure data for each Reservoir and Field.

5.2   All quantities shown in this Statement shall be expressed in both volumetric terms (barrels of Oil and cubic metres of Gas) and in the case of Oil in weight (metric tonnes).

5.3  For the purpose of reporting Field production quantities pursuant to this Section, the Contractor shall agree with the Management Committee on the exact area to be designated as Development Area.

5.4   The Government may direct in writing that the Contractor include other reasonable particulars relating to the production of Petroleum in its monthly Production Statement, and the Contractor shall comply with such direction.

5.5  The Production Statement for each Month shall be submitted to Government no later than fifteen (15) days after the end of such Month.

SECTION 6

VALUE OF PRODUCTION AND PRICING STATEMENT

6.1  The Contractor shall, for the purposes of Article 19 of the Contract, prepare a Statement providing calculations of the value of Crude Oil and Condensate produced and saved during each Month. This Statement shall contain the following information:

6.1.1  The quantities, prices and receipts realised therefor by the Contractor as a result of sales of Crude Oil and Condensate to third parties made during the Month in question.

6.1.2  The quantities, prices and receipts realised therefor by the Contractor as a result of sales of Crude Oil and Condensate made during the Month in question, other than to third parties, if any.

6.1.3  The quantities of Crude Oil and Condensate appropriated by the Contractor to refining or other processing without otherwise being disposed of in the form of Crude Oil or Condensate.

6.1.4  The value of stocks of Crude Oil and Condensate on the first day of the Month in question.

6.1.5  The value of stocks of Crude Oil and Condensate on the last day of the Month in question.

6.1.6  The percentage volume of total sales of Crude Oil and Condensate made by the Contractor during the Month that are Arms Length Sales to third parties.

6.1.7  Information available to the Contractor, insofar as required for the purposes of Article 19 of the Contract, concerning the prices of competitive crude oils produced by the main petroleum producing and exporting countries including contract prices, discounts and premia, and prices obtained on the spot markets.

6.2   The Contractor shall, for the purpose of Article 21 of the Contract, prepare a Statement providing calculations of the value of Associated Natural Gas and Non Associated Natural Gas produced, flared internally used, saved and sold during each Month. This Statement shall contain all information of the type specified in Section 6.1 for Crude Oil as is applicable to Gas and such other relevant information as may be required by Government.

6.3   The Statements required pursuant to Sections 6.1 and 6.2 shall include a detailed breakdown of the calculation of the prices of Crude Oil, Condensate, Associated Natural Gas and Non Associated Natural Gas pursuant to the provisions of Articles 19 and 21.

6.4   The Value of Production and Pricing Statement for each Month shall be submitted to Government not later than thirty (30) days after the end of such Month.

SECTION 7

STATEMENT OF COSTS, EXPENDITURES AND RECEIPTS

7.1  The Contractor shall prepare with respect to each Quarter a Statement of Costs, Expenditures and Receipts under the Contract using mercantile basis of accounting. The Statement shall distinguish between Exploration Costs, Development Costs and Production Costs and shall separately identify all significant items of costs and expenditure as itemised in Section 3 of this Accounting Procedure within these categories. The Statement of receipts shall distinguish between income from the sale of Petroleum and incidental income of the sort itemised in Section 3.4 of this Accounting Procedure. If the Government is not satisfied with the degree of disaggregation within the categories, it shall be entitled to request a more detailed breakdown. The Statement shall show the following:

7.1.1  Actual costs, expenditures and receipts for the Quarter in question.

7.1.2  Cumulative costs, expenditures and receipts for the Year in question.

7.1.3  Latest forecast of cumulative costs, expenditures and receipts at the Year end.

7.1.4  Variations between budget forecast and latest forecast and explanations thereof.

7.2   The Statement of Costs, Expenditures and Receipts of each Quarter shall be submitted to Government not later than thirty (30) days after the end of such Quarter.

SECTION 8

COST RECOVERY STATEMENT

8.1   The Contractor shall prepare with respect to each Calendar Quarter a Cost Recovery Statement containing the following information:

8.1.1   Unrecovered Contract Costs carried forward from the previous Quarter, if any.

8.1.2   Contract Costs for the Quarter in question.

8.1.3  Total Contract Costs for the Quarter in question (Section 8.1.1 plus Section 8.1.2).

8.1.4   Quantity and value of Cost Petroleum taken and disposed of by the Contractor for the Quarter in question.

8.1.5   Contract Costs recovered during the Quarter in question as per Article 15.

8.1.6  Total cumulative amount of Contract Costs recovered up to the end of the Quarter in question.

8.1.7   Amount of Contract Costs to be carried forward into the next Quarter.

8.2  The Cost Recovery Statement for each Quarter shall be submitted to Government not later than thirty (30) days after the end of such Quarter.

SECTION 9

PROFIT SHARING STATEMENT

9.1  The Contractor shall prepare with respect to each Quarter a Profit Sharing Statement containing the following information:

9.1.1  The calculation of the applicable net cash flows as defined in Appendix D for the Quarter in question.

9.1.2  The value of the Investment Multiple applicable in the Quarter in question.

9.1.3   Based on Section 9.1.2 and Article 16, the appropriate percentages of Profit Petroleum for the Government and the Contractor in the Quarter in question.

9.1.4   The total amount of Profit Petroleum to be shared between the Government and the Contractor in the Quarter in question.

9.1.5  Based on Sections 9.1.3 and 9.1.4, the amount of Profit Petroleum due to the Government and the Contractor as well as to each constituent of the Contractor in the Quarter in question.

9.1.6  The actual amounts of Petroleum taken or payment received by Government and the Contractor as well as by each constituent of the Contractor during the Quarter in question to satisfy their entitlements pursuant to Section 9.1.5.

9.1.7   Adjustments to be made, if any, in future Quarters in the respective amounts of Profit Petroleum due to the Government and the Contractor as well as to each constituent of the Contractor on account of any differences between the amounts specified in Sections 9.1.5 and 9.1.6, as well as any cumulative adjustments outstanding from previous Quarters.

9.2   The Profit Sharing Statement shall be submitted to Government not later than thirty (30) days after the end of such Quarter. Any amount due or adjustment required in profit sharing among the Parties shall be made within thirty (30) days from the submission of the Statement to the Government.

SECTION 10

LOCAL PROCUREMENT STATEMENT

10.1  In furtherance of the obligation in Article 23 of the Contract for the Contractor to give preference to the procurement of Indian goods and services, the Contractor shall prepare in respect of each Year a local procurement statement, containing the following information:

(a) The amount of expenditure incurred by the Contractor directly, or indirectly through its Subcontractors, on goods supplied, produced or manufactured in India;
(b) the amount of expenditure incurred by the Contractor directly, or indirectly through its Subcontractors, on services provided by Indian entities;
(c) the respective percentages that the expenditures recorded under items (a) and (b) above represent of the Contractor’s total expenditures;
(d) a detailed description of the procedures adopted during the Year to identify and purchase goods and services from Indian suppliers; and
(e) a detailed exposition of how the local purchases for the Year as recorded under items (a) and (b) above compared with the projected purchases included in the budget statement for that Year (pursuant to Section 12.1.3), with explanations for any significant variations;

10.2  The local procurement statement shall be submitted to the Government within sixty (60) days after the end of each Year.

SECTION 11

END OF YEAR STATEMENT

11.1   The Contractor shall prepare a definitive End of Year Statement. The Statement shall contain aggregated information in the same format as required in the Production Statement, Value of Production and Pricing Statement, Statement of Costs, Expenditures and Receipts, Cost Recovery Statement and Profit Sharing Statement, but shall be based on actual quantities of Petroleum produced, income received and costs and expenditures incurred. Based upon this Statement, any adjustments that are necessary shall be made to the transactions concerned under the Contract.

[Explanation : End of year Statement shall further contain the item wise justification for the variation between the actual costs and expenditure incurred and included in the statement of costs, expenditure and receipts vis-à-vis the Budgets for corresponding line items.]

11.2   The End of Year Statement for each Year shall be submitted to Government within ninety (90) days of the end of such Year.

SECTION 12

BUDGET STATEMENT

12.1   The Contractor shall prepare a Budget Statement for each Year. This Statement shall distinguish between budgeted Exploration Costs, Development Costs and Production Costs and shall show the following:

12.1.1  Forecast costs, expenditures and receipts for the Year in question.

12.1.2   A schedule showing the most important individual items of total costs, expenditures and receipts for the said Year.

12.1.3  Estimated amounts to be spent in the Year on procuring goods and services in India.

12.2   The Budget Statement shall be submitted to Government with respect to each Year not less than ninety (90) days before the start of the said Year provided that in the case of the Year in which the Effective Date falls, the Budget Statement shall be submitted within ninety (90) days of the Effective Date.

APPENDIX-D

CALCULATION OF THE INVESTMENT MULTIPLE
FOR PRODUCTION SHARING PURPOSES

1.   In accordance with the provisions of Article 16, the share of the Government and the Contractor respectively of Profit Petroleum from the Contract Area in any Year shall be determined by the Investment Multiple earned by the Contractor from the then Petroleum Operations at the end of the preceding Year. These measures of profitability shall be calculated on the basis of the appropriate net cash flows as specified in this Appendix D.

2.   The "Net Cash Income" of the Contractor from their Petroleum Operations in any particular Year is the aggregate value for the Year of the following:

(i) Cost Petroleum entitlement of the Contractor as provided in Article 15;

plus

(ii) Profit Petroleum entitlement of the Contractor as provided in Article 16;

plus

(iii) the Contractor’s all incidental income (of the type specified in section 3.4 of the Accounting Procedure) arising from Petroleum Operations;

less

(iv) the Contractor’s Production Costs and royalty payments (Article 17) incurred on or in the Contract Area;

3.   The "Investment" made by the Contractor in the Contract Area in any particular Year is the aggregate value for the Year of:

(i)  the Contractor’s Exploration Costs incurred on or in the Contract Area pursuant to Article 15 plus

(ii) the Contractor’s Development Costs incurred on or in the Contract Area.

4.   For the purposes of the calculation of the Investment Multiple, costs or expenditures which are not allowable as provided in the Accounting Procedure shall be excluded from Contract Costs and be disregarded.

5.   The Investment Multiple ratio earned by the Contractor as at the end of any Year shall be calculated by dividing the aggregate value of the addition of each of the annual Net Cash Incomes (accumulated, without interest, up to and including that Year starting from the Year in which Production Costs were first incurred or Production first arose) by the aggregate value of the addition of each of the annual Investments (accumulated, without interest, up to and including that Year starting from the Year in which Exploration and Development Costs were first incurred).

6.   Profit Petroleum from the Contract Area in any Year shall be shared between the Government and the Contractor in accordance with the value of the Investment Multiple earned by the Contractor as at the end of the previous Year pursuant to Articles 16.2 to 16.5.

APPENDIX-E1

FORM OF PARENT COMPANY FINANCIAL AND PERFORMANCE GUARANTEE
(to be furnished pursuant to Article 29.1 (b) of the Contract)

   WHEREAS_____________________________________ a company duly organised and existing under the laws of___________________ having its registered office at____________________ (hereinafter referred to as 'the Guarantor' which expression shall include its successors and assigns) is [the indirect owner of one hundred percent (100%) of the capital stock of XYZ Company and direct owner of its parent company;] and

WHEREAS XYZ Company is signatory to a Production Sharing Contract in respect of an (offshore) (onshore) area identified as Block ___________________________________ (hereinafter referred to as 'the Contract') made between the Government of India (hereinafter referred to as 'the Government'), and XYZ Company (hereinafter referred to as XYZ which expression shall include its successors and permitted assigns); and

WHEREAS the Guarantor wishes to guarantee the performance of XYZ Company or its Affiliate Assignee under the Contract as required by the terms of the Contract;

NOW, THEREFORE this Deed hereby provides as follows:

1.   The Guarantor hereby unconditionally and irrevocably guarantees to the Government that it will make available, or cause to be made available, to XYZ Company or any other directly or indirectly owned Affiliate of XYZ Company to which any part or all of XYZ Company's rights or interest under the Contract may subsequently be assigned ('Affiliate Assignee'), financial, technical and other resources required to ensure that XYZ Company or any Affiliate Assignee can carry out its obligations as set forth in the Contract.

2.  The Guarantor further unconditionally and irrevocably guarantees to the Government the due and punctual compliance by XYZ Company or any Affiliate Assignee, of any obligations of XYZ Company or any Affiliate Assignee under the Contract.

3.  The Guarantor hereby undertakes to the Government that if XYZ Company, or any Affiliate Assignee, shall, in any respect, fail to perform its obligations under the Contract or commit any breach of such obligations, then the Guarantor shall fulfil or cause to be fulfilled the said obligations in place of XYZ Company or any Affiliate Assignee, and will indemnify the Government against all losses, damages, costs, expenses or otherwise which may result directly from such failure to perform or breach on the part of XYZ Company.

4.  This guarantee shall take effect from the Effective Date and shall remain in full force and effect for the duration of the said Contract and thereafter until no sum remains payable by XYZ Company, or its Affiliate Assignee, under the Contract or as a result of any decision or award made by any expert or arbitral tribunal thereunder.

5.  This guarantee shall not be affected by any change in the articles of association and bye-laws of XYZ Company or the Guarantor or in any instrument establishing the Company or Guarantor.

6.  The liabilities of the Guarantor shall not be discharged or affected by (a) any time indulgence, waiver or consent given to XYZ Company; (b) any amendment to the Contract or to any security or other guarantee or indemnity to which XYZ Company has agreed; (c) the enforcement or waiver of any terms of the Contract or of any security, other guarantee or indemnity; or (d) the dissolution, amalgamation, reconstruction or reorganisation of XYZ Company.

7.  This guarantee shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF the Guarantor, through its duly authorised representatives, has caused its seal to be duly affixed hereto and this guarantee to be duly executed the _____________ day of _________________ 200_.

APPENDIX-E2

FORM OF COMPANY FINANCIAL AND PERFORMANCE GUARANTEE
(to be furnished pursuant to Article 29.1 (b) of the Contract)

   WHEREAS____XYZ Company ______________________________________ duly organised and existing under the laws of___________________ having its registered office at_________________________ (hereinafter referred to as 'the Guarantor' which expression shall include its successors and assigns) is signatory to a Production Sharing Contract in respect of an (offshore) (onshore) area identified as Block ___________________________________ (hereinafter referred to as 'the Contract') made between the Government of India (hereinafter referred to as 'the Government'), and XYZ Company (hereinafter referred to as XYZ which expression shall include its successors and permitted assigns); and

WHEREAS the Guarantor wishes to guarantee its performance under the Contract as required by the terms of the Contract;

NOW, THEREFORE this Deed hereby provides as follows:

1.   The Guarantor hereby unconditionally and irrevocably guarantees to the Government that it will make available, or cause to be made available, financial, technical and other resources required to ensure that XYZ Company can carry out its obligations as set forth in the Contract.

2.  The Guarantor further unconditionally and irrevocably guarantees to the Government the due and punctual compliance by it of any obligations under the Contract.

3.  The Guarantor hereby undertakes to the Government that it shall fulfill or cause to be fulfilled all its obligations under the Contract, and if it fails to perform its obligations under the Contract or commits any breach of such obligations, then it shall indemnify the Government against all losses, damages, costs, expenses or otherwise which may result directly from such failure to perform or breach on its part.

4.  This guarantee shall take effect from the Effective Date and shall remain in full force and effect for the duration of the said Contract and thereafter until no sum remains payable by XYZ Company, under the Contract or as a result of any decision or award made by any expert or arbitral tribunal thereunder.

5. This guarantee shall not be affected by any change in the articles of association and bye-laws of XYZ Company or in any instrument establishing the Company.

6. The liabilities of the Guarantor shall not be discharged or affected by (a) any time indulgence, waiver or consent given to XYZ Company; (b) any amendment to the Contract or to any security or other guarantee or indemnity to which XYZ Company has agreed; (c) the enforcement or waiver of any terms of the Contract or of any security, other guarantee or indemnity.

7. This guarantee shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF the Guarantor, through its duly authorised representatives, has caused its seal to be duly affixed hereto and this guarantee to be duly executed the _____________ day of _________________ 200__.

APPENDIX-F

PROCEDURE FOR ACQUISITION OF GOODS AND SERVICES

I OBJECTIVES

The objectives of these procedures are to:

(a)
ensure that the goods and services acquired by the Operator for carrying out the Petroleum Operations are acquired at the optimum cost taking into consideration all relevant factors including price, quality, delivery time and the reliability of potential suppliers.

(b)	ensure that goods and services are delivered in a timely manner taking into consideration the consequences of delays in the acquisition of these goods and services on the project as a whole.
(c)	ensure that the provisions of Article 23 of the Contract are implemented.

II PRINCIPLES

The principles upon which these procedures are based are:

(a)	The Parties must be satisfied that the Operator is working to an agreed procedure for acquiring goods and services which is auditable and in accordance with the provisions of the Contract.
(b)	The Operator must have the ability to acquire goods and services expeditiously so that the project schedules in respect of Approved Work Programmes are maintained.

III PROCEDURES

The procedures to be adopted by the Operator for the acquisition of goods and services shall be as follows:

	Procedure A	Procedure B	Procedure C
Applicable to Exploration, Appraisal, Development and Production operations	$ 50,000 to less than $ 200,000	$ 200,000 to less than $ 500,000	Equal to or more than $ 500,000

For contracts valued at less than US$ 5000

The Operator will be at liberty to determine the procurement procedures and methods to procure goods and services valued at less than US Dollars five thousand (US$5000).

For Contracts valued at US$ 5000 and above but less than US$ 50,000

The Operator will be at liberty to determine the preferred method of acquiring goods and services valued at US Dollars five thousand (US$ 5000) and above but less than US Dollars fifty thousand (US$ 50,000) provided that at least three (3) quotations from selected suppliers (including at least one (1) Indian supplier) will be obtained. For items valued at greater than US Dollars twenty thousand (US$ 20,000), Operator is required to report to the Operating Committee if the quote accepted exceed the lowest quote by more than twenty (20) percent. Operator will promptly report to the Operating Committee the Operator’s reasons for not selecting the lowest quote.

Procedure A:

Operator shall:

(1)
provide the constituents of the Contractor with a list of all the entities approved by the Operating Committee as per Appendix-F (V) for the applicable category of the contract along with other entities, if any, from whom the Operator proposes to invite tender;

(2)	add to such list the entities whom other Party requests for adding within five (5) Business Days on receipt of such lists;
(3)
if and when any Party so requests, Operator shall evaluate any entity listed in (1) and (2) above to assure that entity is qualified as based on the qualification criteria agreed in accordance with Appendix-F(IV) to perform under the contract;

(4)	complete the tendering process within a reasonable period of time;
(5)
circulate to all constituents of the Contractor a comparative bid analysis stating Operator’s choice of the entity for award of contract. Provide also reasons for such choice in case entity chosen is not the lowest bidder;

(6)	inform all the constituents of the Contractor of the entities to whom the contract has been awarded; and
(7)	upon the request of a Party, provide such Party with a copy of the final version of the contract awarded.

Procedure B:

Operator shall:

(1)	provide the Parties with a list of all the entities approved by the Operating Committee as per Appendix-F (V) for the applicable category of the contract,

along with other entities, if any, from whom the Operator proposes to invite tender;
(2)	add to such list the entities whom a Party requests for adding within five (5) Business Days on receipt of such list;
(3)
if and when any Party so requests, Operator shall evaluate any entity listed in (1) and (2) above to assure that entity is qualified as based on the qualification criteria agreed in accordance with Appendix-F (IV), to perform under the contract;

(4)	complete the tendering procedure within a reasonable period of time;
(5)
circulate to all constituents of the Contractor a comparative bid analysis stating Operator’s choice of the entity for award of contract. Provide also reasons for such choice in case the entity chosen is not the lowest bidder. If the bid selected is not the lowest bid, obtain prior approval of the Operating Committee for award of contract;

(6)	award the contract accordingly and inform all the members of the Management Committee of the entities to whom the contract has been awarded; and
(7)	upon the request of a Party, provide such Party with a copy of the final version of the contract awarded.

Procedure C:

Operator shall:

(1)
publish invitations for parties to pre-qualify for the proposed contract in at least three (3) daily national Indian newspaper. Provide to Non-Operating Companies, a list of responding parties and an analysis of their qualifications for the contract being contemplated to be awarded. Include those who qualify, as per the prequalification criteria approved as per Appendix-F (IV) in the list of entities from whom Operator proposes to invite tender for the said contract;

(2)
provide the members of the Management Committee with a total list of all the entities selected as (1) above and all the entities approved by the Operating Committee as per Appendix-F (V) for the applicable category of the contract, along with other entities, if any, from whom the Operator proposes to invite tender;

(3)	add to such entities whom a Party requests for adding within five (5) Business Days on receipt of such list;
(4)
if and when any Party so requests, Operator shall evaluate any entity listed in (2) and (3) above to assure that entity is qualified as based on the qualification criteria agreed in accordance with Appendix-F(IV), to perform under the contract;

(5)	prepare and dispatch the tender documents to the entities as finally listed and to Parties;
(6)	after the expiration of the period allowed for tendering, consider and analyse the details of all bids received;
(7)	prepare and circulate to the constituents of the Contractor a comparative bid analysis stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;
(8)	obtain the approval of the Operating Committee to the recommended bid. However, failing Operating Committee approval any Company may refer the issue to the Management Committee for decision; and
(9)	award the contract accordingly and upon the request of a Party, provide such Party with a copy of the final version of the contract;

IV.
A set of vendor qualifications criteria for each major category contract/supply shall be proposed by the Operator and approved by the Operating Committee within thirty (30) days of its submission. In the event the Operating Committee fails to approve vendor qualification criteria within thirty (30) days of the date the same is first submitted by the Operator, the matter shall be referred to the Management Committee for decision. The Operating Committee may revise the qualification criteria.

V.
It is anticipated that, in order to expedite joint operations, contracts will be awarded to qualified vendors/contractors who are identified as approved vendors for the specified activities. A list of such approved vendors shall first be established as follows:

Operator shall:

(1)	provide the constituents of the Contractor with a list of the entities from whom Operator proposes to invite tender for contracts; and
(2)	add to such list entities whom a Company requests for adding within fourteen (14) days on receipt of such list; and
(3)	obtain approval of the Operating Committee. Such list shall thereafter be maintained by the Operator. The Operating Committee may add to or delete vendors from such list.

APPENDIX-G

PERFORMA OF BANK GUARANTEE TO BE PROVIDED
PURSUANT TO ARTICLE 29

1. In consideration of Government of India (hereinafter referred to as “Government”) having entered into a Production Sharing Contract for the block ________dated ________ (hereinafter referred to as “Contract”, which expression shall include all the amendments agreed to between the Government and the Contractor, thereto), with M/s __________________ having its registered office at _____________ (hereinafter referred to as ___________, which expression unless repugnant to the context or meaning thereof include all its successors, administrators, executors and assigns), which is a constituent of the Contractor, and the Government have agreed that the ____________ Company shall furnish to Government a bank guarantee (hereinafter referred to as “Guarantee”) towards its obligations as provided in the Contract for US$(for Foreign Companies)/US$ equivalent in Indian Rupees (for Indian Companies) for the performance of its obligations under the Contract.

2.
We __________(name of the Bank) registered under the Law of __________ and having its registered office at _____________ (hereinafter referred to as “the Bank”, which expression shall unless repugnant to the context or meaning thereof includes all its successors, administrators, executors and assigns) do hereby guarantee and undertake to pay immediately on the fist demand in writing and any/all money(s) to the extent of Indian Rupees/US$ _______(in figures) and (Indian Rupees/US$ ______ in words) without any demur, reservation, contest or protest and/or without any reference to the Company. Any such demand made by Government on the Bank by serving a written notice shall be conclusive and binding, without any proof, on the Bank as regards the amount due and payable, notwithstanding any dispute(s) pending before any court, tribunal, arbitrator, sole expert, conciliator or any other authority and/or any other matter or thing whatsoever, as liability under these presents being absolute and unequivocal. We agree that the Guarantee herein contained shall be irrevocable and shall continue to be enforceable until it is discharged by Government in writing. This Guarantee shall not be determined, discharged or affected by the liquidation, winding up, dissolution or insolvency of the Contractor and shall remain valid, binding and operative against the Bank.

3. The Bank also agree that Government at its option shall be entitled to enforce this Guarantee against the Bank as a principal debtor, in the first instance, without proceeding against the __________ Company and notwithstanding any security or other guarantee that Government may have in relation to the ____________ Company’s liabilities.

4. The Bank further agree that Government shall have fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the terms and conditions of the said Contract or to extend time of performance by the said __________ Company from time to time or to postpone for any time or from time to time exercise of any of the powers vested in Government against the said ___________ Company and to forebear or enforce any of the terms and conditions relating to the said Contract and we shall not be relieved from our liability by reason of any such variation, or extension being granted to the said __________ Company or for any forbearance, act or omission on the part of Government or any indulgence by Government to the said ___________ Company or any such matter or thing whatsoever which under the law relating to sureties would, but for this provision, have effect of so relieving us.

5. The Bank further agree that the Guarantee herein contained shall remain in full force during the period that is taken for the performance of the Contract and all dues of Government under or by virtue of this Contract have been fully paid and its claim satisfied or discharged or till Government discharges this Guarantee in writing, whichever is earlier.

6. This Guarantee shall not be discharged by any change in our constitution, in the constitution of _________ Company or that of the Contractor.

7. The Bank confirm that this Guarantee has been issued with observance of appropriate laws of the country of issue.

8. The Bank also agree that this Guarantee shall be governed and construed in accordance with Indian Laws and subject to the exclusive jurisdiction of Indian courts at _________, India.

9. Notwithstanding any thing contained herein above, our liabilities under this Guarantee is limited to Indian Rupees/US$ ____________(in figures) Indian Rupees/US$ _______________ (in words) and our Guarantee shall remain in force upto and including sixty (60) days after the expiry date/extended date. Any claim under this Guarantee must be received before the expiry of sixty (60) days or before the expiry of sixty (60) days from the extended date if any. If no such claim has been received by us within sixty (60) days after the said date/extended date the Government’s right under this will cease. However, if such a claim has been received by us within and upto sixty (60) days after the said date/extended date, all the Government’s rights under this Guarantee shall be valid and shall not cease until we have satisfied that claim.

In witness whereof, the Bank through its authorised officers has set its hand and stamp on this _______ day of __________ 200_ at ______________.

The seal of___________________ was hereto duly affixed by______________ this__________ day of ___________200_ in accordance with its bye-laws and this Guarantee was duly signed by_________________ and ________________ as required by the said bye-laws.

________________________ ________________________
    Secretary     President & Director

Witness:

Appendix H
Cost Estimates

Appendix-H

COST ESTIMATES FOR DRILLING WELLS FOR PHASE - I

	Block		RJ-ONN-2004/2		
	Well No.		2000m(1), 2200m(2)		
	Well Depth				
	Water Depth		-		
	Rig Type		AC-SCR-1200		
	No. of Days		60 x 3 = 180 days		
Sl. No.	**Description**	**Unit**	**Qty.**	**Unit Rate (Rs.)**	**Total Cost (M USD)**
1.	Location/Site Survey/Civil Work Cost	Per well	3	30.0 L	0.2
2.	Rig Mobilization	Lumpsum		75.0	0.25
3.	.Inter Location movement charges	Lumpsum		22.0 L	0.08
4.	Rig Hire Rate	Day		4.75 L	1.90
5.	Rig Demobilization	Lumpsum		-	-
6.	Manpower (Drilling, Geology, etc.)	Day		20000/-	0.08
7.	Cementing	-		-	-
	- Services	Month		4.5 L	0.06
	-Material	Per Well		30.0 L	0.20
8.	Logging	Per Well		70.0 L	0.46
9.	Mud Engineering	-		-	-
	- Services	Month		4.5 L	0.06
	- Material	Per Well		30.0 L	0.20
10.	Mud Logging	Day		20000/-	0.08
11.	Air Logistics	Month		-	-
12.	OSV Logistics	Day/boat		-	-
13.	Land Logistics	Month		4.5 L	0.06
14.	MWD/LWD Services	Day		-	-
15.	Directional Drilling Services	Day		-	-
16.	Coring Services	Day		5.0 L	0.15
17.	Well-Head Services	Day		-	-
18.	Casing	-		-	-
	- Running Services	Day		50000/-	0.06
	- Materials	Per Well		50.0 L	0.33
19.	Bits	Per Well		50.0 L	0.33
20.	Well Head / X-mas Tree	Per Well		50.0 L	0.33
21.	Water	Per Well/day		4000/-	0.03
22.	HSD/Lube Oil	Per Day		1.5 L	0.60
23.	DST Testing Services	Day		1.0 L	0.50
24.	Miscellaneous / other drilling expenses	Per Well		9.0 L	0.06
	TOTAL				6.0

NELP-V

Appendix H
Cost Estimates

Appendix-H

COST ESTIMATES FOR DRILLING WELLS FOR PHASE - I

	Block	RJ-ONN-2004/2			
	Well No.				
	Well Depth	2500m (9 wells)			
	Water Depth	-			
	Rig Type	AC-SCR-1200			
	No. of Days	60 x 9 = 540 days			
Sl. No.	**Description**	**Unit**	**Qty.**	**Unit Rate (Rs.)**	**Total Cost (M USD)**
1.	Location/Site Survey/Civil Work Cost	Per well	9	20.0 L	0.40
2.	Rig Mobilization	Lumpsum		75.0 L	0.17
3.	Inter Location movement charges	Lumpsum		45.0 L	0.10
4.	Rig Hire Rate	Day		4.75 L	5.70
5.	Rig Demobilization	Lumpsum			
6.	Manpower (Drilling, Geology, etc.)	Day		20000/-	0.24
7.	Cementing	-		-	-
	- Services	Month		4.5 L	0.18
	-Material	Per Well		30.0 L	0.60
8.	Logging	Per Well		45.0 L	0.90
9.	Mud Engineering	-		-	-
	- Services	Month		4.5 L	0.18
	- Material	Per Well		30.0 L	0.60
10.	Mud Logging	Day		20000/-	0.24
11.	Air Logistics	Month		-	-
12.	OSV Logistics	Day/boat		-	-
13.	Land Logistics	Month		4.5 L	0.18
14.	MWD/LWD Services	Day		-	-
15.	Directional Drilling Services	Day		-	-
16.	Coring Services	Day		5.0 L	0.39
17.	Well-Head Services	Day		-	-
18.	Casing	-		-	-
	- Running Services	Day		50000/-	0.20
	- Materials	Per Well		50.0 L	1.00
19.	Bits	Per Well		50.0 L	1.00
20.	Well Head / X-mas Tree	Per Well		50.0 L	1.00
21.	Water	Per Well/day		4000/-	0.05
22.	HSD/Lube Oil	Per Day		1.5 L	1.80
23.	DST Testing Services	Day		1.0 L	0.16
24.	Miscellaneous / other drilling expenses	Per Well		10.5 L	0.21
	TOTAL				15.3

NELP-V

Appendix H
Cost Estimates

Block Name : RJ-ONN-2004/2									
Items	Cost estimates for 2D API					Cost estimates for 3D API				
	Acq.	Proc.	Interp.	Reproc.	Spl.Proc.	Acq.	Proc.	Interp.	Reproc.	Spl.Proc.
Quantum LKM/SqKM	250	250	250	463		700	700	700	-	250
Tech. Specs. In Brief					-					
Basic Rate for LKM/SqKM	6500	300	150	320	-	22000	400	200		300
Mob-Demob	230000	-	-	-	-	530000				
Stand by day rates	200(30)	-	-	-	-	500(100)				
Infill rates	-	-	-	-	-	250(700)				
Others (Compensation etc.)	100(250)					500(700)				
Total Cost (US $) Million	2.0M			0.15		17.0				

Note:* - Tech. specs will be decided after experimental shooting/Test processing
@ - Included in the basic rate

RJ-ONN-2004/2
02-03-07

Appendix H
Cost Estimates

RJ-ONN-2004/2
02-03-07
Strictly Confidential

VI. CONTRACT FEATURES

(a) CONTRACT EXPLORATION PHASES:

Sl. No.	Phase	No. of Years
i)	Phase-I	4 years
ii)	Phase-II	3 years
Total Exploration Period		**7 years**

Note : Mandatory Work Programme against this Block (as per Table on page 8 of NIO) is committed to be carried out in Phase-I.

(b) MINIMUM WORK OBLIGATION IN EACH PHASE:

Sl. No.	Phase-I	Physical Quantity	Estimated expenditure
(I)	SEISMIC		
	SEISMIC		
	a) 3-D (API) in sq. kms.	700	17.0
	b) 2-D (API) in LKM	250	2.0
(II)	c) Reprocessing LKM	463	0.15
(III)	Gravity-Magnetic (API) in stations/LKM (in case of LKM, no. of stations/LKM must be indicated)	2500 Stns	0.25
	Any other surveys (API) (Geochemical surveys)	500 samples	0.05

Sl. No.	Phase-I				Physical Quantity	Estimated expenditure MM US $
*(IV)	Exploratory Drilling (Drilling Depth to be indicated from sea bed). In case not indicated, a drilling depth of 1500 to metres will be assumed)					
Water Depth (in Meters)						
	401-1000	1001-1500	1501-2000	2001 & above		
(a) 1st well						
(b)2nd well						
(c) 3rd well						
(d) & so on						
Total Estimated Expenditure						
****(IV)**	Exploratory Drilling (Depth of each well in meters)					
Well	Drilling Depth (in meters)					
(a) 1st well	**2000 m or Basement**				1	2.0
(b) 2nd well	**2200 m or Basement**				1	2.0
(c) 3rd well	**2200 m or Basement**				1	2.0
(d) & so on	**2500 m or Basement (9 wells)**				9	15.30
Total Estimated Expenditure					12	40.75

* applicable for deepwater blocks
** applicable for onland and shallow water blocks

OIL INDIA LIMITED \ NELP-VI 16 BLOCK: RJ-ONN-2004/2

Appendix H
Cost Estimates

RJ-ONN-2004/2
02-03-07

Strictly Confidential

Sl. No.	Phase-II	Physical Quantity	Estimated expenditure MM US $
(I) **	SEISMIC		
	a) 3-D (API) in sq. kms.		
	b) 2-D (API) in LKM		
	c) Reprocessing LKM		
(II)	Gravity-Magnetic (API) in stations/LKM (in case of LKM, no. of stations/LKM must be indicated)		
(III)	Any other surveys (API) (Geochemical surveys)		

Sl. No.	Phase-II				Physical Quantity	Estimated expenditure
*(IV)	Exploratory Drilling (Drilling Depth to be indicated from sea bed). In case not indicated, a drilling depth of 1500 to metres will be assumed)					
Water Depth (in Meters)						
	401-1000	1001-1500	1501-2000	2001 & above		
(a) 1st well						
(b)2nd well						
(c) 3rd well						
(d) & so on						
Total Estimated Expenditure						
**(IV)	Exploratory Drilling (Depth of each well in meters)					
Well	Drilling Depth (in meters)					
(a) 1st well	[illegible]500				1	2.5
(b) 2nd well						
© 3rd well						
(d) & so on						
Total Estimated Expenditure					1	2.5

* applicable for deepwater blocks

** applicable for onland and shallow water blocks

OIL INDIA LIMITED \ NELP-VI 17 BLOCK: RJ-ONN-2004/2